     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 2000


                                                      REGISTRATION NO. 000-29619
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO
                                    FORM 10
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(B) OR (G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                            KIEWIT MATERIALS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          1400                         47-0819021
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
      OF INCORPORATION OR         CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)
         ORGANIZATION)

                            ------------------------

              KIEWIT PLAZA, OMAHA, NEBRASKA 68131, (402) 536-3661
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             MARK E. BELMONT, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                  KIEWIT PLAZA
                             OMAHA, NEBRASKA 68131
                                 (402) 536-3661
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                WITH A COPY TO:
                            JOHN S. D'ALIMONTE, ESQ.
                            WILLKIE FARR & GALLAGHER
                               787 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 728-8000

                            ------------------------

     SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:  NONE

                                                             NAME OF EACH EXCHANGE ON WHICH EACH CLASS
       TITLE OF EACH CLASS TO BE SO REGISTERED                          IS TO BE REGISTERED
       ---------------------------------------               -----------------------------------------

     SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                                (TITLE OF CLASS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            KIEWIT MATERIALS COMPANY

               INFORMATION INCLUDED IN INFORMATION STATEMENT AND
         INCORPORATED IN REGISTRATION STATEMENT ON FORM 10 BY REFERENCE

    CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

ITEM NO.                     ITEM CAPTION                         LOCATION IN INFORMATION STATEMENT
--------                     ------------                         ---------------------------------
   1.      Business........................................  "Summary"; "Management's Discussion and
                                                             Analysis of Financial Condition and Results
                                                             of Operations"; and "Business."

   2.      Financial Information...........................  "Selected Historical and Pro Forma
                                                             Financial Data"; "Management's Discussion
                                                             and Analysis of Financial Condition and
                                                             Results of Operations"; "Index to Materials
                                                             Financial Statements"; "Index to Pacific
                                                             Rock Products and River City Machinery
                                                             Financial Statements"; and "Index to Pro
                                                             Forma Information."

   3.      Properties......................................  "Business."

   4.      Security Ownership of Certain Beneficial Owners
           and Management..................................  "Security Ownership of Materials Common
                                                             Stock By Certain Beneficial Owners,
                                                             Directors and Executive Officers of
                                                             Materials."

   5.      Directors and Executive Officers................  "Management."

   6.      Executive Compensation..........................  "Executive Compensation."

   7.      Certain Relationships and Related
           Transactions....................................  "Summary;" "Relationship Between Materials
                                                             and Kiewit"; and "Certain Relationships and
                                                             Related Transactions."

   8.      Legal Proceedings...............................  "Business."

   9.      Market Price of and Dividends on the
           Registrant's Securities to be Registered........  "Selected Historical and Pro Forma
                                                             Financial Data" and "Description of Capital
                                                             Stock."

  10.      Recent Sales of Unregistered Securities.........  Not Applicable

  11.      Description of Registrant's Securities to be
           Registered......................................  "Description of Capital Stock."

  12.      Indemnification of Directors and Officers.......  "Description of Capital Stock."


ITEM NO.                     ITEM CAPTION                         LOCATION IN INFORMATION STATEMENT
--------                     ------------                         ---------------------------------
  13.      Financial Statements and Supplementary Data.....  "Selected Historical and Pro Forma
                                                             Financial Data Financial Data";
                                                             "Management's Discussion and Analysis of
                                                             Financial Condition and Results of
                                                             Operations"; "Index to Materials Financial
                                                             Statements"; "Index to Pacific Rock
                                                             Products and River City Machinery Financial
                                                             Statements" and "Index to Pro Forma
                                                             Information."

  14.      Changes in and Disagreements with Accountant on
           Accounting and Financial Disclosure.............  Not Applicable

  15.      Financial Statements and Exhibits...............  "Materials Financial Statements"; "Pacific
                                                             Rock Products and River City Machinery
                                                             Financial Statements"; "Pro Forma Financial
                                                             Information" and "Exhibit List."

                        [PETER KIEWIT SONS', INC. LOGO]

                            PETER KIEWIT SONS', INC.
                                  KIEWIT PLAZA
                             OMAHA, NEBRASKA 68131
                                 (402) 342-2052

                                                                          , 2000

Dear Kiewit Stockholder:

     After careful consideration, the board of directors of Peter Kiewit Sons', Inc. has decided to separate its construction business and its materials business into two separate, independent companies in a spin-off that is intended to be tax-free for U. S. federal income tax purposes. To effect the spin-off, Kiewit is distributing shares of common stock of its formerly wholly owned subsidiary, Kiewit Materials Company, to Kiewit stockholders.

     Prior to the spin-off, Kiewit gave Materials employees holding Kiewit common stock the opportunity to exchange their shares of Kiewit common stock for
shares of Materials common stock at an exchange ratio of   Materials shares for
each share of Kiewit common stock tendered in the share exchange. Kiewit also offered the holders of its outstanding convertible debentures the opportunity to exchange their Kiewit debentures for: (1) Materials debentures convertible into shares of Materials common stock; or (2) both shares of Materials common stock and new reduced principal amount Kiewit debentures convertible into shares of Kiewit common stock. The remaining shares of Materials common stock held by Kiewit after the share exchange and the debenture exchange offer are being distributed as a dividend on a pro rata basis to holders of Kiewit common stock in the spin-off.

     Holders of Kiewit common stock as of           , 2000 will receive one
share of Materials common stock for each share of Kiewit common stock held on that date. The IRS has ruled that the spin-off will be tax-free to stockholders for U.S. federal income tax purposes. However, you should refer to pages 14-17 for a detailed review of the tax consequences of the spin-off.

     Following the completion of the spin-off, Materials will own and operate Kiewit's materials business. Christopher J. Murphy will be the Chief Executive Officer and President of Materials.

     The enclosed information statement explains the proposed spin-off in greater detail and provides financial and other important information regarding Materials. We urge you to read it carefully. Kiewit stockholders are not required to take any action to participate in the spin-off.

     We are enthusiastic about the spin-off and look forward to the future success of Kiewit and Materials as highly focused, independent companies.

                                          Sincerely,

                                          Kenneth E. Stinson
                                          Chairman of the Board and President

                  SUBJECT TO COMPLETION, DATED AUGUST 8, 2000


                             INFORMATION STATEMENT

                            KIEWIT MATERIALS COMPANY

     This information statement relates to the pro rata distribution by Peter
Kiewit Sons', Inc. of           shares of common stock of its subsidiary, Kiewit
Materials Company. These shares are all of the shares of Materials held by Kiewit on the date of this information statement and represent % of the issued and outstanding shares of Materials common stock. The distribution will effect the spin-off of Materials. Kiewit will make the distribution to record holders
of Kiewit common stock as of           , 2000, the record date. In the spin-off,
Kiewit stockholders will receive one share of Materials common stock for each share of Kiewit common stock held on the record date. If you are a record holder of Kiewit common stock on the record date, your shares of Materials common stock will be distributed automatically. You do not need to take any further action.
Currently, we expect the spin-off to occur on or about           , 2000.

                            ------------------------

     The Materials common stock to be issued in the spin-off will not be listed on any national securities exchange or quoted on the Nasdaq National Market and will be subject to substantial transfer restrictions.

     We strongly urge you to read and consider carefully this information statement in its entirety, including the matters referred to under "Risk Factors" beginning at page 7.

     Stockholder approval is not required for the spin-off or any of the other transactions described in this information statement. We are not asking you for a proxy and we request that you do not send us one.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THE MATERIALS COMMON STOCK TO BE DISTRIBUTED IN THE SPIN-OFF OR DETERMINED IF THIS INFORMATION STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This information statement is dated                , 2000 and is first
being mailed to stockholders on or about                , 2000.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS.......................................     1
SUMMARY.....................................................     4
  Kiewit Materials Company..................................     4
  The Spin-off..............................................     4
RISK FACTORS................................................     7
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.............    11
THE SPIN-OFF................................................    12
  Background and Reasons for the Spin-off and Related
     Transactions...........................................    12
  Description of the Spin-off...............................    13
  No Appraisal Rights.......................................    13
  The Share Exchange........................................    13
  The Debenture Exchange Offer..............................    14
  Dividend Policies.........................................    14
  Material U.S. Federal Income Tax Consequences.............    14
  Material Canadian Federal Income Tax Consequences.........    16
  Nebraska Tax Letter.......................................    17
  Capital Contribution to Materials.........................    17
  Accounting Treatment......................................    17
  Trading Market and Transfer Restrictions..................    17
RELATIONSHIP BETWEEN MATERIALS AND KIEWIT...................    19
  Separation Agreement......................................    19
  Tax Sharing Agreement.....................................    19
  Arrangements for Canadian Holders of Kiewit Common
     Stock..................................................    20
  Other.....................................................    20
  Dividend Policy...........................................    20
  Effect of the Spin-off on the Formula Price of Kiewit
     Common Stock...........................................    20
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA............    22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    23
BUSINESS....................................................    28
  Industry Background/Market Overview.......................    29
  Business Strategy.........................................    31
  Operations and Properties.................................    32
  Reserves..................................................    33
  Products..................................................    34
  Customers.................................................    34
  Competition...............................................    34
  Employees.................................................    34
  Governmental and Environmental Regulation.................    35
  Legal Proceedings.........................................    35

                                                              PAGE
                                                              ----
MANAGEMENT..................................................    36
  Senior Management and Directors...........................    36
  Other Key Personnel.......................................    36
  Committees................................................    38
EXECUTIVE COMPENSATION......................................    39
  Summary Compensation Table................................    39
  Director Compensation.....................................    39
  Other Compensation and Equity Programs....................    39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    40
SECURITY OWNERSHIP OF MATERIALS COMMON STOCK BY CERTAIN
  BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF
  MATERIALS.................................................    41
DESCRIPTION OF CAPITAL STOCK................................    42
  Authorized and Outstanding Capital Stock..................    42
  Voting Rights.............................................    42
  Repurchase Rights.........................................    42
  Liquidation Rights........................................    43
  Formula Price.............................................    43
  Ownership and Transfer Restrictions.......................    43
  Listing...................................................    44
  Limitation on Directors' Liability........................    44
  Preferred Stock...........................................    44
  Stockholder Consent.......................................    44
  Stockholders' Meetings....................................    44
EXPERTS.....................................................    45
WHERE YOU CAN FIND MORE INFORMATION.........................    45
INDEX TO KIEWIT MATERIALS COMPANY AND SUBSIDIARIES FINANCIAL
  STATEMENTS................................................   F-1
INDEX TO PACIFIC ROCK PRODUCTS AND RIVER CITY MACHINERY
  FINANCIAL STATEMENTS......................................  F-29
INDEX TO PRO FORMA INFORMATION..............................  F-40

                             QUESTIONS AND ANSWERS

Q:  WHAT IS THE SPIN-OFF?

A: The board of directors of Peter Kiewit Sons', Inc. has decided to separate its construction business and its materials business into two separate, independent companies in a spin-off that is intended to be tax free for U.S. federal income tax purposes. To effect the spin-off, Kiewit is distributing shares of common stock of its formerly wholly owned subsidiary, Kiewit Materials Company, to Kiewit stockholders.

    Kiewit currently owns           shares of Materials common stock,
    representing      % of the issued and outstanding shares of Materials common stock on the date of this information statement. In the spin-off, Kiewit will distribute all of its Materials common stock to Kiewit stockholders of
    record as of             , 2000, the record date. On             , 2000,
    Kiewit will distribute the Materials common stock as a dividend to Kiewit's stockholders on a pro-rata basis. Materials will then begin to operate as a separate, independent company. Upon completion of the spin-off, you will own shares in two separate, independent companies, Kiewit and Materials.

Q:  WHY HAS KIEWIT DECIDED TO SEPARATE MATERIALS FROM KIEWIT?

A: The board of directors and management of Kiewit have concluded that separation of its materials business and its construction business by means of a spin-off is in the best interests of Kiewit and Kiewit's stockholders. In reaching this conclusion, Kiewit's board of directors and management considered that, as a result of the spin-off, the debenture exchange offer and the share exchange:

    - the senior management of Materials will acquire a larger, direct interest in the materials business that reflects solely the performance of Materials;

    - Materials employees will acquire a larger, direct interest in the materials business, which the Kiewit board of directors believes is essential to Materials' ability to better retain, attract, and motivate its employees; and

    - Materials should improve its ability to make sales to, and secure contracts from, unrelated construction businesses that have concerns about doing business with Materials while it is owned and controlled by a direct competitor.

Q:  WHAT IS THE SHARE EXCHANGE?

A: In the share exchange, Kiewit gave Kiewit stockholders who are Materials employees the opportunity, prior to the spin-off, to exchange their shares of Kiewit common stock for shares of Materials common stock with an equal aggregate formula price.

    In the share exchange, Materials employees collectively exchanged   shares
    of their Kiewit common stock, representing   % of the shares of Kiewit
    common stock collectively owned by them and % of the total issued and outstanding Kiewit common stock. For each Kiewit share tendered, Materials employees received shares of Materials common stock. Materials employees
    who participated in the share exchange collectively received   shares of
    Materials common stock, representing   % of the issued and outstanding
    Materials common stock on             , 2000.

Q:  WHAT IS THE DEBENTURE EXCHANGE OFFER?

A: In the debenture exchange offer, Kiewit gave the holders of its outstanding convertible debentures the opportunity, prior to the spin-off, to exchange their Kiewit debentures for:

    - Materials debentures convertible into shares of Materials common stock; or

    - both shares of Materials common stock and new reduced principal amount Kiewit debentures convertible into shares of Kiewit common stock.

    In the debenture exchange offer, Kiewit debentureholders collectively exchanged $ principal amount outstanding Kiewit debentures for:

    - $     principal amount Materials convertible debentures; and

    - both      shares of Materials common stock and $     principal amount new
      Kiewit debentures.

Q:  WHAT WILL MATERIALS AND KIEWIT LOOK LIKE AFTER THE SPIN-OFF?

A: Materials will own 100% of the shares of the subsidiaries which comprise its materials business. Kiewit will hold 100% of the shares of Kiewit Construction Group Inc., which holds all of the stock of Kiewit's subsidiaries which comprise the construction business.

Q:  WHAT WILL I RECEIVE IN THE SPIN-OFF?

A: You will receive one share of Materials common stock for each share of Kiewit common stock that you own on the record date. Materials will have only one class of stock which is entitled to one vote per share. After the spin-off, you will also continue to own your shares of Kiewit common stock.

Q:  WHAT IS "FORMULA PRICE"?

A: The formula price of Materials common stock is the per share price at which Materials will buy shares of its common stock and is based on the adjusted book value of Materials at the end of the previous year less the amount of declared dividends during the current year. In addition to any adjustments for declared dividends during the current year, the initial formula price for Materials common stock is also adjusted for the amount of any capital contributions made by Kiewit to Materials during fiscal year 2000 prior to the spin-off, other than amounts contributed in connection with the debenture exchange offer.

Q:  WHAT DO I HAVE TO DO TO PARTICIPATE IN THE SPIN-OFF?

A: Nothing. No proxy or vote is necessary for the spin-off or the other transactions described in this information statement to occur. You do not need to, and should not, mail in any certificates of Kiewit common stock to receive shares of Materials common stock in the spin-off.

Q:  HOW WILL KIEWIT DISTRIBUTE MATERIALS COMMON STOCK?

A:  On or about             , 2000, Kiewit will mail stock certificates
    representing one share of Materials common stock for each share of Kiewit common stock you own as of the record date.

Q:  WILL MATERIALS COMMON STOCK BE LISTED ON AN EXCHANGE?

A: The Materials common stock to be distributed in the spin-off will not be listed on any national securities exchange or quoted on the Nasdaq National Market.

Q:  TO WHOM WILL I BE ABLE TO TRANSFER MY SHARES OF MATERIALS COMMON STOCK?

A: The Materials common stock will be subject to substantial transfer restrictions. Specifically, holders of Materials common stock will be prohibited from transferring the Materials common stock in any manner except in a sale to Materials or in a transfer for estate planning purposes that meets specified requirements. Upon the death of a Materials stockholder, the shares of Materials common stock owned by the deceased stockholder will be permitted to be transferred to his or her estate, provided that the shares transferred to the transferee will be subject to the same transfer restrictions. However, unlike Kiewit common stock, Materials stockholders will not be required to sell their Materials common stock back to Materials upon their retirement or other termination of their employment with Materials or Kiewit, as the case may be. All transfer restrictions may be terminated by the Materials board at any time.


    Holders of Materials common stock are permitted to pledge their common stock for loans in connection with the ownership of their common stock. For a more detailed description of the transfer restrictions on Materials common stock, see page 43.

Q:  HOW CAN I SELL SHARES OF MATERIALS COMMON STOCK TO MATERIALS?

A: At any time on or prior to the 15th day of any calendar month, you may offer to sell all or part of your Materials common stock to Materials at the formula price in effect at that time. Materials will generally be required to accept the offer within 10 days of receipt of the offer.

    Materials' repurchase obligations may be terminated by Materials' board of directors at any time. However, the board shall not have that authority unless it has also determined that the Materials common stock is publicly traded.

Q:  WILL MATERIALS PAY DIVIDENDS ON SHARES OF MATERIALS COMMON STOCK?

A: Materials does not currently intend to pay cash dividends on the Materials common stock. For a more detailed discussion of Materials' dividend policy, see "We have no current intention to pay dividends" on page 7.

Q:  WILL KIEWIT CONTINUE TO PAY DIVIDENDS ON SHARES OF KIEWIT COMMON STOCK?

A: Kiewit intends to continue its current dividend policy of paying a regular cash dividend on its common stock based upon a percentage of the prior year's earnings from operations, with any special cash dividends to be based on earnings from unusual or non-recurring events.

Q:  HOW WILL MATERIALS FINANCE ITS ACTIVITIES AFTER THE SPIN-OFF?

A: Materials intends to finance its current activities through existing resources and internally generated funds. To the extent that such amounts are not sufficient, Materials anticipates that it would seek external financing to fund any shortfalls.

Q:  WHOM SHOULD I CALL WITH QUESTIONS ABOUT THE SPIN-OFF?

A: Prior to the spin-off, stockholders of Kiewit with inquiries relating to the spin-off should contact:

           Douglas A. Obermier
           Stock Registrar
           Peter Kiewit Sons', Inc.
           Kiewit Plaza
           Omaha, Nebraska 68131
           (402) 342-2052

     After the spin-off, stockholders of Materials with inquiries relating to their investment in Materials common stock should contact:

           Mark E. Belmont
           Vice President, General Counsel
           and Secretary
           Kiewit Materials Company
           Kiewit Plaza
           Omaha, Nebraska 68131
           (402) 536-3661

                                    SUMMARY


     This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To understand the spin-off fully, you should read carefully this entire information statement and the documents to which we have referred you. See "Where You Can Find More Information" on page 45.


KIEWIT MATERIALS COMPANY


     Kiewit Materials Company, a formerly wholly owned subsidiary of Kiewit, together with its subsidiaries, operates ready mix, asphalt and aggregates operations in Arizona, Washington, Oregon, California, Wyoming, Nebraska, Utah and New Mexico. Materials was incorporated under the laws of Delaware on February 2, 1999. Our principal executive offices are located at Kiewit Plaza, Omaha, Nebraska 68131, and our telephone number is (402) 536-3661.


     Our objective is to continue growing our businesses utilizing a four-part business strategy. First, we plan to continue to build value in markets currently served. Second, we plan to expand our presence in existing markets through cash or debt-financed acquisitions. Third, we intend to enter, via cash or debt-financed acquisitions, new high-growth potential markets. Finally, we will seek to acquire and develop additional strategic aggregate reserves in selected markets.

THE SPIN-OFF

     The board of directors of Kiewit has decided to separate its construction business and its materials business into two separate, independent companies in a spin-off that is intended to be tax free for U.S. federal income tax purposes. To effect the spin-off, Kiewit is distributing shares of common stock of its formerly wholly owned subsidiary, Materials, to Kiewit stockholders.

     Kiewit currently owns      shares of Materials common stock, representing
     % of the issued and outstanding shares of Materials common stock on the date of this information statement. In the spin-off, Kiewit will distribute all of its Materials common stock to Kiewit's stockholders of record as of
          , 2000, the record date. On           , 2000, Kiewit will distribute
the Materials common stock as a dividend to Kiewit's stockholders on a pro rata basis. Materials will then begin to operate as a separate, independent company. Upon completion of the spin-off, you will own shares in two separate, independent companies, Kiewit and Materials.

  The Share Exchange

     In the share exchange, Kiewit offered Kiewit stockholders who are Materials employees the opportunity, prior to the spin-off, to exchange their shares of Kiewit common stock for shares of Materials common stock with an equal aggregate formula price.

     In the share exchange, Materials employees collectively exchanged
shares of their Kiewit common stock, representing      % of the shares of Kiewit
common stock collectively owned by them and      % of the total issued and
outstanding Kiewit common stock. For each Kiewit share tendered, Materials
employees received      shares of Materials common stock. Materials employees
who participated in the share exchange collectively received      shares of
Materials common stock, representing      % of the issued and outstanding
Materials common stock on             , 2000.

  The Debenture Exchange Offer

     In the debenture exchange offer, Kiewit offered holders of its outstanding convertible debentures the opportunity, prior to the spin-off, to exchange their Kiewit debentures for:

     - Materials debentures convertible into shares of Materials common stock;
       or

     - both shares of Materials common stock and new reduced principal amount Kiewit debentures convertible into shares of Kiewit common stock.

     In the debenture exchange offer, Kiewit debentureholders collectively
exchanged $          principal amount outstanding Kiewit debentures for:

     - $          principal amount Materials convertible debentures; and

     - both      shares of Materials common stock and $          principal
       amount new Kiewit debentures.

  Primary Purposes

     The board of directors and management of Kiewit have concluded that separation of its materials business and its construction business by means of a spin-off is in the best interests of Kiewit and Kiewit's stockholders. In reaching this conclusion, Kiewit's board of directors and management considered that, as a result of the spin-off, the share exchange and the debenture exchange offer:

     - the senior management of Materials will acquire a larger, direct interest in the materials business that reflects solely the performance of Materials;

     - Materials employees will acquire a larger, direct interest in the materials business, which the Kiewit board of directors believes is essential to Materials' ability to better retain, attract, and motivate its employees; and

     - Materials should improve its ability to make sales to, and secure contracts from, unrelated construction businesses that have concerns about doing business with Materials while it is owned and controlled by a direct competitor.

  Securities to be Distributed

     The           outstanding shares of common stock, par value $.01 per share, of Materials that are held by Kiewit will be distributed to Kiewit stockholders
of record as of                , 2000. After the spin-off, Materials will have
approximately           stockholders of record.

  Distribution Ratio

     You will receive one share of Materials common stock for each share of
Kiewit common stock that you own as of the close of business on                ,
2000.

  Distribution Date

     The distribution date is expected to be                , 2000.

  U.S. Federal Income Tax Consequences

     Kiewit has received a ruling from the Internal Revenue Service to the effect that, for United States federal income tax purposes, the distribution of Materials common stock in the spin-off will be tax-free to Kiewit and its stockholders. See "Material U.S. Federal Income Tax Consequences" on page 14.

  Canadian Federal Income Tax Consequences

     A holder of Kiewit common stock who is a resident of Canada for Canadian federal income tax purposes will be subject to tax on receipt of shares of Materials common stock in the spin-off. See "Material Canadian Federal Income Tax Consequences" on page 16.

  Risk Factors

     For a discussion of factors which may affect Materials' financial condition and results of operations and/or the value of its common stock, you should carefully consider the matters discussed under the section of this information statement entitled "Risk Factors."

  Relationship with Kiewit After the Spin-off

     After the spin-off, Kiewit and Materials will be separate, independent companies and Kiewit will not own any of Materials' common stock. Six of Materials' eight initial directors will also be Kiewit directors.

     Materials has entered into a separation agreement and a tax sharing agreement with Kiewit. The separation agreement contains, among other things, short-term arrangements relating to:

     - the lease of office space by Kiewit to Materials; and

     - the provision of administrative services by Kiewit to Materials.

     The tax sharing agreement generally defines Kiewit's and Materials' rights and obligations with respect to tax matters for periods ending prior to the spin-off.

     In addition, Kiewit may, in the ordinary course of business, purchase construction materials from Materials, although it is under no contractual obligation to do so.

                                  RISK FACTORS

     You should read and carefully consider each of the following factors, as well as the other information contained in or attached to this information statement, which may affect Materials' financial condition or results of operations and/or the value of its common stock. In addition, for a discussion of additional uncertainties associated with forward-looking statements in this information statement, please see "Forward-Looking Statements May Prove Inaccurate" on page 11.

WE HAVE NO CURRENT INTENTION TO PAY DIVIDENDS

     Our dividend policy following the spin-off will be determined by our board of directors. Under Delaware law and our restated certificate of incorporation, our board of directors will not be required to declare dividends on any class of our capital stock and will be free to adopt the dividend policy it deems appropriate and to change its dividend policy and practices from time to time. We do not anticipate paying cash dividends on our common stock.

     Kiewit intends to continue its current dividend policy of paying a regular cash dividend on its common stock based on a percentage of the prior year's earnings from operations, with any special cash dividends to be based on earnings from unusual or non-recurring events.

A DECREASE IN GOVERNMENT FUNDING OF HIGHWAY CONSTRUCTION AND MAINTENANCE AND OTHER INFRASTRUCTURE PROJECTS MAY REDUCE OUR SALES AND PROFITS

     A decrease or delay in government funding of highway construction and maintenance and other infrastructure projects could reduce our sales and profits. This is because many of the customers we serve and intend to serve in the future depend substantially on government funding of highway construction and maintenance and other infrastructure projects. Unlike some of our competitors, we operate in a limited number of states. As a result, we may be more vulnerable than our more geographically diverse competitors to decreases in state government highway spending in the states in which we operate.

BAD WEATHER IN OUR PEAK SEASON MAY RESULT IN LOWER SALES

     Poor weather during the months of April through November could result in lower sales of materials, which could reduce our net sales and profits. This is because sales of materials are highest during this period and poor weather conditions may reduce or delay highway construction and maintenance and other infrastructure projects. In the past, significant changes in weather conditions during this period have caused variations in demand for materials. In addition, because we are not as geographically diverse as some of our competitors, we may be more vulnerable than these competitors to poor weather conditions in the regions in which we operate.

GENERAL AND LOCAL ECONOMIC DOWNTURNS MAY RESULT IN DECREASED SALES AND PROFITS

     General economic downturns or localized downturns in regions where we have operations, including any downturns in the construction industry, could result in a decrease in sales and profits. A majority of our sales are to customers in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, such as the construction industry. Our business is principally located in the Pacific Northwest and the Southwest and is dependent upon the economies of those regions. Because our business is more geographically concentrated than some of our competitors, we may be more vulnerable to local economic conditions.

AN INCREASE IN THE PRICE OR DECREASE IN THE AVAILABILITY OF OIL MAY INCREASE THE PRICE OF ASPHALT, RESULTING IN LESS ASPHALT USE BY OUR CUSTOMERS

     A material rise in the price or a material decrease in the availability of oil could adversely affect our operating results. Federal, state and municipal government spending on roads is subject to appropriations by the particular government entity. Asphalt prices are positively correlated to the price of oil. Therefore, if there is a material rise in the price or a material decrease in the availability of oil, there will be a resulting increase in the cost of producing asphalt, which we would likely attempt to pass along to our customers. As a result of any price increase, our customers may use less asphalt, which would decrease our asphalt sales volumes. A material increase in the price or decrease in the availability of oil could also lead to higher gasoline costs which would also increase our operating costs. An increase in our operating costs could adversely affect our operating results if we cannot pass these increased costs through to our customers.

OUR SUCCESS DEPENDS SIGNIFICANTLY ON A LIMITED NUMBER OF KEY PERSONNEL

     We will be managed by a small number of executive officers, including Christopher J. Murphy, our Chief Executive Officer and President. The loss of any of our key personnel could have a material adverse effect on us. We believe that our future success will depend in large part on our ability to retain and attract highly skilled, knowledgeable, sophisticated and qualified personnel.

WE MAY INCUR SIGNIFICANT DEBT IN THE FUTURE WHICH COULD LIMIT OUR GROWTH AND OUR ABILITY TO RESPOND TO CHANGING CONDITIONS

     We may incur debt to fund acquisitions we may make as part of our growth strategy. The extent to which we incur debt, and the resulting restrictive and financial covenants that we may be subject to, will have important consequences to our stockholders. These include the following:

     - Our ability to use operating cash flows in other areas of our business might be limited because we would have to dedicate a substantial portion of these funds to pay interest;

     - We might be unable to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

     - Our ability to adjust to changing market conditions and our ability to withstand competition might be hampered by the amount of debt we owe; and

     - We might be more vulnerable in a market downturn or a recession than our competitors with less debt.

Future credit agreements that we may enter into may impose limitations on our ability to repurchase our shares of common stock.

ACQUISITIONS, WHICH ARE A PART OF OUR GROWTH STRATEGY, INVOLVE RISKS THAT COULD CAUSE OUR ACTUAL GROWTH OR OPERATING RESULTS TO DIFFER FROM OUR EXPECTATIONS


     We currently intend to grow in part through the acquisition of additional materials businesses in exchange for cash or debt securities. If we are not successful in integrating acquired businesses, we may have difficulty operating our business. We may have greater difficulty integrating acquired businesses and assets than our competitors because of our size and our rapid growth. We have completed thirteen business and asset acquisitions since 1992. Our future success may be limited because of unforeseen expenses, difficulties, complications, delays and other risks inherent in the integration of acquired businesses, including the following:


     - We may not be able to compete successfully for available acquisition candidates, complete future acquisitions, or accurately estimate the financial effect on our company of any businesses we acquire;

     - Future acquisitions may require us to spend significant amounts of cash;

     - We may have trouble integrating acquired businesses and retaining personnel;

     - We may ultimately fail to consummate an acquisition, even if we announce that we plan to acquire a company;

     - We may choose to acquire a company that is less profitable than we are or has lower profit margins than we do;

     - We may not be able to obtain the necessary financing, on favorable terms or at all, to finance one or more of our potential acquisitions;

     - Acquisitions may disrupt our business and distract our management from other responsibilities;

     - To the extent that any of the companies which we acquire fail, the growth of our business could be harmed; and

     - Future acquired companies may have unknown liabilities that could require us to spend significant amounts of additional capital.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY IN THE HIGHLY COMPETITIVE MATERIALS INDUSTRY

     The following factors specific to the materials industry may affect our business:

     - Transporting materials over even relatively short distances is costly in relation to the value of the delivered materials. Therefore, if we cannot maintain production sites close to our customers, our operating results may be adversely affected;

     - The cost and time involved in locating suitable mineral sources, obtaining proper permits and establishing operations can be significant and if we do not continue to be successful in these matters, we may lose growth opportunities and our operating results may be adversely affected;

     - We have significant investments in fixed locations in specific geographic areas. In the event one or more of our materials production sites loses business in its market, it could have a material adverse effect on our business, financial condition and results of operations;

     - It is possible that we will encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources; and

     - To the extent existing or future competitors seek to gain or retain market share by reducing prices, we may be required to lower our prices and rates, which would adversely affect our operating results.

OUR OPERATIONS ARE SUBJECT TO RISKS THAT MAY RESULT IN CLAIMS OF PERSONAL INJURY, PROPERTY DAMAGE OR OTHER LIABILITIES

     The drivers of our heavy delivery trucks are subject to traffic and other hazards associated with providing services on construction sites. Our plant personnel are subject to the hazards associated with moving and storing large quantities of heavy raw materials. Our operating hazards can cause personal injury and death, damage to or destruction of property and environmental damage. Our insurance coverage may not be adequate to cover all losses or liabilities we may incur in our operations, and we may not be able to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable. Our failure to maintain adequate insurance could have a material adverse effect on our business, financial position, results of operations and cash flows.

WE HAVE NO OPERATING HISTORY AS AN INDEPENDENT COMPANY

     We do not have an operating history as an independent company and have historically relied on Kiewit for various financial, administrative and managerial expertise relevant to operating as an independent company. After the spin-off, we will be responsible for obtaining or providing our own administrative functions. While we have been profitable as part of Kiewit, we cannot be certain that, as a stand-alone company, our future profits will be comparable to reported historical consolidated results before the spin-off. In addition, our credit rating may be lower than that of Kiewit.

ANTI-TAKEOVER PROVISIONS COULD DELAY A CHANGE IN OUR MANAGEMENT

     Our restated certificate of incorporation and by-laws contain provisions that could make it more difficult or even prevent a third party from acquiring us without the approval of our incumbent board of directors. These provisions, among other things:

     - divide our board of directors into three classes, with members of each class to be elected in staggered three-year terms;

     - prohibit stockholder action by written consent in place of a meeting;

     - limit the right of stockholders to call special meetings of stockholders;

     - impose significant transfer restrictions on our common stock;

     - limit the right of stockholders to present proposals or nominate directors for election at annual meetings of stockholders; and

     - authorize our board of directors to issue preferred stock in one or more series without any action on the part of stockholders.

     These provisions could significantly impede the ability of the holders of our common stock to change management.

OUR BOARD OF DIRECTORS MAY SUSPEND OR TERMINATE OUR OBLIGATION TO REPURCHASE SHARES OF OUR COMMON STOCK IN SPECIFIED CIRCUMSTANCES

     Holders of Materials common stock are generally permitted, at any time on or prior to the 15th day of any calendar month, to offer to sell all or part of their Materials common stock to Materials at the current formula price. We are generally required to accept the offer within 10 days of receipt of the offer.

     Our board of directors may suspend our duties to repurchase our common stock offered by a stockholder for up to one year upon the board's determination that our adjusted book value to be determined at the end of the current fiscal year is likely to be less than our adjusted book value determined at the end of the prior fiscal year, less dividends declared on Materials common stock since the prior fiscal year end.

     If more than 5% of the outstanding shares of Materials common stock has been tendered for repurchase in any fiscal year, our board has the right to decide to conserve our cash by temporarily halting our duty to repurchase our common stock for cash. In that event, payment will be in the form of interest-bearing promissory notes instead of cash.

     In addition, under Delaware law, we may not repurchase shares of our common stock if our capital is impaired or if the repurchase would impair our capital.

     Our repurchase obligations may be terminated by our board of directors at any time. However, the board shall not have that authority unless it has also determined that our common stock is publicly traded.

THE MATERIALS COMMON STOCK IS SUBJECT TO SUBSTANTIAL TRANSFER RESTRICTIONS

     Holders of Materials common stock are prohibited from transferring the common stock in any manner except in a sale to Materials and, with prior approval by the Materials board of directors, to certain authorized transferees of the holders.

     In the event that the Materials board of directors decides to conduct an initial public offering of the Materials common stock, officers and directors of Materials and stockholders owning one percent or more of the Materials common stock outstanding at the time of the offering will not be permitted to sell or otherwise transfer any shares held by them for a period of up to one hundred eighty days following the offering.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     Materials and Kiewit have made forward-looking statements in this information statement that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Materials and/or Kiewit. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that many factors, some of which are discussed elsewhere in this information statement, could affect the future financial results of Materials and/or Kiewit and could cause those results to differ materially from those expressed in our forward-looking statements contained in this information statement.

                                  THE SPIN-OFF

BACKGROUND AND REASONS FOR THE SPIN-OFF AND RELATED TRANSACTIONS

     The board of directors and management of Kiewit have determined that separation of the materials business and the construction business is in the best interests of Kiewit and Kiewit's stockholders. In reaching this conclusion, Kiewit's board of directors and management considered the factors discussed below.

  Key Materials Employees

     Kiewit's restated certificate of incorporation generally restricts ownership of Kiewit common stock to directors and employees of Kiewit and employees of its subsidiaries. Kiewit's policy of employee ownership originated many years ago as a way of attracting and motivating top-quality employees. Historically, Kiewit has maintained a relatively low salary structure and few retirement benefits for its key employees in relation to its competitors, instead choosing to motivate and reward its employees by linking their personal economic well-being to the performance and growth of Kiewit common stock.

     In recent years, as a result of Materials' acquisition strategy, the materials business has become an increasingly larger portion of Kiewit's overall business. However, since the price of Kiewit common stock reflects the performance of all of Kiewit's operations, it does not directly and distinctly reflect the results of operations of the materials business. Kiewit believes that Materials employees would be better motivated if there were a clearer connection between the results of their work and their economic rewards. This lack of connection between effort and reward is particularly pronounced for key employees of Materials, whose annual compensation, in keeping with Kiewit's core philosophy, is particularly low in relation to the value of their Kiewit common stock.

     Kiewit would like to provide Materials' key employees with a larger, more direct ownership stake in the materials business alone, undistorted by the economic returns of the construction services business. Kiewit believes that the future of the materials business depends to a large degree on the continued efforts of these individuals and that they will be much more and better motivated to promote its financial success if they hold an increased interest solely in the enterprise in which they are employed.

     By acquiring an increased equity interest in Materials, which will operate only the materials business, these employees' economic rewards will be tied much more closely and directly to their performance. Each of Materials' key employees exchanged all of his Kiewit common stock for Materials common stock in the share exchange. Accordingly, these employees' equity ownership changed from an
approximately      % aggregate interest in Kiewit as of             , 2000, to
an approximately      % aggregate interest in Materials.

  Increased Ownership for All Materials Employees

     The share exchange provided all Materials employees who owned Kiewit common stock, approximately 60 individuals (including key employees), with the opportunity to obtain a substantially larger, direct ownership interest in the materials business that is unaffected by the results of the construction business. Kiewit believes this increased correlation between these employees' work performance and their stock-based financial rewards is essential to Materials' ability to better retain, attract and motivate its employees broadly
as a group. Of the Materials employees who owned Kiewit common stock,      %
exchanged their Kiewit common stock for Materials common stock in the share exchange. Accordingly, these employees' equity ownership in Materials (including
the key employees) changed from an approximately      % aggregate interest in
Kiewit as of             , 2000, to an approximately      % aggregate interest
in Materials. This more closely aligns the economic interests of these Materials employees with Materials' interests and is expected to motivate these employees to work and compete more efficiently.

  Competition

     The management of Materials believes that there are potential customers who are reluctant to do business with Materials because of its existing relationship with Kiewit. These potential customers view the companies operating the construction business within Kiewit's affiliated group as their direct competitors. The perception that the materials business is owned and controlled by Kiewit has limited Materials' ability to obtain business from these potential customers. The managers of Materials believe that their ability to make sales to and secure contracts from unrelated construction businesses would be meaningfully improved if the materials business were separated from the construction business, so that no entity owning or operating the construction business would have control over or benefit economically from the materials business.

DESCRIPTION OF THE SPIN-OFF

     Kiewit will effect the spin-off on or about           , 2000 by
distributing all of the issued and outstanding shares of Materials common stock held by Kiewit to the record holders of Kiewit common stock on the record date
for the spin-off, which is           , 2000. In the spin-off, Kiewit will
distribute one share of Materials common stock to each record holder for each share of Kiewit common stock owned as of the record date by that holder. Shares of Materials common stock will be fully paid and nonassessable, and the holders of those shares will not be entitled to preemptive rights. For a further description of Materials common stock and the rights of its holders, see "Description of Capital Stock."

     Holders of Kiewit common stock are not required to pay cash or any other consideration, or take any other action to receive shares of Materials common stock in the spin-off.

NO APPRAISAL RIGHTS

     There are no appraisal rights in connection with the spin-off.

THE SHARE EXCHANGE

     In the share exchange, Kiewit gave Kiewit stockholders who are Materials employees the opportunity, prior to the spin-off, to exchange their shares of Kiewit common stock for shares of Materials common stock with an equal aggregate formula price.

     Kiewit's restated certificate of incorporation generally restricts ownership of Kiewit common stock to directors and employees of Kiewit and its subsidiaries. Following the completion of the spin-off, Materials employees will no longer be employed by Kiewit or a subsidiary of Kiewit and will no longer meet the requirements for owning Kiewit common stock. Therefore, they will be required to sell any shares of Kiewit common stock they then own back to Kiewit immediately following the spin-off.

     To provide Materials employees with a larger, more direct equity stake in the materials business and an alternative to having to sell their Kiewit common stock back to Kiewit for cash immediately following the spin-off, Kiewit offered Kiewit stockholders who are Materials employees the opportunity to exchange their shares of Kiewit common stock for shares of Materials common stock with an equal aggregate formula price.

     In the share exchange, Materials employees collectively exchanged   shares
of their Kiewit common stock, representing   % of the shares of Kiewit common
stock collectively owned by them and      % of the total issued and outstanding
Kiewit common stock. For each Kiewit share tendered, Materials employees
received   shares of Materials common stock. Materials employees who
participated in the share exchange collectively received   shares of Materials
common stock, representing   % of the issued and outstanding Materials common
stock on             , 2000.

THE DEBENTURE EXCHANGE OFFER

     Kiewit also offered the holders of its outstanding convertible debentures the opportunity to exchange their Kiewit debentures for:

     - Materials debentures convertible into shares of Materials common stock;
       or

     - both shares of Materials common stock and new reduced principal amount Kiewit debentures convertible into shares of Kiewit common stock.

     Each holder of Kiewit convertible debentures is a party to a repurchase agreement that requires that the debentures be sold to Kiewit on termination of the holder's employment with Kiewit or a subsidiary of Kiewit. Following the completion of the spin-off, Materials employees will no longer be employed by Kiewit or a subsidiary of Kiewit and will no longer meet the requirements for owning Kiewit debentures. Therefore, they will be required to sell any Kiewit debentures they then own back to Kiewit. The debenture exchange offer allowed debentureholders who are Materials employees the opportunity to acquire securities of their company and avoid having to sell any Kiewit debentures they own back to Kiewit immediately following the spin-off.

     Kiewit debentures do not contain provisions which would enable debentureholders who are Kiewit employees to participate in the distribution of shares of Materials common stock in the spin-off or which would adjust the conversion ratio of the outstanding Kiewit debentures to take into account the effect of the spin-off. Following the spin-off, the shares of Kiewit common stock issuable on conversion of the Kiewit debentures will have a lower aggregate formula price since the formula price for Kiewit common stock immediately after the spin-off will be reduced by the book value of Materials distributed as a dividend in the spin-off. The debenture exchange offer allowed debentureholders who are Kiewit employees the opportunity to participate in the spin-off by receiving Materials common stock and new reduced principal amount Kiewit debentures.

    In the debenture exchange offer, Kiewit debentureholders collectively exchanged $ principal amount outstanding Kiewit debentures for:

    - $     principal amount Materials convertible debentures; and

    - both      shares of Materials common stock and $     principal amount new
      Kiewit debentures.

DIVIDEND POLICIES

     Materials does not currently intend to pay cash dividends on the Materials common stock.

     Kiewit intends to continue its current dividend policy of paying a regular cash dividend on its common stock based on a percentage of the prior year's earnings from operations, with any special cash dividends to be based on earnings from unusual or non-recurring events.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material United States federal income tax consequences of the spin-off. The discussion which follows is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder and judicial and administrative interpretations of the Code and Treasury regulations, all as in effect on the date of this information statement, and is subject to any changes in these or other laws occurring after such date, possibly with retroactive effect. The discussion below is for general information only and does not address the effects of any state, local or foreign tax laws on the spin-off. The tax treatment of a holder of Kiewit common stock may vary depending on his or her particular situation, and some holders may be subject to special rules not discussed below. The discussion assumes that a holder of Kiewit common stock holds that stock as a capital asset and that the stock was not received, and will not be treated, as compensation. Except as set forth below, the following discussion does not address the tax consequences to a holder of Kiewit common stock that is a non-U.S. person. A non-U.S. person is
(1) an alien individual who
is not a resident of the United States, (2) a corporation or partnership that is not created or organized under the laws of the United States or of any state,
(3) an estate that is not subject to United States federal income tax on a net income basis, or (4) a trust the administration of which is not subject to primary supervision of a United States court or with respect to which no United States person has authority to control all substantial decisions.

     EACH HOLDER OF KIEWIT COMMON STOCK IS URGED TO CONSULT THE HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFF TO THE HOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

     Kiewit has received a private letter ruling from the Internal Revenue Service to the effect that the spin-off of Materials common stock will qualify as a transaction described in Sections 355(a) and 368(a)(1)(D) of the Code. The IRS ruling is based on current law and on representations as to factual matters made by, among others, Kiewit and Materials. Those representations, if incorrect in material respects, could jeopardize the conclusions reached in the IRS ruling. Neither Kiewit nor Materials is aware of any facts or circumstances that would cause any of those representations to be untrue or incorrect in any material respect.

     Based on the IRS ruling, the material United States federal income tax consequences expected to result from the distribution are as follows. No gain or loss will be recognized by Kiewit or Materials upon the distribution of Materials common stock. A holder of Kiewit common stock who receives shares of Materials common stock in the spin-off (1) will not recognize gain or loss as a result of the spin-off, (2) will have, immediately after the spin-off, a tax basis for the shares of Materials common stock received that equals a portion of that holder's tax basis in his or her Kiewit common stock immediately before the spin-off, allocated in proportion to the relative fair market values of the Kiewit common stock and the Materials common stock, and (3) will include in his or her holding period for the Materials common stock the period during which the holder held the Kiewit common stock with respect to which such Materials common stock was distributed.

     If the spin-off does not qualify as a tax-free transaction under Section 355 of the Code, then, among other consequences, (i) Kiewit would recognize gain equal to the amount by which the fair market value of the Materials common stock distributed exceeded Kiewit's adjusted tax basis therein, and (ii) each holder who received Materials common stock in the spin-off would be treated as having received a dividend which, for United States federal income tax purposes, would be taxable as ordinary income to the extent of Kiewit's available current and accumulated earnings and profits.

  Non-U.S. Persons

     Provided that the spin-off qualifies as a transaction described in Section 355 of the Code, the receipt in the spin-off of Materials common stock by a non-U.S. person will not be subject to withholding of United States federal income tax. If the spin-off does not qualify under Section 355, a non-U.S. person would be treated as having received a dividend which, except as described below, generally would be subject to withholding of United States federal income tax at a rate of 30% or (provided that certain certification requirements are met) a lower rate specified by an applicable income tax treaty. The United States federal income tax withholding rate on dividends paid to a non-U.S. person is limited to 15% under Article X of the Convention between the United States of America and Canada with respect to Taxes on Income and Capital, provided that the non-U.S. person is a resident of Canada within the meaning of the Canadian treaty and does not have a permanent establishment in the United States or perform independent personal services from a fixed base in the United States, in the meaning of the Canadian treaty, with respect to which permanent establishment or fixed base dividends on the Kiewit common stock are effectively connected. Under current Treasury regulations, Kiewit may presume that a holder with an address in a foreign country is a resident of that country in determining whether a particular tax treaty applies. If dividends on the Kiewit common stock are effectively connected with a trade or business of a non-U.S. person in the United States, the distribution of Materials common stock would be subject to United States federal income tax on a net income basis and not subject to the withholding described above. In addition, a 30% branch profits tax could apply to a holder that is a foreign corporation.

  Reporting Requirements

     Applicable Treasury regulations require that each holder of Kiewit common stock attach to his or her federal income tax return for the taxable year in which the holder receives the Materials common stock a statement indicating that
Section 355 of the Code applies to the spin-off. Kiewit will provide each holder with the information necessary to comply with this requirement.

     BECAUSE OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH HOLDER OF KIEWIT COMMON STOCK IS URGED TO CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE HOLDER OF THE SPIN-OFF, INCLUDING THE EFFECT OF UNITED STATES FEDERAL, STATE AND LOCAL, AND FOREIGN AND OTHER TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN SUCH LAWS.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material Canadian federal income tax consequences of the spin-off generally applicable under the Income Tax Act (Canada) to a holder of shares of Kiewit common stock who receives shares of Materials common stock in the spin-off. More particularly, it is applicable to a holder who, for purposes of the Act: (1) is a resident of Canada, (2) holds shares of Kiewit common stock and will hold the shares of Materials common stock as capital property, and (3) deals at arm's length with Kiewit.

     This summary does not apply to a financial institution within the meaning of section 142.2 of the Act or to a Canadian stockholder in respect of which Kiewit is a foreign affiliate within the meaning of the Act.

     This summary is based on the current provisions of the Act and the regulations under the Act, specific proposals to amend the Act or the regulations publicly announced by the Minister of Finance prior to the date of this information statement (except as set forth below) and an understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency, commonly referred to as the CCRA. Except for these tax proposals, this summary does not take into account or anticipate any proposed changes to the law or to the CCRA's administrative and assessing practices, whether by legislative, governmental or judicial actions.

     On June 22, 2000, the Canadian federal Minister of Finance released draft amendments to the Act with respect to the taxation of participating interests in a "foreign investment entity". This draft legislation, if enacted in its current form, will result in a significant adverse change in the Canadian income tax consequences of holding shares or rights to acquire shares of a non-resident entity which is classified as a "foreign investment entity," effective for taxation years that begin after December 31, 2000. It is not clear whether this draft legislation will be enacted in its current form and, therefore, Kiewit has not yet determined whether either Kiewit or Materials will be a foreign investment entity under the draft legislation. Accordingly, the following summary does not address the possible application of the draft legislation to holders of shares of Kiewit common stock or shares of Materials common stock.

     THE FOLLOWING DISCUSSION IS INTENDED TO BE A GENERAL DESCRIPTION OF THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES GENERALLY APPLICABLE TO A CANADIAN STOCKHOLDER BY REASON OF THE SPIN-OFF. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS BEING, LEGAL OR TAX ADVICE TO ANY PARTICULAR STOCKHOLDER. EACH CANADIAN STOCKHOLDER IS URGED TO CONSULT THE STOCKHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFF TO THAT HOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY PROVINCIAL, LOCAL OR FOREIGN LAWS AND OF CHANGES IN APPLICABLE LAWS, INCLUDING THE DRAFT LEGISLATION DESCRIBED ABOVE.

     In computing his or her income, a Canadian stockholder will be required to include an amount equal to the fair market value in Canadian dollars of the shares of Materials common stock received as a dividend in the spin-off. The dividend will not be eligible for the gross-up and dividend tax credit generally applicable to dividends received in respect of shares of taxable Canadian corporations. In addition, a Canadian stockholder that is a corporation will not be entitled to a deduction in computing taxable income in respect of that dividend. A Canadian stockholder will generally be entitled to a foreign tax credit equal to any U.S. tax required to be deducted or withheld in respect of that dividend. The cost to a Canadian stockholder of the shares of Materials common stock received in the spin-off will be the fair market value of those in Canadian dollars at the distribution date. The adjusted cost base of a Canadian stockholder's Kiewit common stock is not affected by the spin-off.

NEBRASKA TAX LETTER

     Kiewit has received a letter from the State of Nebraska Department of Revenue to the effect that, even though Kiewit and Materials will become independent companies if the spin-off is consummated, Kiewit and Materials generally would continue to be considered the same corporation for purposes of the Nebraska capital gain exclusion provisions. The letter provides that, provided certain requirements are met and an appropriate election is made, the Nebraska capital gain exclusion generally would be available for the sale of Materials common stock by residents of Nebraska.

     The above discussion is not intended to be, nor should it be construed as being, legal or tax advice to any particular stockholder. Each stockholder is urged to consult his or her own tax advisor as to any applicable state and local or other tax laws.

CAPITAL CONTRIBUTION TO MATERIALS

     Prior to the completion of the debenture exchange offer and the share
exchange, Kiewit made capital contributions of $          to Materials. A
portion of the aggregate capital contributions represented a payment to Materials for the obligations assumed as a result of the issuance of the Materials debentures in the debenture exchange offer.

ACCOUNTING TREATMENT

     Shares of Materials common stock that are distributed in the spin-off will be accounted for as a dividend through a direct charge to retained earnings. The amount of the dividend will be equal to Kiewit's carrying value of the shares of Materials common stock distributed.

     After the spin-off, the historical consolidated financial statements of Kiewit will be retroactively restated, where appropriate, to disaggregate the historical basis financial information of Materials, and present the business of Materials as discontinued operations. After the spin-off, Materials will be operated independently from Kiewit and will be reflected in the separate financial statements of Materials on an historical cost basis.

TRADING MARKET AND TRANSFER RESTRICTIONS

     The Materials common stock will not be listed on any national securities exchange or quoted on the Nasdaq National Market and will be subject to substantial transfer restrictions. Specifically, holders of Materials common stock are prohibited from transferring the Materials common stock in any manner except in a sale to Materials and, with prior approval by the Materials board of directors, to certain authorized transferees of the holders. Those authorized transferees consist of fiduciaries for the benefit of the holders and members of the immediate families of the holders, corporations wholly owned by holders or holders and their spouses and/or children, fiduciaries for the benefit of such corporations and charities and fiduciaries for charities designated by any such persons. Upon the death of a Materials stockholder, the shares of Materials common stock owned by the deceased stockholder will be permitted to be transferred to his or her estate, provided that the shares transferred to the transferee will be subject to the same transfer restrictions. However, unlike Kiewit common stock, Materials stockholders who receive Materials common stock in the spin-off will not be required to sell their Materials common stock upon their retirement or other termination of their employment with Materials or Kiewit, as the case may be. All transfer restrictions may be terminated by the Materials board at any time. There is no restriction on the maximum amount of Materials common stock that may be owned by any individual or entity.

     Holders of Materials common stock are permitted to pledge their common stock for loans in connection with the ownership of their common stock.

     In the event that the board of directors decides to conduct an initial public offering of the Materials common stock, officers and directors of Materials and stockholders owning one percent or more of the Materials common stock outstanding at the time of the offering will not be permitted to sell or otherwise transfer any shares held by them for a period of up to one hundred eighty days following the offering. In addition to any officers and directors who may be subject to the 180 day transfer restriction following an initial public offering, Materials estimates that there may be up to seven additional stockholders, all of whom are Kiewit employees, who may own 1% or more of Materials common stock and thus be subject to this transfer restriction.

     Kiewit common stock may generally be owned only by directors of Kiewit, employees of Kiewit and its subsidiaries and, with prior Kiewit board of directors approval, by certain authorized transferees of such employees (i.e., fiduciaries for the benefit of members of the immediate families of employees, corporations wholly owned by employees or employees and their spouses and/or children, fiduciaries for the benefit of such corporations, charities, and fiduciaries for charities designated by any such persons). No more than 10% of the total Kiewit common stock may be owned by any one employee and certain transferees at any time.

     Holders of Kiewit common stock are permitted to pledge the Kiewit common stock for loans in connection with the ownership of the Kiewit common stock.

     Each holder of Kiewit common stock is required to execute a repurchase agreement which provides that a stockholder may offer to sell all or part of the Kiewit common stock owned by such stockholder to Kiewit at any time at the current formula price and that Kiewit must accept any such offer. Upon the tender of a part of such holder's shares of Kiewit common stock, Kiewit is entitled, at its option, to require the holder to sell any or all remaining Kiewit common stock held by such holder back to Kiewit. Under the repurchase agreement, the employee will not be entitled to transfer the shares of Kiewit common stock held by such employee except in a sale to Kiewit or a transfer to an authorized transferee (i.e., a charity, etc.). Upon the death, termination of employment or retirement of such employee, all Kiewit common stock held by the employee and by such employee's authorized transferees is required to be sold back to Kiewit.

                   RELATIONSHIP BETWEEN MATERIALS AND KIEWIT

     This section describes the primary agreements between Materials and Kiewit that will define the ongoing relationship between them and their subsidiaries and affiliates after the spin-off and will provide for an orderly separation of the two companies. The following description of agreements summarizes the material terms of the agreements. All stockholders should read the agreements which we filed as exhibits to the registration statement of which this information statement is a part.

SEPARATION AGREEMENT

     The separation agreement provides for the principal corporate transactions necessary to effect the spin-off, the relationship between Kiewit and Materials after the spin-off, the allocation of certain risks and responsibilities between Kiewit and Materials after the spin-off and the ongoing relationship between Kiewit and Materials after the spin-off.

     The separation agreement provides for the distribution of Materials common stock to holders of Kiewit common stock, the exchange offers and capital contributions necessary to effect the spin-off and the exchange offers. The separation agreement also provides that Kiewit and Materials will each use their respective best efforts to effect the spin-off, the debenture exchange offer and the share exchange. The separation agreement provides that each of Materials and Kiewit will indemnify the other with respect to breaches of the separation agreement and with respect to the activities of its subsidiary business groups, except as specifically provided under the tax sharing agreement described below. The cross-indemnities are intended to allocate financial responsibility for liabilities arising out of the historical and future business of the construction business to Kiewit, and financial responsibility for liabilities arising out of the historical and future business of the materials business to Materials.

     The separation agreement provides that each of Materials and Kiewit will be granted access to certain records and information in the possession of the other company, and requires that each of Materials and Kiewit retain all such information in its possession for a period of ten years following the spin-off. Under the separation agreement, each company is required to give the other company prior notice of any intention to dispose of any such information.

     The separation agreement also provides that Kiewit and Materials will cooperate to ensure that any assets and liabilities of the construction business are retained by or transferred to Kiewit and any assets and liabilities of the materials business are retained by or transferred to Materials.

     The separation agreement provides that effective as of the date of the spin-off, all intercompany receivables and loans will be settled. In addition, any guaranties by Kiewit in favor of Materials or any of Materials' subsidiaries will also be terminated as of the effective date of the spin-off.

     The separation agreement provides Materials with a non-exclusive right to use the name "Kiewit Materials Company" at the sole discretion of the board of directors of Kiewit.

     The separation agreement provides that, except as otherwise set forth therein or in any related agreement, all costs and expenses in connection with the spin-off will be paid by Kiewit.

     The separation agreement also contains, among other things, short-term arrangements relating to:

     - the lease of office space by Kiewit to Materials; and

     - the provision of administrative services by Kiewit to Materials.

TAX SHARING AGREEMENT


     The tax sharing agreement defines each company's rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to the business' operations for tax years ending on or before (or tax years including) the spin-off and with respect to certain tax attributes of Materials and Kiewit both before and after the spin-off. The tax sharing agreement also specifies the parties' respective obligations in connection with any audit or investigation concerning any federal, state or other taxes or in the event that the spin-off is subsequently determined not to qualify, in whole or in part, as a tax-free transaction for U.S. federal income tax purposes. Under the tax sharing agreement, in general, with respect to tax years ending on or before the date of the spin-off, Kiewit will be responsible for preparing both consolidated federal tax returns for Kiewit and Materials, and combined state tax returns for Kiewit and Materials. In general, under the tax sharing agreement, Materials and Kiewit will be responsible for paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities) that are allocable to the materials business and the construction business, respectively. Materials and Kiewit will cooperate with each other and share information in preparing such tax returns and in dealing with other tax matters.


ARRANGEMENTS FOR CANADIAN HOLDERS OF KIEWIT COMMON STOCK


     A holder of Kiewit common stock who is a resident of Canada for Canadian federal income tax purposes will be subject to tax on receipt of shares of Materials common stock in the spin-off. Consequently, Kiewit anticipates that it will implement a special offset payment program for Canadian resident stockholders to partially off-set the effect of such tax consequences. The amount of any payments payable pursuant to such special offset payment program would be calculated based upon the highest combined marginal tax rate in Canada (federal and provincial). To be eligible to participate in such program, a Canadian resident stockholder must be employed on the date of the spin-off and, with respect to each annual payment date, on the date the special offset payment is paid. Kiewit currently anticipates making such payments commencing in April 2001 and continuing annually through April 2003. Each special offset payment would be included in the holder's taxable income from employment. The costs of this special offset payment program, which are not expected to exceed $1,500,000, will be paid by Kiewit.


     Each Canadian stockholder is urged to consult the stockholder's own tax advisor as to the particular tax consequences of any payments to that holder, including the applicability and effect of any federal, provincial, local or foreign laws and changes in applicable laws.

OTHER

     After the spin-off, Kiewit will not own any of Materials' common stock. Six of Materials' eight initial directors will also be Kiewit directors. Of these six directors, three are executive officers of Kiewit.

     Conflicts of interest may arise between Kiewit and Materials in a number of areas relating to their past and ongoing relationships including the nature, quality and pricing of services rendered by the parties to each other. A majority of Materials' current board of directors are designees of Kiewit and several current members of Materials' board hold positions with Kiewit. The directors holding positions in both companies may face conflicts of interest with respect to such matters as acquisitions, finances and other corporate opportunities that might be suitable for both Kiewit and Materials.

     In addition, Kiewit may, in the ordinary course of business, purchase construction materials from Materials, although it is under no contractual obligation to do so. Sales to Kiewit represented approximately 3% of Materials' total sales in 1999.

DIVIDEND POLICY

     Materials does not currently intend to pay cash dividends on the Materials common stock.

     Kiewit intends to continue its current dividend policy of paying a regular cash dividend on its common stock based upon a percentage of its prior year's earnings from operations, with any special cash dividends to be based on earnings from unusual or non-recurring events.

EFFECT OF THE SPIN-OFF ON THE FORMULA PRICE OF KIEWIT COMMON STOCK

     After the completion of the exchange offers and the spin-off, Kiewit will no longer own any of the outstanding common stock of Materials. The formula price for Kiewit common stock is determined by reducing the prior year's adjusted book value by the amount of dividends declared during the current year. The spin-off will be effected by a dividend of shares of Materials common stock. Consequently, the formula price for Kiewit common stock immediately after the spin-off will be reduced by the book value of Materials distributed in the spin-off, on a per share basis.

     The book value of Materials distributed in the spin-off will include any earnings of Materials earned from the end of fiscal year 1999 through the date of the spin-off. Since these earnings will not be included in the formula price of Kiewit's common stock until the end of fiscal year 2000, the combined formula value of the shares of Materials common stock and Kiewit common stock immediately after the spin-off will be less than the formula value of shares of Kiewit common stock immediately prior to the spin-off by the amount of those Materials earnings. This technical difference will be eliminated when both the Kiewit and Materials formula prices are calculated at the end of fiscal year 2000.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA


     The following table presents selected historical and pro forma financial data of Materials. The historical income statement information as of and for each of the fiscal years ended 1997 through 1999, and historical balance sheet information for each of the fiscal years ended 1998 and 1999, is derived from Materials' historical consolidated financial statements and the notes to those financial statements included elsewhere in this information statement. The balance sheet information as of the fiscal years ended 1995, 1996 and 1997 and the income statement information for the fiscal years ended 1995 and 1996 were derived from audited consolidated financial statements not included in this document. The historical information for the six months ended June 30, 1999 and June 30, 2000 is derived from the unaudited consolidated condensed financial statements included elsewhere in this information statement which, in the opinion of management, reflects all adjustments, which are of a recurring nature necessary to present fairly the financial position and results of operations and cash flows for the interim periods. Results for the six months ended June 30, 1999 and June 30, 2000 are not necessarily indicative of the results of operations to be expected for the full fiscal year.


     For all historical periods presented, Materials operated as a part of Kiewit. Because we did not operate as an independent company during these periods, the data may not reflect the results of operations or the financial condition which would have resulted if we had operated as a separate, independent company. In addition, the data may not necessarily be indicative of our future results of operations or financial position.

                                                                      HISTORICAL
                                 ------------------------------------------------------------------------------------

                                                     FISCAL YEAR ENDED                           SIX MONTHS ENDED
                                 ----------------------------------------------------------   -----------------------
                                   1995       1996        1997         1998         1999       6/30/99      6/30/00
                                 --------   --------   ----------   ----------   ----------   ----------   ----------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Results of Operations:
 Revenue.......................  $233,068   $246,083   $  277,309   $  333,060   $  437,058   $  208,747   $  227,471
 Net Earnings..................    13,161     14,204       16,542       15,378       25,828        8,196       10,382
Per Common Share:
 Net Earnings
   Basic.......................   131,609    142,043      165,423      153,783      258,280       81,961      103,823
   Diluted.....................   131,609    142,043      165,423      153,783      258,280       81,961      103,823
 Dividends(4)..................    80,975    143,553       39,700           --           --           --           --
 Book Value....................   915,115    986,516    1,216,306    1,392,870    2,097,326    1,928,479    2,199,871
Financial Position:
 Total Assets..................   133,882    152,771      181,699      207,054      276,891      257,130      306,747
 Current Portion of Long-term
   Debt........................        --         --          387          740          562          432          571
 Long-term Debt, Net of Current
   Portion.....................        --         --        1,492          761        3,753        2,675        5,231
 Stockholders' Equity..........    91,512     98,652      121,631      139,287      209,733      192,848      219,987

                                                PRO FORMA(1)(2)(3)
                                 -------------------------------------------------
                                    FISCAL YEAR ENDED         SIX MONTHS ENDED
                                        12/25/99                   6/30/00
                                 -----------------------   -----------------------
                                 SCENARIO 1   SCENARIO 2   SCENARIO 1   SCENARIO 2
                                 ----------   ----------   ----------   ----------
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Results of Operations:
 Revenue.......................  $ 437,058    $ 437,058    $ 227,471    $  227,471
 Net Earnings..................     25,793       25,811       10,364        10,374
Per Common Share:
 Net Earnings
   Basic.......................       0.65         0.72         0.30          0.31
   Diluted.....................       0.67         0.72         0.30          0.31
 Dividends(4)..................         --           --           --            --
 Book Value....................  2,401,350    2,399,410         7.81          8.16
Financial Position:
 Total Assets..................    307,963      307,434      357,791       357,269
 Current Portion of Long-term
   Debt........................        562          562          571           571
 Long-term Debt, Net of Current
   Portion.....................      4,423        4,088        5,901         5,566
 Stockholders' Equity..........    240,135      239,941      270,361       270,174


---------------

(1) Completion of the share exchange, the debenture exchange offer and the spin-off has been assumed to be as of December 26, 1998 in the pro forma results of operations data for the year ended December 25, 1999 and six months ended June 30, 2000 and as of June 30, 2000 in the pro forma financial position data.


(2) The pro forma results of operations, per common share and financial position data assume the share exchange, debenture exchange offer and the spin-off have been completed, and that Kiewit has made a $50 million capital contribution to us.


(3) The pro forma results of operations are based upon ownership information of Kiewit securities as of June 30, 2000 and assume that (i) in Scenario 1 (a), all Materials employees who hold shares of Kiewit common stock and Kiewit convertible debentures exchanged their Kiewit shares in the share exchange and their Kiewit debentures for Materials debentures in the debenture exchange offer, and (b) all Kiewit employees who hold Kiewit debentures exchanged them for new reduced principal amount Kiewit debentures and shares of Materials common stock in the debenture exchange offer, and (ii) in Scenario 2, (a) those Materials employees exchanged 50% of their Kiewit shares in the share exchange with the other 50% of their Kiewit shares being sold back to Kiewit for cash immediately after the spin-off and exchanged 50% of the principal amount of their Kiewit debentures for Materials debentures in the debenture exchange offer with the other 50% of the principal amount of their Kiewit debentures being sold back to Kiewit for cash immediately after the spin-off, and (b) all Kiewit employees who hold Kiewit debentures exchanged them for new reduced principal amount Kiewit debentures and shares of Materials common stock in the debenture exchange offer.


(4) The 1996 dividends include $100,000 for dividends declared in 1996, but paid in January of the subsequent year. The 1995 and 1996 dividends per share include $40,975 and $3,553 of non-cash dividends, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is based upon and should be read in conjunction with our Consolidated Financial Statements, including the notes thereto, included elsewhere in this offering circular-prospectus.

     Kiewit management has determined to separate Kiewit's materials and construction businesses by means of a spin-off. Consequently, upon completion of the spin-off, Kiewit will no longer have any interest in its materials operations. The materials operations will be owned and operated solely by Materials. The spin-off is not expected to adversely impact Materials' equity, revenue or net income. Current cash flows are expected to be sufficient to fund current operations. Materials' ability to execute its future growth strategy will, however, be dependent upon the ability to obtain borrowings on terms deemed appropriate.


RESULTS OF OPERATIONS -- SECOND QUARTER 2000 VS. SECOND QUARTER 1999



     Revenue. Revenues increased $18,672,054 or 17% in the second quarter of 2000 to $127,930,873 compared to $109,258,819 for the same period in 1999. The increase is comprised of a 3% increase in average selling prices, a 4% increase in unit volumes and the inclusion of $6,517,352 of additional revenues from acquired companies. Unit volumes were greater for both ready mix concrete and aggregates which were mitigated by a decline in asphalt sales. Asphalt sales declined as we became more selective in supplying the market in an effort to improve product margins.



     Gross Profit. Gross profit margins increased to 12.8% in the second quarter of 2000 from 10.6% for the same period of 1999. The increased unit volumes and average selling prices were responsible for the improved margins.



     General and Administrative Expenses. General and administrative expenses were relatively constant for the second quarter of 2000 when compared to the same period in 1999. As a percentage of sales, this expense decreased to 4.2% in 2000 from 5.4% in 1999. This was due to the increase in revenues without a proportionate increase in expenses.



     Other Income and Expense. Other income increased $236,296 to $1,102,069 in the second quarter of 2000 from $865,773 in the same period in 1999. An increase in interest income, due to higher interest rates, was responsible for the increase.



     Income Tax Expense. The effective income tax rates during the second quarter of 2000 and 1999 were 40%. These rates differ from the federal statutory rates of 35% primarily due to state income taxes.



RESULTS OF OPERATIONS -- SIX MONTHS 2000 VS. SIX MONTHS 1999



     Revenue. Revenues increased $18,723,891 or 9% in the first six months of 2000 to $227,470,710, as compared to $208,746,819 for the same period of 1999.
The increase is primarily due to a 3% increase in average selling prices and the inclusion of additional revenues of $16,725,884 from acquired companies. Offsetting the increases were declines in unit volumes of asphalt sales. Asphalt sales declined as the company became more selective in supplying the market in an effort to improve product margins.



     Gross Profit. Gross profit margins remained consistent between the first six months of 2000 and the same period of 1999. Higher margin sales from acquired companies, a higher average selling price and a more selective approach to supplying asphalt demand were offset by increases in asphalt oil costs and higher fuel prices.



     General and Administrative Expenses. General and administrative expenses for the first six months of 2000 remained relatively constant when compared to the same period in 1999. As a percentage of sales, general and administrative expenses decreased to 5.2% in 2000 from 6.0% in 1999. This was due to the increase in revenues without a proportionate increase in expenses.



     Other Income and Expense. Other income decreased $134,697 to $1,971,378 for the first six months of 2000 from $2,106,076 for the same period in 1999. Increases in interest income, due to higher interest rates, were offset by a reduction in equity earnings due to the consolidation of Pacific Rock in the first quarter of 1999.



     Income Tax Expense. The effective income tax rates for the first six months of 2000 and 1999 were 40%. These rates differ from the federal statutory rate of 35% primarily due to state income taxes.


RESULTS OF OPERATIONS -- 1999 VS. 1998


     Revenue. In 1999 and 1998, 82% and 95% of revenues, respectively, were earned in the Southwest region of the United States. The remainder was earned through other locations in the United States. Revenue increased $103,997,646, from $333,060,002 in 1998 to $437,057,648 in 1999. The consolidation of Pacific Rock (see footnote 13 of the December 25, 1999 financial statements), due to the increase in Materials' ownership from 40% to 100%, contributed $54,510,558, and additional ballast sales at quarries in Wyoming and Utah accounted for $4,351,486 of the increase. Approximately 80% of the balance of the increase in revenues was derived from additional unit sales with the other 20% of the balance resulting from higher average selling prices for ready mix concrete and aggregates.


     Gross Profit. Gross profit margins increased from 10.5% in 1998 to 14.2% in 1999. The consolidation of Pacific Rock which had a higher margin on its sales was responsible for the percentage increase.

     General and Administrative Expenses. General and administrative expenses increased $5,620,915 in 1999 when compared to 1998. Increases in unit volume and the inclusion of Pacific Rock account for $3,690,754 of the additional expense.


     Other Income and Expense. Other income is comprised of investment income, equity earnings from Pacific Rock, interest expense and gains and losses on the sale of property, plant and equipment. Other income declined $5,253,501 in 1999 from 1998 as a result of the decline in equity earnings due to the consolidation of Pacific Rock, which equity earnings were $5,599,268 in 1998.



     Income Tax Expense. Income taxes differ from the federal statutory rate primarily because of state income tax and percentage depletion. The effective tax rates were 37.7% for 1999 and 38.8% for 1998.


RESULTS OF OPERATIONS -- 1998 VS. 1997


     Revenue. In 1998 and 1997, 95% and 96%, respectively, of revenues were earned in the Southwest region of the United States. The remainder was earned through other locations in the United States. Revenue increased 20% from $277,308,896 in 1997 to $333,060,002 in 1998. Approximately 79% of the increase resulted from additional unit sales. The remaining 21% resulted from higher average selling prices for ready-mix concrete, asphalt and aggregates.


     Gross Profit. Gross profit margins declined from 13% in 1997 to 10.5% in 1998. A 5% increase in cement and other costs, coupled with $1 million of start-up expenses incurred at a newly developed quarry site offset higher selling prices and unit volume increases.

     General and Administrative Expenses. General and administrative expenses increased from $16,277,521 in 1997 to $19,062,488 in 1998. As a percentage of revenue, this expense declined slightly from 5.9% in 1997 to 5.7% in 1998. The overall increase in expense was necessary to support sales volume increases and the expansion of product lines.

     Other Income and Expense. Other income is comprised of investment income, equity earnings from Pacific Rock and gains and losses on the sale of equipment in the ordinary course of business. Other income increased $836,819 during the twelve months ended 1998 when compared to the same period in 1997. Increases in equity earnings, primarily from better operating results at Pacific Rock, were responsible for the change. Higher interest expense and smaller gain from the sale of equipment mitigated the investment income increase.

     Income Tax Expense. Income tax expense differs from the federal statutory rate primarily because of state income taxes and percentage depletion. The effective income tax rates were 38.8% for 1998 and 39.7% for 1997.


FINANCIAL CONDITION -- JUNE 30, 2000



     Cash and cash equivalents decreased $24,974,264 to $47,355,863 at June 2000 from $72,330,127 at December 1999. The decrease reflects net cash provided by operations of $25,605,182 offset by net cash used in investing activities of $50,505,893 and $73,553 used in financing activities.



     Net cash provided by operating activities for the first six months of 2000 of $26,605,182 represented an increase of $32,453,899 from the same period in 1999. Net income increased $2,186,149 for the first six months of 2000 compared to the same period in 1999. The principal source of the increase in net cash from operating activities was a reduction in receivables.



     Net cash used in investing activities for the first six months of 2000 increased by $6,160,477 to $50,505,893 as compared to the same period in 1999. This increase was due to additional acquisitions of $1,089,403 decreases in proceeds from the sale of property, plant and equipment in the ordinary course of business of $463,745 and additional capital expenditures of $7,649,261. These changes were partially offset by a decrease in additions to notes receivable of $309,420, an increase in payments received on notes receivable of $232,512 and $2,500,000 of additional proceeds from the sale of marketable securities.



     Net cash used in financing activities for the first six months of 2000 increased by $29,929,340 to $73,553 as compared to a net source of cash of $29,855,787 for the same period in 1999. This change was due to a reduction in contributions from Kiewit of $45,171,113. This change was partially offset by a decrease in payments on long-term debt of $15,241,773.



     We continue to explore opportunities to acquire additional businesses. Other long-term liquidity uses include the payment of income taxes. The current portion of long-term debt is $570,514. We believe that our current financial condition, together with anticipated cash flows from operations, should be sufficient for the operational needs of our business for the next twelve months.


     We intend to pursue a growth strategy that will require substantial capital. These capital requirements will be in addition to amounts necessary to replace existing equipment and make long-term debt payments which amounts are not anticipated to exceed $24 million for the next twelve months. We are unable to estimate capital requirements for our growth strategy for fiscal year 2000. We are actively pursuing our growth strategy, but capital requirements largely depend on the number of acquisition candidates in the market and the level of success we have in completing acquisitions.


     For the six-month period ended June 30, 2000, we expended approximately $33.5 million in connection with our growth strategy, which amount does not include approximately $2 million in acquisition indebtedness payable in equal installments over the next three years. In the third quarter of 2000, we expended approximately an additional $43.6 million on two aggregates businesses. Funding for these acquisitions came from a combination of cash generated from our operations and capital contributions from Kiewit.


     Following the spin-off, capital requirements for acquisitions that are in excess of internally generated funds are expected to come from the issuance of debt securities, which may be senior or junior to, or pari passu with, the Materials convertible debentures being issued in the debenture exchange offer, or borrowings under credit facilities. Should we obtain any debt financing, this financing may contain restrictive covenants with respect to future capital raising activities and other financial and operational matters.


     Although we have historically received contributions from Kiewit to fund our acquisitions, we do not believe that our spin-off from Kiewit, if effected, will have an adverse effect on our liquidity or material commitments. We believe that our working capital at the time of the spin-off, together with our ability to borrow funds, will provide flexibility in pursuing our growth strategy and will allow us to make significant capital investments in connection with acquisitions. In addition, Materials has no current intention to pay cash dividends, but will instead use its capital to fund its growth strategy.

     Should we be unable to issue sufficient debt securities or obtain funds on terms deemed appropriate to fund our growth strategy, we would then be limited in our ability to fully execute our growth strategy. While we believe our growth strategy to be important in enhancing shareholder value, we do not believe that the inability to fully execute it would have a material adverse impact on current operations, financial condition or liquidity. In addition, we have no current intention to pay cash dividends, but will instead use our capital to fund our growth strategy.

     We receive our revenue by selling ready mix, asphalt and aggregate products. We also generate a small amount of revenue from construction contracts. We do not generate a revenue backlog of any size given the nature of our business.


     We typically have a small number of notes receivable that are due from customers. These notes are usually short in duration and insignificant in amount. We do not have any note receivable commitments with customers on an on-going basis. We do not have any established credit facilities. At June 30, 2000, we had $5.8 million of notes payable.


FINANCIAL CONDITION -- DECEMBER 25, 1999

     Cash and cash equivalents increased $6,728,257 to $72,330,127 at December 1999 from $65,601,870 at December 1998. The increase reflects net cash provided by operations of $31,701,592 and net cash provided by financing activities of $28,402,215 which were partially offset by net cash used in investing activities of $53,375,550.

     Net cash provided by operating activities of $31,701,592 represented an increase of $2,072,600 from 1998. Although net earnings increased by $10,449,640 compared to 1998, this increase was offset by an increase in the reduction of accounts payable by $20,454,352 which was subsequently partially offset by an increase in income taxes payable of $6,624,167.

     Net cash used in investing activities increased by $39,559,000 to $53,375,550 in 1999 from $13,816,550 in 1998. This increase was primarily due to increased acquisitions activity of $34,015,297 related mainly to the Pacific Rock Products and River City Machinery acquisitions and increased capital expenditures in the normal course of business of $6,096,225.

     Net cash provided by financing activities increased by $26,634,711 to $28,402,215 in 1999 from $1,767,504 in 1998. Additional parent contributions of $42,015,056 which were partially offset by increased long-term debt reductions of $15,380,345 accounted for the increase.

FINANCIAL CONDITION -- DECEMBER 26, 1998

     Cash and cash equivalents increased $17,579,946 to $65,601,870 at December 1998 from $48,021,924 at December 1997. The increase reflects net cash provided by operations of $29,628,992 and net cash provided by financing activities of $1,767,504 which were partially offset by net cash used in investing activities of $13,816,550.

     Net cash provided by operating activities of $29,628,992 represented an increase of $1,153,431 from 1997. Although net earnings decreased by $1,163,970 compared to 1997, there were various offsetting factors. The undistributed equity earnings were $3,167,775 less in 1998 compared to 1997 and there was less reduction of accounts receivable by $2,714,512 compared to 1997. These factors were offset by less of an increase in accounts payable in 1998 of $7,878,902 compared to 1997.

     Net cash used in investing activities decreased by $13,665,454 to $13,816,550 in 1998 from $27,482,004 in 1997. This decrease was primarily due to a decrease in cash used in acquisitions of $5,996,007 and decreased capital expenditures in the normal course of business of $6,862,136.

     Net cash provided by financing activities increased by $4,901,196 to $1,767,504 in 1998 as compared to a net use of cash of $3,133,692 in 1997. There were no dividends paid in 1998 compared to $13,970,000 paid in 1997. This was offset by a decrease in contributions received from Kiewit of $8,567,161.

NEW ACCOUNTING PRONOUNCEMENT


     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instruments and for hedging activities. This statement is effective for all fiscal years beginning after June 15, 2000. Management does not expect adoption of this statement to materially affect our financial statements as we have no significant derivative instruments or hedging activities.


YEAR 2000 UPDATE

     Our Year 2000 effort, which was comprised of internal updating and replacement of computer systems and external coordination with its customer was completed on schedule. We have not experienced any material Year 2000 related difficulties.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     We do not believe that our business is subject to significant market risks arising from interest rates, foreign exchange rates or equity prices.

                                    BUSINESS


     In 1968, Kiewit began its construction materials business in Arizona with its acquisition of Union Rock & Materials Corporation which principally operated in Phoenix and Tucson. In 1994, Kiewit acquired United Metro Materials which had operations throughout Arizona and merged its Arizona materials operations under the United Metro name. Following the United Metro acquisition, Kiewit continued to expand its Arizona materials operations through seven additional acquisitions.



     Kiewit began its materials operations in the Vancouver, Washington and Portland, Oregon areas in 1981. In 1996, Kiewit merged those materials operations with Pacific Rock Products, retaining a 40% interest in the combined entity. In 1999, Kiewit acquired the remaining 60% of Pacific Rock Products. For a more detailed description of the material terms of the acquisition of Pacific Rock, see footnote 13 to our Consolidated Financial Statements on page F-20.



     Kiewit entered the Northern California market with its acquisition of Solano Concrete Co., Inc. in the first quarter of 2000. For a more detailed description of the material terms of the acquisition of Solano Concrete, see footnote 5 to our Consolidated Condensed Financial Statements on page F-27. Kiewit also acquired the assets of Dixon Redi-Mix, Inc. in the second quarter of 2000 for approximately $1.2 million in cash and approximately $2 million in notes, payable in equal installments over the next three years.



     Kiewit first entered the quarry business in 1950 with a quarry in Guernsey, Wyoming. In 1953, it began a quarry operation near Des Moines, New Mexico. Kiewit also holds a 49% joint venture interest in the Granite Canyon quarry near Cheyenne, Wyoming and a 51% joint venture interest in quarry operations near Little Lake and Hector, California. In 1997, Kiewit started a new quarry near Milford, Utah. Kiewit also acquired Fort Calhoun Stone Company, which has quarry operations in Nebraska, in the third quarter of 2000. For a more detailed description of the terms of the acquisition of Fort Calhoun Stone Company, see footnote 7 to Materials Consolidated Condensed Financial Statements on page F-28



     Materials was formed in February 1999 to consolidate the materials businesses of Kiewit under one holding company.



     From January 1, 2000 through August 14, 2000, we had expended approximately $77 million and completed five acquisitions in connection with our growth strategy.



     We operate aggregate ready mix, and asphalt and aggregate operations in Arizona, Washington, Oregon, California, Wyoming, Nebraska, Utah and New Mexico, with primary operations in Arizona, centered in the Phoenix and Tucson metropolitan areas and in the Pacific Northwest, centered in the Vancouver, Washington and Portland, Oregon metropolitan areas. Aggregate products are used as highway construction materials, railroad ballast, decorative landscape rock, roofing aggregate and building stone. We also provide construction services in and around Yuma, Arizona, focusing mainly on paving and related projects. In 1999, we produced in excess of 28 million tons of construction materials and generated approximately $437 million of revenue.


     Our Arizona and Pacific Northwest markets have been some of the highest growth markets in the United States. Factors contributing to this growth include large population increases and increases in public sector spending on highway projects. We believe that we should continue to experience strong demand for our products, due in large part to federally funded highway construction projects under the Transportation Equity Act for the 21st Century. This act provides $218 billion for highway, transit and safety spending for years 1998 through 2003, which represents a 40% increase in average annual federal highway spending when compared to federal funding programs for the preceding six years.

     We have a favorable market position with the combination of our strong market presence, extensive, high quality aggregate reserves, efficient operations and experienced management team. We seek to be a low cost producer, facilitate employee involvement, promote favorable community relations and be a safety conscious employer. We intend to leverage these attributes with a growth strategy to expand our presence in existing markets and to enter new markets with high-growth potential. We believe that there exists a significant opportunity for growth through acquisitions given the large number of independent materials companies that operate in the United States. These acquisition opportunities coupled with our current expertise and the expected strong demand for our products provide for a positive environment in which to pursue our growth oriented business plan.

INDUSTRY BACKGROUND/MARKET OVERVIEW

     We are a vertically integrated manufacturer of aggregates, ready-mix concrete and hot-mix asphalt for use primarily in construction.

  Aggregates

     Aggregates are a basic construction material comprising sand, gravel and crushed stone, used extensively for highway and infrastructure construction and maintenance as well as for commercial and residential construction. In addition, we also produce aggregates for use as railroad track ballast. For these purposes, aggregates have few, if any, substitutes. The United States market for all aggregates was approximately 2.9 billion tons in 1999 with a value of $13.7 billion. This represents an increase of 2.7% in volume and 5.1% in dollar value above 1998 levels.

     Historically, demand for aggregates has been only moderately cyclical, especially relative to other building materials such as cement and gypsum wallboard. In addition to moderate cycles and with the exception of 1998, the national per ton average price for aggregates has not experienced an annual decline between 1985 and 1999.

     Spending on highway and infrastructure construction and maintenance significantly drives demand for aggregates. Spending levels are influenced by public sector expenditures for construction and regional economic conditions. Residential and commercial construction spending is influenced by general economic conditions and prevailing interest rates and consequently is generally more cyclical than public construction spending. Demand is also seasonal because of the impact of weather conditions on construction activity.

     Materials' management believes that the aggregates industry is currently undergoing significant consolidation, although generally the industry remains fragmented nationally as well as in many regional areas.

     Due to the high cost of transportation relative to the value of the product, competition within the aggregates industry tends to be localized. Generally, individual aggregate production sites compete for customers within a limited geographic area, which may be as small as 20-30 miles depending on local availability of suitable aggregates and the geographic density of demand. As a result, the proximity of aggregate production sites to customers is an important factor in competition for customers.

     There are four primary factors which limit the availability of economically viable aggregates reserves in a particular market:

     - the geological existence of suitable aggregates within a particular market;

     - the physical characteristics of available aggregates and the difficulty in satisfying increasingly rigorous specifications required by customers;

     - the difficulty in and increasingly higher cost of obtaining the necessary permits for potential reserves; and

     - the feasibility of cost-effectively extracting, processing and delivering available reserves.

     In addition to factors that limit the availability of suitable aggregates, increasing levels of operational, technical and financial sophistication in the aggregates industry have rewarded efficient producers with a competitive advantage in terms of their ability to meet the increasing demand for quality aggregates and to satisfy increasingly demanding and technically sophisticated customers.

     The difficulty and related expense of complying with environmental and other regulations may make it difficult for small producers to open new aggregate production sites, enter new markets and compete effectively. In ongoing aggregate mining and processing, aggregates producers must adhere to various mining regulations, including rules and regulations regarding:

     - dust and water emissions;

     - sediment and erosion control;

     - noise limitations;

     - wetlands protection;

     - reclamation of depleted quarry sites; and

     - the safety of blasting and other mining techniques.

     Often new aggregate production sites require, among other things, zoning changes and local, state and federal permits and plans regarding mining, reclamation and air and water emissions. Once appropriate zoning is secured and approved, it is permanent. Generally, permits must be renewed every five years. Their renewal can only be denied, however, if the controlling agency is able to prove that the permit holder has repeatedly violated the set guidelines and has not taken remedial action when notified of violations. New site approval procedures may require the preparation of archaeological surveys, endangered species studies and other studies to assess the environmental impact. Compliance with these regulatory requirements necessitates a significant up-front investment and adds to the length of time to develop a new site.

     Aggregates producers often face opposition from the communities in which new aggregate production sites are to be located. Public concerns center on noise levels and blasting safety, the visual impact of an aggregate production site on neighboring properties and high volume of truck traffic. To respond to these issues, producers must operate in a more sophisticated manner, such as developing blasting techniques to minimize surface vibrations and noise and developing an effective community communications program. Producers are often required to acquire larger tracts of property to allow for extended buffer zones between aggregate production sites and surrounding properties and to invest significant capital to improve road and highway access.

  Ready-mix Concrete

     Ready-mix concrete is a versatile, low-cost manufactured material the construction industry uses in substantially all of its projects. It is a stone-like compound that results from combining fine and coarse aggregates, such as sand, gravel and crushed stone, with water, various admixtures and cement. Ready-mix concrete can be manufactured in thousands of variations, which in each instance may reflect a specific design use. Manufacturers of ready-mix concrete generally maintain less than one day's requirements of raw materials and must coordinate their daily material purchases with the time-sensitive delivery requirements of their customers.

     Annual usage of ready-mix concrete in the United States is currently at a record level and is projected to continue growing. According to the National Ready-mix Concrete Association, total sales from production and delivery of ready-mix concrete in the United States grew from $17.6 billion in 1996 to $19.3 billion in 1997, an increase of 9.7%, and to $21.3 billion in 1998, an increase of 10.4%, and are expected to grow to $22.1 billion in 1999. Also according to this industry association, the following segments of the construction industry accounted for the following approximate percentages of total sales of ready-mix concrete in the United States in 1998:

SEGMENT                                                       PERCENTAGE
-------                                                       ----------
Commercial and industrial construction......................      18%
Residential construction....................................      22%
Street and highway construction and paving..................      32%
Other public works and infrastructure construction..........      28%
                                                                 ---
Total.......................................................     100%

     Ready-mix concrete begins to harden when mixed and generally becomes difficult to place within 60 to 90 minutes after mixing. This characteristic generally limits the market for a permanently installed plant to an area within a 25-mile radius of its location. Concrete manufacturers produce ready-mix concrete in batches at their plants and use mixer and other trucks to distribute and place it at the job sites of their customers. These manufacturers generally do not provide paving or other finishing services that construction contractors or subcontractors typically perform.

     Manufacturers generally obtain contracts through local sales and marketing efforts they direct at general contractors, developers and home builders. As a result, local relationships are very important.

     On the basis of information from the National Ready-mix Concrete Association, in addition to vertically integrated manufacturers of cement and ready-mix concrete, more than 3,500 independent producers currently operate a total of approximately 5,300 plants in the United States. Larger markets generally have numerous producers competing for business on the basis of price, timing of delivery and reputation for quality and service. The typical ready-mix concrete company is family-owned and has limited access to capital, limited financial and technical expertise and limited exit strategies for its owners. Given these constraints, many ready-mix concrete companies are finding it difficult to both grow their businesses and compete effectively against larger, more cost-efficient and technically capable competitors. These characteristics present consolidation and growth opportunities.

  Hot Mix Asphalt

     Hot mix asphalt is a combination of approximately 95% aggregates bound together by asphalt cement, also known as asphalt oil, a crude oil product. It is used almost exclusively for paving and related applications.

     To make hot mix asphalt, the asphalt cement is heated, combined and mixed with the aggregates at a hot mix asphalt facility. It is then loaded into trucks for transport to the paving site. The trucks dump the hot mix asphalt into hoppers located at the front of paving machines. The asphalt is placed, and then is compacted using a heavy roller which is driven over the asphalt. Because the temperature of the hot mix asphalt drops rapidly after spreading and because compaction of the hot mix asphalt to achieve a specified density must take place at temperatures above 175 degrees, compaction usually takes place within a matter of minutes after the paver spreads the hot mix asphalt. This generally also limits the market a hot mix asphalt facility can serve to within a radius of approximately 20 miles around the facility.

     Hot mix asphalt is recyclable. One hundred percent of an asphalt pavement can be picked up, remixed with a portion of fresh materials, and used again.

     According to the National Asphalt Pavement Association, of the 2.27 million miles of paved road in the U.S., 94% is surfaced with asphalt, including 65% of the interstate system. We believe the hot mix asphalt industry has similar characteristics to the ready mix concrete industry in that there are many local, independent operators as well as some large consolidators. In many instances, hot mix asphalt will be provided in conjunction with paving services by integrated paving contractors.

BUSINESS STRATEGY

     We intend to continue to grow our business over the next 3 to 5 years utilizing a four-part business strategy. First, we plan to continue to build value in markets currently served. In accomplishing this objective, we will strive for significant amounts of negotiated work that command higher margins by continuing our focus on customer satisfaction and loyalty and continuing our efforts to retain and improve upon our market share leadership. We also will continue to invest in technology to develop more efficient and service-oriented truck dispatching, improve production methods to lower costs and maintain superior equipment maintenance standards.

     Second, we plan to expand our presence in existing markets through cash or debt-financed acquisitions. We should have the opportunity to purchase smaller materials companies that operate in or near current operations, as these markets remain fragmented and include a large number of family-owned businesses facing inter-generational transition issues. Successful acquisition of additional operations will allow us to eliminate duplicate overhead functions, improve efficiencies through the use of newer technologies and benefit from cost savings derived from economies of scale in operations and the purchasing of parts and supplies.

     Third, we intend to enter, via cash or debt-financed acquisitions, new high-growth potential markets. Metropolitan communities with high rates of expected population growth, coupled with greater than average increases in spending on retirement and leisure activities, are some of the variables that are considered in selecting an area for expansion. We have begun to implement this strategy with our recent acquisition of a materials operation located in Northern California. This business is an integrated supplier of high quality aggregates, ready mix concrete and asphalt. It serves the rapidly expanding market between San Francisco and Sacramento.


     Finally, we will seek to acquire and develop additional strategic aggregate reserves in selected markets, such as our recent acquisition of Fort Calhoun Stone Company, which has quarry operations in Nebraska. The successful implementation of this strategy element will not only replace reserves consumed by operations, but will enhance our competitive cost position by the ownership of reserves in attractive locations.



     Since 1992, we have acquired thirteen materials companies and started one new site in the implementation of our four-part strategy. The purchase price payable in these acquisitions ranged from approximately $2 million to $47 million. Three of the nine acquisitions were in excess of $40 million, one was in excess of $30 million and the remainder were between $2 million and $7 million. These acquisitions have allowed us to expand our presence in existing markets in Arizona and the Vancouver, Washington and Portland, Oregon areas and enter to new markets in Northern California and Nebraska. Revenues have increased from $40 million in 1992, to approximately $437 million for 1999 and production tonnage has grown from 5.5 million tons in 1992, to in excess of 28 million tons in 1999. We intend to continue our disciplined investment approach to achieve profitable growth through acquisitions.



     From January 1, 2000 through August 14, 2000, we had expended approximately $77 million and completed five acquisitions in connection with our growth strategy. Although as a part of our growth strategy, we evaluate potential acquisitions from time to time, we are not currently a party to any agreements which would be material to our business, or which would require separate disclosure.


OPERATIONS AND PROPERTIES

     We are organized into four operating divisions: Arizona Operations, Pacific Northwest Operations, Northern California Operations and Quarries Operations. We believe that a decentralized management structure allows for a quicker reaction to localized events and a more profitable operation. Each division is responsible for maintenance and operation of significant investments in fixed plant assets and a substantial mobile equipment fleet. Each operation also is charged with customer relations, dispatching of delivery vehicles, quality control, scheduling of production and the development and maintenance of certain computer systems.


     We are a vertically integrated provider of aggregates, ready-mix concrete and asphalt products. Our operations employ approximately 2,300 people. We operate 62 ready-mix batch plants or asphalt plants at 23 locations in Arizona, California, Oregon and Washington. Our aggregates operations are located in Arizona, California, New Mexico, Nebraska, Utah, Washington and Wyoming. We manage a truck fleet of about 1,000 vehicles, 900 of which are owned and 100 of which are either leased on a long-term basis or managed on a day-to-day rental basis. In 1999, our combined operations produced and sold in excess of 28 million tons of aggregates consisting of construction materials, ballast, highway aggregates, roofing aggregates, concrete block aggregates and landscape rock products. Our Arizona operation also manages a construction service business in the Yuma, Arizona area.


     Our executive management provides our four operating divisions with strategic planning, corporate development and acquisitions and operations oversight. Materials also has a centralized administrative staff that provides labor relations, various accounting functions, legal, tax planning and compliance, equipment purchasing and equipment maintenance support.

RESERVES


     We estimate that our total recoverable aggregates reserves are in excess of 726 million tons. The yield from the mining of these reserves is based on an estimate of volume that can be economically extracted to meet current market and product applications. Our mining plans are developed by experienced mining engineers and operating personnel using drilling and geological studies in conjunction with mine planning software. In certain instances, reserve extraction is limited to phases or yearly amounts. Various properties also have reserves under lease that have not been included in a mining permit. These reserves have been excluded from our recoverable reserve estimate.



     We own about 311 million tons of aggregates reserves and lease another 415 million tons of aggregates reserves. Our leases usually require royalty payments based on either revenue derived from the location or an amount for each ton of materials removed and sold from a site and have terms ranging from one year to 85 years. Materials royalty payments range from $0.38 to $1.00 per ton. Most of our long-term leases also provide an option for the lease to be renewed.



     The following table summarizes our principal aggregate production facilities and estimated reserves at August 14, 2000:



                                                                                 ANNUAL
                                                                               PRODUCTION                        YEARS UNTIL
                                                           TYPE OF            (IN THOUSANDS     NATURE             RESERVE
                                  PRODUCT                 FACILITY              OF TONS)      OF INTEREST         DEPLETION
                            -------------------  ---------------------------  -------------   -----------   ---------------------
Portland Oregon/Vancouver
 Washington Area (10
 sites)...................  Sand and Gravel(8)   Production and Distribution      5,558        5 Leased     Average of 12.6 years
                            Gray Basalt(2)                                                      5 Owned
Yolo County, California...  Sand and Gravel      Production and Distribution      1,000           Owned                26.9 years
Milford, Utah.............  Quartz Latite        Production and Distribution        400          Leased                17.6 years
Little Lake, California...  Scoria               Production and Distribution         80          Leased                19.4 years
Granite Canyon, Wyoming...  Granite              Production and Distribution      4,000          Leased                28.5 years
Des Moines, New Mexico....  Scoria               Production and Distribution        125          Leased                31.3 years
Guernsey, Wyoming (3
 sites)...................  Dolomite, Limestone  Production and Distribution        800        1 Leased       Average of over 100
                            and Quartz                                                          2 Owned                     years
Phoenix, Arizona Area (11
 sites)...................  Sand and Gravel      Production and Distribution     14,514        9 Leased      Average of 6.9 years
                                                                                                2 Owned
Tucson, Arizona Area (4
 sites)...................  Sand and Gravel      Production and Distribution      2,600        1 Leased      Average of 6.3 years
                                                                                                3 Owned
Nogales, Arizona..........  Sand and Gravel      Production and Distribution        160          Leased                23.6 years
Sierra Vista, Arizona.....  Sand and Gravel      Production and Distribution        400          Leased                17.1 years
Flagstaff, Arizona (3
 sites)...................  Sand and Gravel      Production and Distribution        485          Leased     Average of 52.5 years
Coolidge, Arizona.........  Sand and Gravel      Production and Distribution        500          Leased                16.4 years
Casa Grande, Arizona......  Sand and Gravel      Production and Distribution        750          Leased                  16 years
Winkelman, Arizona........  Gypsum               Production                         112           Owned            Over 100 years
Campe Verde, Arizona......  Sand and Gravel      Production and Distribution        700           Owned                 6.8 years
Globe, Arizona............  Sand and Gravel      Production and Distribution        275           Owned                14.9 years
Yuma, Arizona.............  Sand and Gravel      Production and Distribution        600          Leased                52.0 years
Fort Mojave Indian
 Reservation, Arizona.....  Sand and Gravel      Production and Distribution        500          Leased                49.7 years
Bullhead City, Arizona....  Sand and Gravel      Production and Distribution        275          Leased                18.2 years
Mammoth, Arizona..........  Sand and Gravel      Production and Distribution        500          Leased                  52 years
Prescott, Arizona.........  Sand and Gravel      Production and Distribution        150           Owned                   4 years
Fort Calhoun, Nebraska (3
 sites)...................  Limestone            Production and Distribution      1,300        2 Leased       Average of over 100
                                                                                                1 owned                     years


     Estimated reserves are the probable reserves that are at each quarry site. The reserve figures include only saleable tonnage and thus exclude waste material that is generated in the crushing and processing phases of the operation. Overall reserve estimates are determined by using a combination of drill holes, quarry mining plans and historical averages. Sites may have leases that expire prior to the exhaustion of estimated reserves. The reserve life anticipates that some leases will be renewed to allow sufficient time to fully recover this material. The reserve estimate numbers for the property in Yolo County, California assume that the property will be limited to the current permit and that the permit will not be extended past its expiration date. The figures used in the reserve data and remaining life may require revisions due to changes in customer requirements and unknown geological occurrences. Estimated useful lives are calculated as total saleable reserves at a location divided by annual production. Actual useful lives will be subject to, among other things, fluctuations in customer demand, customer specifications, geological conditions and changes in mining plans. The life of any site in a city or area with multiple sites may be exhausted prior to or extend beyond the average life for the sites in that city or area.

PRODUCTS


     AGGREGATES. We sell primarily to third parties and utilize internally various types of aggregate products. The production of these products typically involves extracting the material, crushing and sizing the material and shipping it to the customer using either trucks, rail or barge. Approximately 37% of the aggregates produced in 1999 were used internally in the production of value-added concrete and asphalt products.


     READY-MIX CONCRETE. We produce ready-mix concrete by combining aggregates, cement, water and additives. The additives allow us to customize the product to customer specifications for overall strength, drying speed and other properties. Product ingredients are combined at a batch plant site and loaded into a mixer truck for delivery to the customer's location.

     ASPHALT. We also produce and sell asphalt products. Asphalt is a mixture of aggregates and asphalt oil. The asphalt oil is heated and combined at a plant site and then loaded into dump trucks for transit to the customer's location. Customer specifications can require the use of certain types or sizes of aggregates and/or varying proportions of aggregates and asphalt oil.

CUSTOMERS

     We market to a wide variety of customers including street and highway contractors, industrial and residential contractors, public works contractors, wholesalers and retailers of decorative rock products, interstate railroads and manufacturers of concrete block products. Produced material is used in both publicly and privately funded projects, although we do not directly contract with any public entity. No single customer accounts for more than 3% of sales.

COMPETITION

     Due to the high cost of transportation, the materials business is highly dependent on the availability of high quality aggregates proximate to customers and production facilities. While price is an important factor in the customer's purchase decision, qualitative factors such as response time, reliability and product quality influence the purchase decision as well. With much of the industry consisting of small to medium sized independent firms, economies of scale, good site locations and technical knowledge will often provide a competitive advantage. While we believe we possess these attributes in the markets we serve, in certain segments of those markets we compete directly with integrated materials companies that have greater financial resources. It is also possible that competitors with a lower cost structure or a willingness to accept lower margins than us may have an advantage on price sensitive projects.

EMPLOYEES

     We employ approximately 2,300 people. Of these, about 400 are officers, operations management, sales personnel, technical staff, administrative personnel and clerical staff. Approximately 1,600 employees are represented by labor unions under collective bargaining agreements and approximately 300 are non-union craft employees. The collective bargaining agreements have multi-year terms and expiration dates spread out over a period of time. These agreements call for specified wage rates, payments to pension plans or benefit trusts and require us to comply with various workplace rules. We consider relations with our employees to be good.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

     Our facilities are subject to various evolving federal, state and local laws and regulations relating to the environment, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Certain environmental laws impose substantial penalties for non-compliance and others, such as the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, impose strict, retroactive, joint and several liability upon persons responsible for releases of hazardous substances.

     We continually evaluate whether we must take additional steps at our locations to ensure compliance with certain environmental laws. We believe that our operations are in substantial compliance with applicable laws and regulations and that any noncompliance is not likely to have a material adverse effect on our business, financial position, results of operations or cash flows. However, future events, such as changes in, or modified interpretations of, existing laws and regulations or enforcement policies, or further investigation or evaluation of the potential health hazards of certain products or business activities, may give rise to additional compliance and other costs that could have a material adverse effect on our business.

     We, as well as other companies in the aggregates industry, produce certain products containing varying amounts of crystalline silica. Excessive and prolonged inhalation of very small particles of crystalline silica has been associated with non-malignant lung disease. The carcinogenic potential of excessive exposure to crystalline silica has been evaluated for over a decade by a number of research groups including the International Agency for Research on Cancer, the National Institute for Occupational Safety and Health and the National Toxicology Program, a part of the Department of Health and Human Services. Results of various studies have ranged from classifying crystalline silica as a probable to a known carcinogen. Other studies concluded higher incidences of lung cancer in some operations were due to cigarette smoking, not silica. Governmental agencies, including the Occupational Safety and Health Administration and Mine Safety Health Administration, coordinate to establish standards for controlling permissible limits on crystalline silica. We believe we currently meet government guidelines for crystalline silica exposure and will continue to employ advanced technologies as they become available to ensure worker safety and to comply with all applicable regulations.

     We believe that our compliance with environmental laws has not had a material adverse effect on our business, financial position, results of operations or cash flows.

LEGAL PROCEEDINGS

     From time to time, we have been involved in various legal proceedings relating to our operations and properties, all of which we believe are routine in nature and incidental to the conduct of our business. Although the ultimate legal and financial liability associated with such proceedings cannot be estimated with certainty, we believe, based on our examination of such matters, that none of these proceedings, if determined adversely, would have a material adverse effect on our business, financial position, results of operations or cash flows.

                                   MANAGEMENT

SENIOR MANAGEMENT AND DIRECTORS

     The following table provides material information concerning our board of directors and our executive officers who will be serving or in office as of the date of the spin-off.

                NAME                   AGE                           POSITION
                ----                   ---                           --------
Christopher J. Murphy................  45    President, Chief Executive Officer and Director
Donald E. Bowman.....................  52    Vice President and Chief Financial Officer
Mark E. Belmont......................  47    Vice President, General Counsel and Secretary
Todd A. Freyer.......................  39    Controller and Treasurer
Daniel W. Speck......................  45    Vice President
John J. Shaffer......................  50    Vice President
Richard W. Colf......................  57    Director
Richard Geary........................  65    Director
James Goodwin........................  44    Director
Bruce E. Grewcock....................  46    Director
William L. Grewcock..................  74    Director
Walter Scott, Jr.....................  69    Director
Kenneth E. Stinson...................  57    Chairman of the Board of Directors

OTHER KEY PERSONNEL

     The following table provides material information concerning other key personnel of Materials.

                NAME                   AGE                           POSITION
                ----                   ---                           --------
John L. Fowler.......................  57    Vice President, United Metro Materials, Inc. and Vice
                                             President, Solano Concrete Co., Inc., each a Materials
                                             subsidiary
R. David Jennings....................  53    Vice President, Twin Mountain Rock Company, a Materials
                                             subsidiary
William G. Heeter....................  62    Vice President -- Sales and Marketing, United Metro
                                             Materials, Inc.
Rick W. Thomas.......................  43    Director of Business Development, Materials

     Christopher J. Murphy. Mr. Murphy has been a director and the Chief Executive Officer of Materials since January 1, 2000. Mr. Murphy has been the President of Materials since February 2, 1999. Mr. Murphy has been the President of Kiewit Mining Group Inc., a Kiewit subsidiary, since July 1996 and was Vice President of Kiewit Mining Group Inc. from October 1995 to July 1996. Mr. Murphy has been the President of United Metro Materials since July 1996, and was Senior Vice President of United Metro Materials from August 1994 to July 1996. Mr. Murphy is the Chairman of the Executive Committee of Materials. Following the spin-off, Mr. Murphy will cease to be an officer of Kiewit Mining Group.

     Donald E. Bowman. Mr. Bowman has been Vice President and Chief Financial Officer of Materials since April 24, 2000. Mr. Bowman was President, Eastern Region, Construction Materials of Lafarge Corporation from January 1998 to March 1999. Mr. Bowman was President and Chief Executive Officer of Redland Genstar, Inc. for more than five years prior to January 1998.

     Mark E. Belmont. Mr. Belmont has been General Counsel and Secretary of Materials since January 1, 2000 and a Vice President of Materials since February 2, 1999. Mr. Belmont has been Senior Corporate Counsel of Kiewit since July 1991.

     Todd A. Freyer. Mr. Freyer has been Controller of Materials since April 1, 2000 and the Treasurer since February 2, 1999. Mr. Freyer has been Accounting Manager of Kiewit Mining Group since April 1999 and was Accounting Supervisor of Kiewit Mining Group for more than five years prior to April 1999. Following the spin-off, Mr. Freyer will cease to be an employee of Kiewit Mining Group.

     Daniel W. Speck. Mr. Speck has been a Vice President of Materials since January 1, 2000. Mr. Speck has been Vice President of United Metro since April 1997. Mr. Speck was the manager of Walnut Creek Mining Company from March 1993 to March 1997.

     John J. Shaffer. Mr. Shaffer has been a Vice President of Materials since January 1, 2000. Mr. Shaffer has been Vice President of Pacific Rock Products, L.L.C. since February 1, 1996. Mr. Shaffer was Vice President of Pacific Rock Products, Inc. for more than five years prior to February 1, 1996.

     Richard W. Colf. Mr. Colf has been a director of Materials since January 1, 2000. Mr. Colf has been an Executive Vice President of Kiewit since July 1998. Mr. Colf has been an Executive Vice President of Kiewit Pacific Co., a Kiewit subsidiary, since September 1998, was a Senior Vice President of Kiewit Pacific from October 1995 to September 1998 and was a Vice President of Kiewit Pacific for more than five years prior to October 1995. Mr. Colf is currently also a director of Kiewit. Mr. Colf is a member of the Audit Committee of Materials.

     Richard Geary. Mr. Geary has been a director of Materials since January 1, 2000. Mr. Geary was an Executive Vice President of Kiewit from August 1997 to July 1998. Mr. Geary was an Executive Vice President of Kiewit Construction Group Inc., a Kiewit subsidiary, and President of Kiewit Pacific Co. for more than five years prior to August 1997. Mr. Geary is currently also a director of Kiewit, and serves on the board of directors of Standard Insurance Company, David Evans & Associates, Today's Bank, and is a trustee of the Oregon Health Sciences University Foundation. Mr. Geary is the Chairman of the Audit Committee of Materials.

     James Goodwin. Mr. Goodwin has been a director of Materials since April 1, 2000. Mr. Goodwin has been a private investor since February 1998. Mr. Goodwin was a Managing Director at Gleacher NatWest, Inc. for more than five years prior to February 1998. Mr. Goodwin is also a director of Champps Entertainment, Inc. Mr. Goodwin is a member of the Compensation Committee of Materials.

     Bruce E. Grewcock. Mr. Grewcock has been a director of Materials since February 2, 1999. Mr. Grewcock has been an Executive Vice President of Kiewit since August 1997. Mr. Grewcock has been the President of Kiewit Western Co., a Kiewit subsidiary, since July 1997. Mr. Grewcock was an Executive Vice President of Kiewit Construction Group Inc. from July 1996 to June 1998 and President of Kiewit Mining Group Inc., from January 1992 to July 1996. Mr. Grewcock is currently also a director of Kiewit and Kinross Gold Corporation. Mr. Grewcock is a member of the Executive Committee and the Compensation Committee of Materials.

     William L. Grewcock. Mr. Grewcock has been a director of Materials since January 1, 2000. Mr. Grewcock was Vice Chairman of Level 3 Communications, Inc. for more than five years prior to April 1998. Mr. Grewcock is currently also a director of Kiewit and Level 3. Mr. Grewcock is a member of the Audit Committee of Materials.

     Walter Scott, Jr. Mr. Scott has been a director of Materials since January 1, 2000. Mr. Scott has been the Chairman Emeritus of Kiewit since August 1997 and has been the Chairman of the Board of Level 3 Communications, Inc. for more than the last five years. Mr. Scott was the Chief Executive Officer of Level 3 for more than five years prior to August 1997. Mr. Scott is currently also a director of Berkshire Hathaway Inc., Burlington Resources Inc., MidAmerican Energy Holding Co., ConAgra, Inc., Commonwealth Telephone Enterprises, Inc., RCN Corporation, Kiewit, Valmont Industries, Inc. and Level 3. Mr. Scott is a member of the Compensation Committee of Materials.

     Kenneth E. Stinson. Mr. Stinson has been a director and Chairman of Materials since January 1, 2000. Mr. Stinson has been President of Kiewit since August 1997 and Chairman and Chief Executive Officer of Kiewit since March 1998. Mr. Stinson has been the Chairman and Chief Executive Officer of Kiewit

Construction Group, Inc. for more than the last five years. Mr. Stinson was Executive Vice President of Level 3 Communications, Inc. from June 1991 to August 1997. Mr. Stinson is currently also a director of ConAgra, Inc., Valmont Industries, Inc., Kiewit and Level 3. Mr. Stinson is a member of the Executive Committee and is the Chairman of the Compensation Committee of Materials.

     John L. Fowler. Mr. Fowler has been Vice President of United Metro Materials since March 1, 1994 and was President of the United Metro division of The Tanner Companies from 1985 to 1994. Mr. Fowler has been Vice President of Solano Concrete Co., Inc. since January 3, 2000.

     R. David Jennings. Mr. Jennings has been Vice President of Twin Mountain Rock Company, a Materials subsidiary, since 1986.

     William G. Heeter. Mr. Heeter has been Vice President -- Sales and Marketing of United Metro Materials and its predecessors since 1971.

     Rick W. Thomas. Mr. Thomas has been Director of Business Development of Materials since January 1999. From 1997 to 1998, Mr. Thomas held a senior operations position with Kiewit Mining Group Inc. From 1996 to 1997, Mr. Thomas was Vice President -- Engineering of Anker Energy Corporation. Mr. Thomas was Vice President -- Operations of Great Western Coal Company for more than five years prior to 1996.

     The Materials board of directors is divided into three classes, designated Class I, Class II and Class III, each class consisting, as nearly as possible, of one-third of the total number of directors constituting the Materials board. The initial Class I directors are: Messrs. Bruce Grewcock, William Grewcock and Scott. The initial Class II directors are: Messrs. Colf, Geary and Goodwin. The initial Class III directors are: Messrs. Murphy and Stinson. The term of the initial Class I directors will terminate on the date of the 2001 annual meeting of stockholders. The term of the initial Class II directors will terminate on the date of the 2002 annual meeting of stockholders. The term of the initial Class III directors will terminate on the date of the 2003 annual meeting of the stockholders. At each annual meeting of stockholders beginning in 2001, successors to the class of directors whose term expires at that annual meeting will be elected for three-year terms.

COMMITTEES

     The board of directors has an Audit Committee, a Compensation Committee and an Executive Committee.

     The Audit Committee recommends the selection of and reviews the services provided by Materials' independent auditors, consults with the independent auditors and reviews the need for internal auditing procedures and the adequacy of internal controls and reports and makes recommendations to the full board. The initial Audit Committee members are Messrs. Geary (Chairman), Colf and William Grewcock.

     The Compensation Committee determines the compensation of the Chief Executive Officer, recommends the compensation of Materials' key management and personnel and recommends securities ownership and other benefits. The initial Compensation Committee members are Messrs. Stinson (Chairman) Goodwin, Bruce Grewcock and Scott.

     The Executive Committee exercises, to the maximum extent permitted by law, all powers of the board between board meetings, except those functions assigned to specific committees. The initial Executive Committee members are Messrs. Murphy (Chairman), Bruce Grewcock and Stinson.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table presents information regarding the compensation paid by Kiewit to Materials' Chief Executive Officer and each of Materials' three other most highly compensated executive officers for the fiscal year ended December 25, 1999. Kiewit does not maintain plans under which options, stock appreciation rights, restricted stock awards, long-term incentive compensation, profit sharing, or pension benefits were granted to Materials' named executive officers.

                NAME AND PRINCIPAL POSITION                   YEAR    SALARY($)    BONUS($)
                ---------------------------                   ----    ---------    --------
Christopher J. Murphy,
  President and Chief Executive Officer.....................  1999     185,700     150,000
John J. Shaffer,
  Vice President............................................  1999     138,312     111,754
Mark E. Belmont,
  Vice President, General Counsel and Secretary.............  1999     134,875      13,000
Daniel W. Speck,
  Vice President............................................  1999     117,650      30,000

     Other annual compensation is not included because, in 1999, no executive officer received any other annual compensation in excess of the reporting threshold.

DIRECTOR COMPENSATION

     Directors of Materials who are not employees or officers of Materials or its subsidiaries or employees, officers or directors of Kiewit or its subsidiaries will receive directors' fees consisting of an annual retainer of $35,000, payable in shares of Materials common stock.

OTHER COMPENSATION AND EQUITY PROGRAMS

     Materials intends to implement a retention bonus program for certain of its key employees to ensure their continued employment during Materials' transition to an independent company. Materials anticipates that any bonuses under this bonus program will be paid to such key employees who remain employed on January 1, 2001 and January 1, 2002. The amount of any bonuses and the determination of the individuals to whom bonuses may be paid will be determined by the Materials board of directors and management in their sole discretion.

     The compensation payable to certain of Materials' executive officers who previously were employees of Kiewit is expected to increase following the spin-off.

     Kiewit has historically offered certain of its employees the opportunity to purchase securities in annual common stock and debenture offerings. The Kiewit board of directors and management, in their sole discretion, select the employees to whom Kiewit's securities will be offered and determine the amount of securities to be offered. Kiewit securities are offered only to salaried employees who are satisfactorily performing on a continuing basis in either an executive, managerial, administrative or professional capacity. The following factors are among those considered in determining whether an employee will be offered Kiewit securities and the amount of securities to be offered: the employee's effort and relative contribution to Kiewit's economic performance; the employee's level of responsibility; the potential displayed by the employee; the employee's length of service; and the amount of securities presently owned by the employee. In addition, Kiewit debentures are only offered to those employees whom the Kiewit board and management determine have contributed significantly to the growth and performance of Kiewit. Materials intends to follow Kiewit's prior practice by regularly selling Materials common stock and debentures to Materials employees in annual offerings. However, although Materials intends to follow Kiewit's prior practice, Materials is not required to offer its securities in any particular year, nor is Materials obligated to offer securities to any particular employee, whether or not that employee is already a security holder of Materials, in any particular year. In addition, Materials does not anticipate selling capital stock that represents, in the aggregate, more than 12% of the capital stock of Materials outstanding on a fully diluted basis immediately after the spin-off to employees over the next four to six years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     After the spin-off, Kiewit and Materials will have continuing obligations to one another under the separation agreement and certain other agreements described in "Relationship Between Materials and Kiewit."

            SECURITY OWNERSHIP OF MATERIALS COMMON STOCK BY CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF MATERIALS

     The table below shows information about the expected ownership of Materials common stock as of the date of the spin-off, by each of Materials' directors, and its four most highly compensated executive officers in 1999 and each person who is expected to beneficially own more than 5 percent of Materials common stock. The table also shows the expected ownership of Materials common stock by all of the directors and executive officers as a group as of that date. The ownership information presented below with respect to all persons:

     - is based on the ownership of Materials common stock after the completion of the share exchange and the debenture exchange offer;

     - reflects the beneficial ownership of Kiewit common stock at June 30, 2000 and the distribution ratio of one share of Materials common stock for each share of Kiewit common stock in the spin-off, and the Materials common stock split necessary to achieve that ratio; and

     - assumes no change in beneficial ownership of Kiewit's common stock between June 30, 2000 and the date of the spin-off.

"Beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared power to dispose of, or to direct the disposition of, a security. A person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.


                                                               NUMBER OF SHARES      PERCENT
NAME                                                          BENEFICIALLY OWNED    OF SHARES
----                                                          ------------------    ---------
Kenneth E. Stinson(1)(2)....................................      2,880,492           7.92%
Richard W. Colf.............................................      1,725,960           4.75%
Bruce E. Grewcock...........................................        988,804           2.72%
Christopher J. Murphy.......................................        848,954           2.33%
Richard Geary...............................................        717,780           1.97%
Walter Scott, Jr............................................        400,000            1.1%
Daniel W. Speck.............................................        211,925               *
Mark E. Belmont.............................................         40,837               *
John J. Shaffer.............................................          9,975               *
William L. Grewcock.........................................          8,192               *
James Goodwin...............................................             --               *
                                                                  ---------          ------
Directors and Executive Officers as a Group (13
  Individuals)..............................................      7,880,231          21.67%


---------------
  *  Less than 1%

(1) Includes 766,773 shares of Materials common stock expected to be held in trusts, for which Mr. Stinson is the trustee with sole voting and investment powers.

(2) Mr. Stinson's address is c/o Kiewit Plaza, Omaha, Nebraska 68131.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Upon completion of the spin-off, the authorized capital stock of Materials will consist of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share of which shares will be issued and outstanding.

VOTING RIGHTS

     The holders of Materials common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors from legally available funds. Holders of common stock are not entitled to cumulative voting rights. The holders of the common stock have no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock, including the shares being offered in the spin-off, are, or will be upon completion of the spin-off, fully paid and non-assessable.

     The Materials restated certificate of incorporation provides that any amendment to the provisions in the restated certificate of incorporation regarding the classification of the board of directors requires the approval of at least 80% of the Materials common stock. Any amendment to the 80% threshold requires the approval of at least 80% of the Materials common stock. Amendments to the provisions in the restated certificate of incorporation regarding stockholders' repurchase rights, the definition of the formula price, stock ownership and transfer restrictions, the prohibition of stockholder action by written consent in place of a meeting, the limitation on the right of stockholders to call special meetings of stockholders, the limitation on the right of stockholders to present proposals or nominate directors for election at annual meetings of stockholders and amendments to the restated certificate of incorporation require the approval of at least 66 2/3% of the Materials common stock.

REPURCHASE RIGHTS

     Holders of Materials common stock are generally permitted, at any time on or prior to the 15th day of any calendar month, to offer to sell all or part of their common stock to Materials at the current formula price. Materials is generally required to accept the offer within 10 days of receipt of the offer, provided, however, that after giving effect to the purchase, there remain at least 1,000 shares of capital stock of Materials issued and outstanding and having full voting power.

     The Materials board of directors may suspend Materials' duties to repurchase Materials common stock offered by a stockholder upon the Materials board's determination that the Materials adjusted book value to be determined at the end of the current fiscal year is likely to be less that the Materials adjusted book value determined at the end of the prior fiscal year, less dividends declared on Materials common stock since the prior fiscal year end. This suspension may not exceed one year.

     The Materials board has the right to decide to conserve Materials' cash by temporarily halting Materials' duty to repurchase Materials common stock for cash. In such event, payment will be in the form of interest-bearing promissory notes instead of cash. Such promissory notes will have such term to maturity, up to 5 years, as the Materials board may determine. Holders may withdraw tenders of shares of Materials common stock that would be paid for with notes. The Materials board has the right to invoke this cash repurchase limitation only after more than 5% of the outstanding shares of Materials common stock have been tendered in any fiscal year.

     Under Section 160 of the Delaware General Corporation Law, Materials may not repurchase shares of its common stock if its capital is impaired or if the repurchase would impair its capital.

     Materials' repurchase obligations may be terminated by Materials' board of directors at any time. However, the board shall not have that authority unless it has also determined that the Materials common stock is publicly traded.

LIQUIDATION RIGHTS

     Upon the liquidation, dissolution or winding up of Materials, after the creditors of Materials and the holders of Materials preferred stock (if any), receive the full preferential amounts to which they are entitled, holders of Materials common stock will be entitled to receive any assets available for distribution to stockholders of Materials.

FORMULA PRICE

     The formula price of Materials common stock is the price at which Materials purchases shares of its common stock and is based upon the adjusted book value of Materials at the end of the previous year.

     The per share formula price is determined by decreasing the prior year's book value by the stockholders' equity attributable to any preferred stock, and increasing such result by the portion of the face amount of any outstanding Materials debentures convertible into Materials common stock at the end of such year, and then dividing this result by the sum of (1) the number of outstanding shares of Materials common stock and (2) the number of shares reserved for conversion of such debentures into Materials common stock, each at the end of such year. This quotient is rounded down to the nearest $.01 and the result represents the adjusted book value per share of the Materials common stock. For purposes of determining the formula price during the fiscal year 2000, shares of Materials common stock issued to Kiewit prior to the spin-off shall be deemed to be outstanding at the end of the fiscal year 1999. The per share formula price is determined by reducing this amount by any dividends per share declared on the Materials common stock since the prior year end. In addition to any adjustments for declared dividends during the current year, the initial formula price for Materials common stock is also adjusted for the amount of any capital contributions made by Kiewit to Materials during fiscal year 2000 prior to the spin-off, other than any capital contribution made in connection with the issuance of Materials debentures in exchange for Kiewit debentures.

OWNERSHIP AND TRANSFER RESTRICTIONS

     Holders of Materials common stock are prohibited from transferring the common stock in any manner except in a sale to Materials and, with prior approval by the Materials board of directors, to certain authorized transferees of the holders. Those authorized transferees consist of fiduciaries for the benefit of the holders and members of the immediate families of the holders, corporations wholly owned by holders or holders and their spouses and/or children, fiduciaries for the benefit of such corporations and charities and fiduciaries for charities designated by any such persons. Upon the death of a Materials stockholder, the shares of Materials common stock owned by the deceased stockholder would be permitted to be transferred to his or her estate, provided that the shares transferred to the transferee would be subject to the same transfer restrictions. There is no restriction on the maximum amount of Materials common stock that may be owned by any individual or entity.

     Holders of Materials common stock are permitted to pledge the Materials common stock for loans in connection with the ownership of the Materials common stock.

     In the event that the board of directors decides to conduct an initial public offering of the Materials common stock, officers and directors of Materials and stockholders owning one percent or more of the Materials common stock outstanding at the time of the offering will not be permitted to sell or otherwise transfer any shares held by them for a period of up to one hundred eighty days following the offering. In addition to any officers and directors who may be subject to the 180 day transfer restriction following an initial public offering, Materials estimates that there may be up to seven additional stockholders, all of whom are Kiewit employees, who may own 1% or more of Materials common stock and thus be subject to this transfer restriction.

     All transfer restrictions on Materials common stock may be terminated by the Materials board at any time.

LISTING

     Materials common stock is not listed on any national securities exchange or quoted on the Nasdaq National Market.

LIMITATION ON DIRECTORS' LIABILITY

     The Materials restated certificate of incorporation provides that a director of Materials will not be personally liable to Materials or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to Materials or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper personal benefit.

PREFERRED STOCK

     The Materials board of directors is empowered, without approval of the stockholders, to issue shares of Materials preferred stock in one or more series, with the numbers of shares of each series and the powers, preferences, rights and limitations of each series to be determined by the board. Among the specific matters that may be determined by the board of directors are:

     - the rate of dividends;

     - the rights and terms of conversion or exchange;

     - voting rights;

     - the terms of redemption;

     - the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of Materials; and

     - the terms of a sinking or purchase fund.

STOCKHOLDER CONSENT

     Under the Delaware General Corporation Law, unless otherwise provided in a corporation's certificate of incorporation, any action which is required or permitted to be taken at an annual or special meeting of stockholders may instead be taken without a meeting, without prior notice and without a vote, if the requirements for an action by written consent are met. The Materials restated certificate of incorporation provides that stockholders of Materials may only take action at an annual or special meeting and may not act by written consent.

STOCKHOLDERS' MEETINGS

     Under the Delaware General Corporation Law, special meetings of stockholders of a corporation may be called by the corporation's board of directors or by persons authorized by the corporation's certificate of incorporation or by-laws. The Materials restated certificate of incorporation provides that special meetings of the stockholders may be called only by the Materials board of directors, the Chairman of the Board or the Chief Executive Officer and may not be called by any other person or persons. Accordingly, stockholders of Materials may not call a special meeting of stockholders.

                                    EXPERTS

     The audited financial statements of Kiewit Materials Company as of December 25, 1999 and December 26, 1998 and for the three years in the period ended December 25, 1999 included in this information statement have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Granite Canyon Joint Venture as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 by Arthur Andersen LLP, independent public accountants, and Pacific Rock Products L.L.C. and Pacific Rock Products Trucking L.L.C. (formerly River City Machinery, L.L.C.) as of December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998, and by Perkins & Company, P.C., independent accountants, respectively, both of whose reports thereon appear herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The audited financial statements of Granite Canyon Joint Venture as of December 31, 1999 and 1998 and for the three years in the period ended December 31, 1999, not separately presented in this information statement, have been audited by Arthur Andersen LLP, independent public accountants, whose report thereon appears herein. Such financial statements, to the extent they have been included in the financial statements of Kiewit Materials Company, have been so included in reliance upon the reports of said firm as experts in auditing and accounting.

     The audited financial statements of Pacific Rock Products L.L.C. and Pacific Rock Products Trucking L.L.C. (formerly River City Machinery, L.L.C) as of December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998 included in this information statement have been so included in reliance on the report of Perkins & Company, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Materials has filed a registration statement on Form 10 to register with the Securities and Exchange Commission the Materials common stock. As allowed by SEC rules, this information statement does not contain all of the information that stockholders can find in the registration statement or the exhibits and schedules to the registration statement. You may inspect and copy the registration statement and the exhibits to the registration statement that we have filed with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the registration statement will also be available to the public from commercial document retrieval services and at the SEC's World Wide Web site at "http://www.sec.gov."

     Following the spin-off, Materials will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC.

     Materials has not authorized anyone to provide you with information that is different from what is contained in this information statement. This information
statement is dated            , 2000. You should not assume that the information
contained in the information statement is accurate as of any date other than that date, and neither the mailing of this information statement to stockholders nor the distribution of Materials common stock to Kiewit stockholders shall create any implication to the contrary.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE


                                                              PAGES
                                                              -----
Reports of Independent Accountants..........................   F-2
Consolidated Financial Statements as of December 25, 1999
  and December 26, 1998 and for the three years in the
  period ended December 25, 1999:
  Consolidated Statements of Earnings.......................   F-5
  Consolidated Balance Sheets...............................   F-6
  Consolidated Statements of Cash Flows.....................   F-7
  Consolidated Statements of Changes in Stockholder's Equity
     and Comprehensive Income...............................   F-8
  Notes to Consolidated Financial Statements................   F-9
Report of Independent Accountants on Consolidated Financial
  Schedule..................................................  F-21
Consolidated Financial Statement Schedule for the three
  years in the period ended December 25, 1999...............  F-22
Consolidated Condensed Financial Statements as of June 30,
  2000 and for the three and six months ended June 30, 2000
  and 1999:
  Consolidated Condensed Statements of Earnings.............  F-23
  Consolidated Condensed Balance Sheet......................  F-24
  Consolidated Condensed Statements of Cash Flows...........  F-25
  Notes to Consolidated Condensed Financial Statements......  F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholder
Kiewit Materials Company

     In our opinion, based on our audits and the reports of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of earnings, changes in stockholder's equity and comprehensive income, and cash flows present fairly, in all material respects, the financial position of Kiewit Materials Company and its subsidiaries (the "Company") at December 25, 1999 and December 26, 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 25, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Granite Canyon Quarry for 1999, 1998 and 1997 and, Pacific Rock Products, L.L.C. and Pacific Rock Products Trucking, L.L.C. (formerly River City Machinery, L.L.C.) for 1998 and 1997 the investments in which comprise $5,121,686 and $15,615,740 of the Company's total assets as of December 25, 1999 and December 26, 1998, respectively, and $4,290,969, $8,190,779 and $6,243,716 of the Company's
earnings before income taxes for each of the three years in the period ended December 25, 1999. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Granite Canyon Quarry, Pacific Rock Products, L.L.C. and Pacific Rock Products Trucking, L.L.C. (formerly River City Machinery, L.L.C.), is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Omaha, Nebraska
March 17, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management Committee of
Granite Canyon Quarry:

We have audited the balance sheets of GRANITE CANYON QUARRY (the "Venture") as of December 31, 1999 and 1998, and the related statements of income, changes in venturers' capital and cash flows for the years then ended (not presented herein). These financial statements are the responsibility of the Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Granite Canyon Quarry as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Denver, Colorado,
March 3, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management Committee of
Granite Canyon Quarry:

We have audited the balance sheets of GRANITE CANYON QUARRY (the "Venture") as of December 31, 1998 and 1997, and the related statements of income, changes in venturers' capital and cash flows for the years then ended (not presented herein). These financial statements are the responsibility of the Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Granite Canyon Quarry as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Denver, Colorado,
March 29, 1999

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                  FOR THE THREE YEARS ENDED DECEMBER 25, 1999

                                                    1999             1998             1997
                                                -------------    -------------    -------------
Revenue.......................................  $ 437,057,648    $ 333,060,002    $ 277,308,896
Cost of revenue...............................   (358,112,282)    (286,046,917)    (231,304,212)
Depreciation, depletion and amortization......    (16,819,147)     (12,112,930)     (10,985,109)
                                                -------------    -------------    -------------
                                                   62,126,219       34,900,155       35,019,575
General and administrative expenses...........    (24,683,403)     (19,062,488)     (16,227,521)
                                                -------------    -------------    -------------
Operating earnings............................     37,442,816       15,837,667       18,792,054
Other income (expense):
  Investment income...........................      4,585,287        3,551,074        3,526,354
  Equity earnings.............................        265,664        5,599,268        4,272,210
  Interest expense............................     (1,853,497)        (934,888)        (547,704)
  Gain on sale of property, plant and
     equipment, net...........................        899,122          853,436        1,005,530
  Other.......................................        242,135          323,322          299,003
                                                -------------    -------------    -------------
                                                    4,138,711        9,392,212        8,555,393
                                                -------------    -------------    -------------
Earnings before income taxes and minority
  interests...................................     41,581,527       25,229,879       27,347,447
Minority interests in (earnings) losses of
  subsidiaries................................        (60,727)         (58,101)          52,277
Income tax expense............................    (15,692,822)      (9,793,440)     (10,857,416)
                                                -------------    -------------    -------------
Net earnings..................................  $  25,827,978    $  15,378,338    $  16,542,308
                                                =============    =============    =============
Net earnings per share:
  Basic and diluted...........................  $     258,280    $     153,783    $     165,423
                                                =============    =============    =============

          See accompanying notes to consolidated financial statements.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 25, 1999 AND DECEMBER 26, 1998

                                                                  1999            1998
                                                              ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 72,330,127    $ 65,601,870
  Marketable securities.....................................     2,533,975       2,584,050
  Accounts receivable:
     Trade, net of allowance for doubtful accounts of
       $993,998 and $780,445................................    51,042,146      40,529,060
     Affiliates.............................................       325,014         292,108
                                                              ------------    ------------
  Total accounts receivable.................................    51,367,160      40,821,168
  Inventories...............................................    11,140,897       7,766,988
  Deferred income taxes.....................................     4,662,000       2,855,000
  Other.....................................................     1,884,960       2,200,369
                                                              ------------    ------------
     Total current assets...................................   143,919,119     121,829,445
Property, plant and equipment at cost.......................   196,278,215     145,892,746
  Less accumulated depreciation.............................    96,277,685      86,454,443
                                                              ------------    ------------
Net property, plant and equipment...........................   100,000,530      59,438,303
Investments and other assets................................    32,970,988      25,785,949
                                                              ------------    ------------
                                                              $276,890,637    $207,053,697
                                                              ============    ============
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable:
     Trade..................................................  $ 18,202,993    $ 22,913,995
     Affiliates.............................................     5,600,639      14,675,013
                                                              ------------    ------------
  Total accounts payable....................................    23,803,632      37,589,008
  Current portion of long-term debt.........................       561,538         739,965
  Accrued payroll and payroll taxes.........................     6,772,340       5,787,804
  Accrued insurance costs...................................     6,776,798       5,626,346
  Income taxes payable -- parent company....................    11,815,841       5,559,111
  Other.....................................................     1,719,859       2,040,055
                                                              ------------    ------------
     Total current liabilities..............................    51,450,008      57,342,289
Long-term debt, less current portion........................     3,753,298         760,834
Deferred income taxes.......................................     8,976,000       6,606,000
Other liabilities...........................................     2,622,906       2,762,503
Minority interest...........................................       355,770         295,044
Stockholder's equity:
  Common stock of $.01 par value. 100 shares authorized,
     issued and outstanding.................................             1               1
  Additional paid-in capital................................   126,627,470      82,466,491
  Accumulated other comprehensive income....................         1,434        (456,172)
  Retained earnings.........................................    83,103,750      57,276,707
                                                              ------------    ------------
Total stockholder's equity..................................   209,732,655     139,287,027
                                                              ------------    ------------
                                                              $276,890,637    $207,053,697
                                                              ============    ============

          See accompanying notes to consolidated financial statements.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE THREE YEARS ENDED DECEMBER 25, 1999

                                                       1999            1998            1997
                                                   ------------    ------------    ------------
Cash flows from operating activities:
  Net earnings...................................  $ 25,827,978    $ 15,378,338    $ 16,542,308
  Adjustments to reconcile net earnings to net
     cash provided by operating activities:
     Depreciation, depletion and amortization....    16,819,147      12,112,930      10,985,109
     Gain on sale of property, plant and
       equipment, net............................      (899,122)       (853,436)     (1,005,530)
     Gain on sale of securities..................            --         (25,714)             --
     Deferred income taxes.......................       748,000         707,000       1,038,000
     Undistributed equity earnings...............       129,273      (1,078,437)     (4,246,212)
     Minority interest in earnings (losses)......        60,727          58,101         (52,277)
     Change in operating assets and liabilities:
       Accounts receivable.......................    (1,669,564)     (3,548,729)     (6,263,241)
       Inventories...............................    (2,002,757)       (163,240)       (278,122)
       Other assets..............................       933,929        (749,466)       (469,808)
       Accounts payable..........................   (15,016,433)      5,437,919      13,316,821
       Accrued payroll and other.................       984,536       2,135,446        (111,141)
       Accrued insurance cost....................     1,150,453         792,517         327,575
       Income taxes payable......................     6,256,730        (367,437)        (87,334)
       Other liabilities.........................    (1,621,305)       (206,800)     (1,220,587)
                                                   ------------    ------------    ------------
Net cash provided by operating activities........    31,701,592      29,628,992      28,475,561
Cash flows from investing activities:
  Proceeds from sale of property, plant and
     equipment...................................     2,676,119       1,448,503       1,304,334
  Capital expenditures...........................   (19,447,225)    (13,351,000)    (20,213,136)
  Purchases of marketable securities.............            --         (16,874)        (43,947)
  Sales of marketable securities.................            --         760,621              --
  Additions to notes receivable..................    (1,994,973)     (1,837,933)       (760,642)
  Payments received on notes receivable..........     1,542,182       1,316,489         363,750
  Investments and acquisitions...................   (36,151,653)     (2,136,356)     (8,132,363)
                                                   ------------    ------------    ------------
Net cash used in investing activities............   (53,375,550)    (13,816,550)    (27,482,004)
Cash flows from financing activities:
  Payments of long-term debt.....................   (15,758,764)       (378,419)        (86,221)
  Contributions by minority owner................            --              --         209,445
  Contributions from parent......................    44,160,979       2,145,923      10,713,084
  Dividends......................................            --              --     (13,970,000)
                                                   ------------    ------------    ------------
Net cash provided by (used in) financing
  activities.....................................    28,402,215       1,767,504      (3,133,692)
                                                   ------------    ------------    ------------
Net increase (decrease) in cash and cash
  equivalents....................................     6,728,257      17,579,946      (2,140,135)
Cash and cash equivalents at beginning of year...    65,601,870      48,021,924      50,162,059
                                                   ------------    ------------    ------------
Cash and cash equivalents at end of year.........  $ 72,330,127    $ 65,601,870    $ 48,021,924
                                                   ============    ============    ============
Supplemental disclosures of cash flow
  information:
  Interest paid..................................  $  1,848,988    $    944,672    $    528,031
  Income taxes paid..............................     7,465,923       7,701,132       7,441,421

          See accompanying notes to consolidated financial statements.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                            AND COMPREHENSIVE INCOME
                  FOR THE THREE YEARS ENDED DECEMBER 25, 1999

                                                            ACCUMULATED
                                             ADDITIONAL        OTHER                         TOTAL
                                   COMMON     PAID-IN      COMPREHENSIVE    RETAINED     STOCKHOLDER'S
                                   STOCK      CAPITAL         INCOME        EARNINGS        EQUITY
                                   ------   ------------   -------------   -----------   -------------
BALANCE AT DECEMBER 28, 1996.....   $ 1     $ 69,408,464     $ (82,951)    $29,326,061   $ 98,651,575
Dividends ($39,700 per share)....    --               --            --      (3,970,000)    (3,970,000)
Contribution from parent.........    --       10,713,084            --              --     10,713,084
Comprehensive income:
  Net earnings...................    --               --            --      16,542,308     16,542,308
     Other comprehensive income:
     Change in unrealized holding
       gain, net of tax..........    --               --         8,537              --          8,537
     Minimum pension liability
       adjustment................    --               --      (314,926)             --       (314,926)
                                                                                         ------------
     Total other comprehensive
       income....................                                                            (306,389)
                                                                                         ------------
Total comprehensive income.......                                                          16,235,919
                                    ---     ------------     ---------     -----------   ------------
BALANCE AT DECEMBER 27, 1997.....     1       80,121,548      (389,340)     41,898,369    121,630,578
Contribution from parent.........    --        2,344,943            --              --      2,344,943
Comprehensive income:
  Net earnings...................    --               --            --      15,378,338     15,378,338
     Other comprehensive income:
     Change in unrealized holding
       loss, net of tax..........    --               --        (7,857)             --         (7,857)
     Minimum pension liability
       adjustment................    --               --       (58,975)             --        (58,975)
                                                                                         ------------
     Total other comprehensive
       income....................                                                             (66,832)
                                                                                         ------------
Total comprehensive income.......                                                          15,311,506
                                    ---     ------------     ---------     -----------   ------------
BALANCE AT DECEMBER 26, 1998.....     1       82,466,491      (456,172)     57,276,707    139,287,027
                                    ---     ------------     ---------     -----------   ------------
Dividends($9 per share)..........                                                 (935)          (935)
Contribution from parent.........    --       44,160,979            --              --     44,160,979
Comprehensive income:
  Net earnings...................    --               --            --      25,827,978     25,827,978
     Other comprehensive income:
     Change in unrealized holding
       loss, net of tax..........    --               --       (24,578)             --        (24,578)
     Minimum pension liability
       adjustment................    --               --       482,184              --        482,184
                                                                                         ------------
     Total other comprehensive
       income....................                                                             457,606
                                                                                         ------------
Total comprehensive income.......                                                          26,285,584
                                    ---     ------------     ---------     -----------   ------------
BALANCE AT DECEMBER 25, 1999.....   $ 1     $126,627,470     $   1,434     $83,103,750   $209,732,655
                                    ===     ============     =========     ===========   ============

          See accompanying notes to consolidated financial statements.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  General:

     The consolidated financial statements include the accounts of Kiewit Materials Company ("KMC") and its subsidiaries (collectively, the "Company") and the Company's pro rata portion of the accounts of Granite Canyon Joint Venture. The Company was formed on February 2, 1999. Several affiliated operating corporations under common ownership (the "Predecessors"), each one of which is engaged in an aspect of the materials business, were combined (the "Combination") on March 1, 1999 through a series of nonmonetary contributions from KMC's parent, Peter Kiewit Sons', Inc. ("Kiewit").

     The Combination has been accounted for at historical cost in a manner similar to a pooling of interests. All material intercompany transactions have been eliminated in consolidation.

     The Company has a 52-53 week fiscal year which ends on the last Saturday in December. 1999, 1998 and 1997 were all 52 week years.

     The Company principally operates in the Southwest and Northwest portions of the United States. The Company produces and distributes construction materials including ready-mix concrete, asphalt, sand, gravel, crushed stone and railroad ballast ("materials products").

     Demand for the Company's products is subject to factors affecting the level of general construction activity including the level of interest rates, availability of funds for construction, appropriations by federal and state governments for construction, past overbuilding, labor relations in the construction industry, energy shortages, material shortages, weather, climate and other factors affecting the construction industry in general. Labor disputes in the construction industry may result in work stoppages which may interrupt sales in the affected area. Precipitation or freezing temperatures may cause a reduction in construction activity and related demand for the Company's products. During the winter months, sales and income of the Company's quarries and Northwest operations are adversely affected by the impact of inclement weather. A decrease in the level of general construction activity in any of the Company's market areas caused by any of the above factors may have a material adverse effect on the Company's sales and income derived therefrom.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition:

     Materials revenue, net of discounts, is recognized at the time the products are shipped and all significant contractual obligations have been satisfied.

     Construction revenue is recognized using the percentage of completion method of accounting. Under the percentage of completion method, an estimated percentage for each contract, as determined by the Company's engineering estimate based on the amount of work performed, is applied to total estimated profit. Provision is made for the entire amount of future estimated losses on contracts in progress; claims for additional contract compensation, however, are not reflected in the accounts until the year in which such claims are allowed. Revisions in cost and profit estimates during the course of the work are reflected in the accounting period in which the facts which require the revision become known. It is at least reasonably possible that cost and profit estimates will be revised in the near-term.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
  Limited Liability Companies and Joint Ventures:

     Investments in limited liability companies in which the Company exercises significant influence over operations and financial policies are accounted for by the equity method. The Company accounts for its 49% share of Granite Canyon Joint Venture on a pro rata basis.

  Inventories:

     Inventories consist primarily of raw materials, repair parts, fuel and building materials that the Company holds for use or sale in the ordinary course of business. Inventories are stated at the lower of average cost or market.

  Depreciation:

     Property, plant and equipment are recorded at cost. Depreciation is provided on a straight line method based on the following useful lives:

                                                              YEARS
                                                              -----
Buildings and improvements..................................    39
Equipment and other.........................................  5-10

  Depletion:

     Depletion of mineral properties is provided on a unit-of-extraction basis determined in relation to estimated recoverable reserves at each mineral site.

  Intangible Assets:

     Intangible assets consist principally of goodwill. These assets are amortized on a straight-line basis over the expected period of benefit, which does not exceed 20 years.

  Long Lived Assets:

     The Company reviews the carrying amount of long lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of the present value of the estimated future operating cash flows anticipated to be generated during the remaining life of the assets to the net carrying value of the assets.

  Income Taxes:

     The Company is included in a consolidated income tax return. The provision for Federal income tax is computed on the separate results of operations of the Company as if a separate return was filed.

     Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Accrued Insurance Costs:

     The Company is self-insured for certain general, auto, and worker's compensation claims and accrues for the estimated ultimate liability for incurred losses. It is at least reasonably possible that the estimate of ultimate liability will be revised in the near-term.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
  General and Administrative Costs:

     General and administrative costs historically recorded by Kiewit or other affiliates of the Company, but that were incurred for the benefit of the Company, have been recorded in the accompanying financial statements. These costs have been allocated to the Company based upon historical assessments of the level of effort incurred for the benefit of the Company that were used for internal reporting purposes, and have been, in management's opinion, reasonably allocated to the Company.

  Earnings Per Share:

     The basic and diluted earnings per share were calculated using the 100 shares the Company issued to its parent in March 1999 in connection with the Combination.

                                                 1999           1998           1997
                                              -----------    -----------    -----------
Net earnings available to common
  stockholders..............................  $25,827,978    $15,378,338    $16,542,308
                                              ===========    ===========    ===========
Total number of weighted average shares
  outstanding...............................          100            100            100
                                              ===========    ===========    ===========
Basic and diluted earnings per share........  $   258,280    $   153,783    $   165,423
                                              ===========    ===========    ===========

  Recent Pronouncements:

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement is effective for all fiscal years beginning after June 15, 2000. Management does not expect adoption of this statement to materially affect the Company's financial statements as the Company has no derivative instruments or hedging activities.

2. FINANCIAL INSTRUMENTS:

     The following methods and assumptions were used to determine classification and fair values of financial instruments:

  Cash and Cash Equivalents:

     Cash and cash equivalents are stated at cost, which approximates fair value. Cash equivalents generally consist of highly liquid instruments purchased with a maturity of three months or less and cash deposited with Kiewit Construction Company ("KCC"), an indirect subsidiary of Kiewit. The Company's deposits with KCC are commingled with the funds of other affiliated companies for investment purposes and are available for withdrawal upon demand. These deposits earn interest at a rate based on LIBOR. The Company's net deposits totaled $57,791,265 and $54,520,320 in 1999 and 1998.

  Marketable Securities:

     The Company has classified all marketable securities as available-for-sale. The amortized cost of the securities used in computing unrealized and realized gains and losses are determined by specific identification. Fair values are estimated based on quoted market prices for the securities on hand or similar investments. Net unrealized holding gains and losses, if any, are reported as a separate component of accumulated other comprehensive income, net of tax.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

2. FINANCIAL INSTRUMENTS, CONTINUED:
     At December 25, 1999 and December 26, 1998, the cost, estimated fair values and unrealized holding gains of the Company's marketable securities are as follows:

                                                                UNREALIZED
                                                  AMORTIZED      HOLDING         FAIR
                                                     COST          GAIN         VALUE
                                                  ----------    ----------    ----------
1999:
U.S. debt securities............................  $2,531,652     $ 2,323      $2,533,975
                                                  ==========     =======      ==========
1998:
U.S. debt securities............................  $2,541,925     $42,125      $2,584,050
                                                  ==========     =======      ==========

     Realized gain on sale of marketable securities was $-- in 1999 and $25,714 in 1998.

     All debt securities mature within one to five years.

  Long-term debt:

     The fair value of debt was estimated using the incremental borrowing rates of the Company for debt of the same remaining maturities and approximates the carrying amount.

3. INVENTORIES:

     Inventories consist of the following:

                                                        1999           1998
                                                     -----------    ----------
Raw materials......................................  $ 9,523,973    $6,573,036
Other..............................................    1,616,924     1,193,952
                                                     -----------    ----------
                                                     $11,140,897    $7,766,988
                                                     ===========    ==========

4. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following:

                                                      1999            1998
                                                  ------------    ------------
Land and mineral properties.....................    25,039,783    $  8,844,421
Buildings and improvements......................     7,176,851       6,073,090
Equipment and other.............................   164,061,581     130,975,235
                                                  ------------    ------------
                                                  $196,278,215    $145,892,746
                                                  ============    ============

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

5. INVESTMENT AND OTHER ASSETS:

     Investments and other assets consists of the following:

                                                       1999           1998
                                                    -----------    -----------
Investment in limited liability companies.........  $        --    $10,724,511
Intangible assets, principally goodwill, net of
  accumulated amortization of $6,050,026 and
  $4,169,800......................................   29,738,772     14,063,793
Land option.......................................    2,000,000             --
Notes receivable..................................      949,252        521,218
Other.............................................      282,964        476,427
                                                    -----------    -----------
                                                    $32,970,988    $25,785,949
                                                    ===========    ===========

     The Company's investment in limited liability companies is comprised of a 40% interest in Pacific Rock Products, L.L.C. and a 40% interest in Pacific Rock Products Trucking, L.L.C. (formerly River City Machinery, L.L.C.). Pacific Rock Products, L.L.C. is engaged in the production and distribution of materials products. Pacific Rock Products Trucking, L.L.C. rents equipment to affiliated companies. During 1999, the Company acquired the remaining 60% interest of both limited liability companies.

6. EMPLOYEE BENEFIT PLANS:

     The Company makes contributions based on collective bargaining agreements to several multi-employer union pension plans. These contributions are included in cost of revenue. Under federal law, the Company may be liable for a portion of future plan deficiencies; however, there are no known deficiencies.

     Approximately 10% of the employees of the Company are covered under the Kiewit profit sharing plan. The expense related to the profit sharing plan was $302,774, $447,795 and $617,784 in 1999, 1998 and 1997, respectively.

     The Company sponsors a defined benefit pension plan covering certain union employees. Benefits are based on negotiated rates multiplied by years of service. It is the Company's policy to make contributions to these plans sufficient to meet minimum funding requirements of the applicable laws and regulations, plus such additional amounts, if any, as the Company's actuarial consultants advise to be appropriate. Plan assets consist principally of fixed income instruments, equity securities and cash equivalents.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

6. EMPLOYEE BENEFIT PLANS, CONTINUED:

                                                               1999           1998
                                                            -----------    -----------
Change in benefit obligation:
  Benefit obligation at beginning of year.................  $ 4,799,238    $ 3,174,787
  Service cost............................................    1,137,407        974,369
  Interest cost...........................................      310,258        226,788
  Actuarial (gain) loss...................................   (1,190,656)       577,594
  Benefits paid...........................................     (201,781)      (154,300)
                                                            -----------    -----------
Benefit obligation at end of year.........................    4,854,466      4,799,238
Change in plan assets:
  Fair value of plan assets at beginning of year..........    3,340,878      2,821,262
  Actual return on plan assets............................      603,336        673,916
  Employer contribution...................................    1,023,964             --
  Benefits paid...........................................     (201,781)      (154,300)
                                                            -----------    -----------
Fair value of plan assets at end of year..................    4,766,397      3,340,878
                                                            -----------    -----------
Funded status.............................................      (88,069)    (1,458,360)
Unrecognized net actuarial (gain) loss....................     (762,296)       741,822
Unrecognized prior service cost...........................      160,943        183,216
                                                            -----------    -----------
(Accrued) prepaid benefit cost............................  $  (689,422)   $  (533,322)
                                                            ===========    ===========
Amounts recognized in the statement of financial position
  consist of:
  Prepaid benefit cost....................................  $        --    $        --
  Accrued benefit liability...............................     (689,422)    (1,458,360)
  Intangible asset........................................           --        183,216
  Accumulated other comprehensive income..................           --        741,822
                                                            -----------    -----------
Net amount recognized.....................................  $  (689,422)   $  (533,322)
                                                            ===========    ===========

                                                         1999          1998         1997
                                                      ----------    ----------    --------
     Weighted-average assumptions as of year end:
       Discount rate................................     8.0%          6.5%         7.0%
       Expected return on plan assets...............     8.0%          8.0%         8.0%
     Components of net periodic benefit cost:
       Service cost.................................  $1,137,407    $  974,369    $762,450
       Interest cost................................     310,258       226,788     156,768
       Expected return on plan assets...............    (313,813)     (224,321)   (145,444)
       Amortization of prior service cost...........      22,273        22,273      22,273
       Recognized net actuarial loss................      23,939        37,268         968
                                                      ----------    ----------    --------
     Net periodic benefit cost......................  $1,180,064    $1,036,377    $797,015
                                                      ==========    ==========    ========

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $4,854,466, $4,854,466 and $4,766,397, respectively, as of December 25, 1999 and $4,799,238, $4,799,238 and $3,340,878,
respectively, as of December 26, 1998.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

7. LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                 1999          1998
                                                              ----------    ----------
8% note payable monthly to 2009.............................  $1,442,074    $       --
7% note payable quarterly to 2003...........................     355,858       430,429
9.5% note payable monthly to 2002...........................     151,902       205,228
9.25% notes payable monthly to 2003.........................          --       304,830
9% note payable monthly to 2007.............................     649,104        81,044
7.629% note payable monthly to 2016.........................     776,272            --
Other.......................................................     939,626       479,268
                                                              ----------    ----------
                                                               4,314,836     1,500,799
Less current portion........................................     561,538       739,965
                                                              ----------    ----------
                                                              $3,753,298    $  760,834
                                                              ==========    ==========

     Long-term debt repayments are due as follows:

2000.............................................  $  561,538
2001.............................................     921,155
2002.............................................     304,985
2003.............................................     294,023
2004.............................................     205,646
2005 and thereafter..............................   2,027,489
                                                   ----------
                                                   $4,314,836
                                                   ==========

     The 8% note payable was issued in 1999 to purchase land and is collateralized by a deed of trust.

     The 7% note payable is not collateralized and was issued as additional consideration as part of a 1997 acquisition.

     The 9.25% notes payable were collateralized by deeds of trust and were retired in February 1999.

     The 9% and 7.629% notes payable are collateralized by deeds of trust and were assumed as part of the Company's 1999 acquisition of the remaining 60% of Pacific Rock Products, L.L.C.

     All remaining items of debt are collateralized by equipment.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

8. INCOME TAXES:

     An analysis of the provision for income taxes relating to earnings before minority interest and income taxes for the three years ended December 25, 1999 follows:

                                                 FEDERAL        STATE          TOTAL
                                               -----------    ----------    -----------
1999:
Current......................................  $11,691,349    $3,253,473    $14,944,822
Deferred.....................................      559,000       189,000        748,000
                                               -----------    ----------    -----------
                                               $12,250,349    $3,442,473    $15,692,822
                                               ===========    ==========    ===========
1998:
Current......................................  $ 6,961,899    $2,124,541    $ 9,086,440
Deferred.....................................      593,000       114,000        707,000
                                               -----------    ----------    -----------
                                               $ 7,554,899    $2,238,541    $ 9,793,440
                                               ===========    ==========    ===========
1997:
Current......................................  $ 7,643,867    $2,175,549    $ 9,819,416
Deferred.....................................      833,000       205,000      1,038,000
                                               -----------    ----------    -----------
                                               $ 8,476,867    $2,380,549    $10,857,416
                                               ===========    ==========    ===========

     The actual income tax expense differs from the "expected" tax expense computed by applying the U.S. Federal corporate tax rate of 35% to earnings before minority interest and income taxes as follows:

                                                 1999           1998           1997
                                              -----------    -----------    -----------
Federal income tax expense at statutory
  rate......................................  $14,553,534    $ 8,830,458    $ 9,571,606
State income tax, net of Federal tax
  benefit...................................    2,307,998      1,394,993      1,584,486
Percentage depletion........................   (1,161,782)    (1,310,610)      (942,905)
Prior year adjustment.......................     (367,132)       521,371        496,187
Other.......................................      360,204        357,228        148,042
                                              -----------    -----------    -----------
                                              $15,692,822    $ 9,793,440    $10,857,416
                                              ===========    ===========    ===========

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

8. INCOME TAXES, CONTINUED:
     The components of the net deferred tax liabilities for the years ended December 25, 1999 and December 26, 1998 were as follows:

                                                               1999           1998
                                                            -----------    -----------
Deferred tax assets:
  Construction accounting.................................  $(2,905,384)   $  (806,000)
  Insurance claims........................................   (2,762,474)    (2,229,000)
  Compensation and retirement benefits....................   (1,340,608)    (1,291,000)
  Other...................................................   (1,513,534)    (1,033,000)
                                                            -----------    -----------
Total deferred tax assets.................................   (8,522,000)    (5,359,000)
Deferred tax liabilities:
  Asset bases/accumulated depreciation....................    9,162,071      7,332,000
  Investments in limited liability companies/joint
     ventures.............................................    3,673,265      1,678,000
  Other...................................................          664        100,000
                                                            -----------    -----------
Total deferred tax liabilities............................   12,836,000      9,110,000
                                                            -----------    -----------
Net deferred tax liabilities..............................  $ 4,314,000    $ 3,751,000
                                                            ===========    ===========

9. SEGMENT REPORTING:

     The Company currently operates under one segment and all operations and long-lived assets are in the United States.

     The Company's external revenues by product for the three years ended December 25, 1999 are as follows:

                                               1999            1998            1997
                                           ------------    ------------    ------------
Aggregates (sand, gravel, crushed stone
  and railroad ballast)..................  $ 98,976,438    $ 54,722,819    $ 44,388,081
Asphalt..................................    78,442,724      57,862,340      75,732,891
Ready mix concrete.......................   250,874,384     209,842,986     144,908,912
Construction.............................     8,764,102      10,631,857      12,279,012
                                           ------------    ------------    ------------
                                           $437,057,648    $333,060,002    $277,308,896
                                           ============    ============    ============

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

10. OTHER COMPREHENSIVE INCOME:

     Other comprehensive income consisted of the following:

                                                                   TAX
                                                                (EXPENSE)
                                                  BEFORE TAX    OR BENEFIT    AFTER TAX
                                                  ----------    ----------    ---------
1999:
Unrealized holding losses:
  Unrealized holding losses arising during the
     period.....................................  $ (39,802)    $  15,224     $ (24,578)
Minimum pension liability adjustment............    741,822      (259,638)      482,184
                                                  ---------     ---------     ---------
Other comprehensive income......................  $ 702,020     $(244,414)    $ 457,606
                                                  =========     =========     =========
1998:
Unrealized holding losses:
  Unrealized holding gains arising during the
     period.....................................  $  11,924     $  (4,561)    $   7,363
  Plus reclassification adjustment for gains
     realized in net earnings...................    (24,648)        9,428       (15,220)
                                                  ---------     ---------     ---------
Net unrealized losses...........................    (12,724)        4,867        (7,857)
Minimum pension liability adjustment............    (90,731)       31,756       (58,975)
                                                  ---------     ---------     ---------
Other comprehensive income......................  $(103,455)    $  36,623     $ (66,832)
                                                  =========     =========     =========
1997:
Unrealized holding gains:
  Unrealized holding gains arising during the
     period.....................................  $  13,825     $  (5,288)    $   8,537
Minimum pension liability adjustment............   (484,502)      169,576      (314,926)
                                                  ---------     ---------     ---------
Other comprehensive income......................  $(470,677)    $ 164,288     $(306,389)
                                                  =========     =========     =========

     Accumulated other comprehensive income consisted of the following:

                                                                CURRENT
                                                  BEGINNING      YEAR        ENDING
                                                   BALANCE      CHANGE       BALANCE
                                                  ---------    ---------    ---------
1999:
Unrealized holding gain on securities...........  $  26,012    $ (24,578)   $   1,434
Minimum pension liability adjustment............   (482,184)     482,184           --
                                                  ---------    ---------    ---------
Accumulated other comprehensive income..........  $(456,172)   $ 457,606    $   1,434
                                                  =========    =========    =========
1998:
Unrealized holding gain on securities...........  $  33,869    $  (7,857)   $  26,012
Minimum pension liability adjustment............   (423,209)     (58,975)    (482,184)
                                                  ---------    ---------    ---------
Accumulated other comprehensive income..........  $(389,340)   $ (66,832)   $(456,172)
                                                  =========    =========    =========
1997:
Unrealized holding gain on securities...........  $  25,332    $   8,537    $  33,869
Minimum pension liability adjustment............   (108,283)    (314,926)    (423,209)
                                                  ---------    ---------    ---------
Accumulated other comprehensive income..........  $ (82,951)   $(306,389)   $(389,340)
                                                  =========    =========    =========

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

11. OPERATING LEASES:

     The Company leases mineral properties, buildings and certain equipment under noncancelable operating lease agreements. Total rent expense was $12,291,760, $11,625,294 and $10,176,629 in 1999, 1998 and 1997, respectively.
Future minimum lease commitments are as follows:

2000............................................  $ 9,093,959
2001............................................    8,096,764
2002............................................    7,504,509
2003............................................    6,682,634
2004............................................    5,622,128
Thereafter......................................   26,797,577
                                                  -----------
                                                  $63,797,571
                                                  ===========

12. RELATED PARTY TRANSACTIONS:

     During 1999, 1998 and 1997 the Company was involved in transactions with affiliated companies as follows:

                                                   1999           1998          1997
                                                -----------    ----------    ----------
Equipment rental income.......................  $    39,076    $  203,334    $  186,911
Equipment rental expense......................      562,022        19,288            --
Insurance premium expense.....................       43,738        32,839        49,387
Interest income...............................    3,180,932     2,847,501     2,753,194
Interest expense..............................    1,236,391       583,673       478,885
Administrative service fee income.............      106,282       199,031       182,001
Administrative service fee expense............    3,973,892     1,402,834     1,181,156
Asset acquisitions............................    2,031,475       135,500       107,558
Asset disposals, proceeds.....................      444,900       223,500       270,907
Gain on asset disposals.......................      183,129        11,134       101,607
Engineering & estimating expense..............           --        79,249        52,505
Sales.........................................   10,411,786     7,326,151     8,838,367

     During 1997, the Company declared and paid a cash dividend of $3,970,000.

     During 1998, the Company received a noncash contribution from its parent for the assumption of certain operating liabilities of $199,020.

     During 1999, the Company dividended net operating assets of $935 to a subsidiary of Kiewit.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

13. ACQUISITIONS:

     During 1999, 1998 and 1997, the Company acquired the assets of various materials operations, all of which were accounted for by the purchase method and, accordingly, results of operations for the acquired businesses have been included in the consolidated statement of income from their respective dates of acquisition. Pro forma financial information is not presented for the acquisitions because the impact is not material to the results of operations. The aggregate purchase prices were $4,270,000, $2,136,356 and $9,477,347 during 1999, 1998 and 1997, respectively. A $1,450,000 long-term note payable was issued in connection with the 1999 purchase. Included in the 1997 purchase price was the assumption of long-term debt totaling $1,339,381 and the issuance of a $500,000 long-term note payable. Goodwill related to these acquisitions was $357,111 and $2,120,022 during 1998 and 1997, respectively, and is amortized over periods of 15 to 20 years.

     On February 28, 1999, the Company purchased the remaining 60% of Pacific Rock Products, L.L.C., and Pacific Rock Products Trucking L.L.C. (formerly River City Machinery L.L.C.), a materials operation operating in the Portland, Oregon area, for $40,000,000. The acquisition was accounted for by the purchase method of accounting. The fair value of the identifiable assets acquired and liabilities assumed was $35,791,460 and $13,096,664, respectively. The excess of aggregate purchase price over fair value of identifiable assets and liabilities acquired of approximately $17,305,204 was recognized as goodwill and is being amortized over 20 years. The operating results of the remaining 60% are included in the consolidated results of operations from the date of acquisition. The following pro forma financial information assumes the acquisition occurred at the beginning of 1998. These results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of 1998, or the results which may occur in the future.

                                                          DECEMBER 25,    DECEMBER 26,
                                                              1999            1998
                                                          ------------    ------------
Revenue.................................................  $444,119,978    $395,820,004
Net earnings............................................    26,038,104      20,837,624
Net earnings per share:
  Basic and diluted.....................................  $    260,381    $    208,376

14. OTHER MATTERS:

     The Company is involved in various lawsuits and claims incidental to its business. Management believes that any resulting liability should not materially affect the Company's financial position, future results of operations or cash flows.

15. SUBSEQUENT EVENTS:

     On January 3, 2000, the Company acquired 100% of the outstanding common stock and related assets of a materials operation operating in the Northern California area, for approximately $30,000,000. Identifiable intangible assets related to this purchase will be amortized over their useful life of 27.5 years. There was no goodwill related to this transaction.

     The Company has filed various documents with the Securities and Exchange Commission pursuant to which Kiewit is proposing to spin-off the Company to its shareholders in a transaction that is intended to be tax-free for U.S. Federal income tax purposes.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholder
Kiewit Materials Company


Our audit of the consolidated financial statements referred to in our report dated March 17, 2000 appearing on page F-2 also included an audit of the financial statement schedule appearing on page F-22. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


PricewaterhouseCoopers LLP

Omaha, Nebraska
March 17, 2000

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

                                                                     SCHEDULE II

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                       ADDITIONS
                                       BALANCE         CHARGED TO         AMOUNTS               BALANCE
                                      BEGINNING        COSTS AND         CHARGED TO             END OF
                                      OF PERIOD         EXPENSES          RESERVES     OTHER    PERIOD
                                      ---------    ------------------    ----------    -----    -------
                                                           (DOLLARS IN THOUSANDS)
YEAR ENDED DECEMBER 25, 1999
Allowance for doubtful trade
  accounts..........................   $  780            $  447           $  (233)      $--     $  994
Reserves:
  Insurance claims..................    5,626             2,370            (1,219)      --       6,777
YEAR ENDED DECEMBER 26, 1998
Allowance for doubtful trade
  accounts..........................   $  785            $   42           $   (47)      $--     $  780
Reserves:
  Insurance claims..................    4,834             2,030            (1,238)      --       5,626
YEAR ENDED DECEMBER 27, 1997
Allowance for doubtful trade
  accounts..........................   $  863            $  153           $  (231)      $--     $  785
Reserves:
  Insurance claims..................    4,506             1,427            (1,099)      --       4,834

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

                 CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                                  (UNAUDITED)


                                      THREE MONTHS ENDED                 SIX MONTHS ENDED
                                           JUNE 30,                          JUNE 30,
                                 -----------------------------    ------------------------------
                                     2000             1999            2000             1999
                                 -------------    ------------    -------------    -------------
Revenue........................  $ 127,930,873    $109,258,819    $ 227,470,710    $ 208,746,819
Cost of revenue................   (106,572,791)    (93,209,800)    (190,729,935)    (177,015,210)
Depreciation, depletion and
  amortization.................     (4,962,514)     (4,440,660)      (9,637,042)      (7,607,247)
                                 -------------    ------------    -------------    -------------
                                    16,395,568      11,608,359       27,103,733       24,124,362
General and administrative
  expenses.....................     (5,391,202)     (5,890,179)     (11,842,104)     (12,495,527)
                                 -------------    ------------    -------------    -------------
Operating earnings.............     11,004,366       5,718,180       15,261,629       11,628,835
Other income (expense):
  Investment income............      1,257,863         948,699        2,705,546        1,959,653
  Equity earnings..............             --          (1,940)              --          269,554
  Interest expense.............       (551,007)       (622,286)      (1,282,330)        (864,520)
  Gain on sale of property,
     plant and equipment,
     net.......................        340,336         310,954          436,372          456,268
  Other, net...................         54,877         230,346          111,790          285,120
                                 -------------    ------------    -------------    -------------
                                     1,102,069         865,773        1,971,378        2,106,075
                                 -------------    ------------    -------------    -------------
Earnings before income taxes
  and minority interest........     12,106,435       6,583,953       17,233,007       13,734,910
Minority interest..............         74,375         391,598           17,234          (44,830)
Income tax expense.............     (4,830,798)     (2,655,004)      (6,867,976)      (5,493,964)
                                 -------------    ------------    -------------    -------------
Net earnings...................  $   7,350,012    $  4,320,547    $  10,382,265    $   8,196,116
                                 =============    ============    =============    =============
Net earnings per share:
  Basic and diluted............  $      73,500    $     43,205    $     103,823    $      81,961
                                 =============    ============    =============    =============


     See accompanying notes to consolidated condensed financial statements.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

                      CONSOLIDATED CONDENSED BALANCE SHEET
                                  (UNAUDITED)


                                                                JUNE 30,
                                                                  2000
                                                              ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 47,355,863
  Receivables, less allowance of $1,036,724.................    59,939,866
  Inventories...............................................    14,807,025
  Deferred income taxes.....................................     5,227,000
  Other.....................................................     2,452,738
                                                              ------------
Total current assets........................................   129,782,492
Property, plant and equipment, less accumulated depreciation
  of $104,250,171...........................................   130,394,513
Other assets................................................    46,569,770
                                                              ------------
                                                              $306,746,775
                                                              ============

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable..........................................  $ 35,229,121
  Current portion of long-term debt.........................       570,514
  Accrued payroll and payroll taxes.........................     5,545,099
  Accrued insurance costs...................................     8,720,669
  Income taxes payable -- parent company....................    16,747,691
  Other.....................................................     1,643,733
                                                              ------------
Total current liabilities...................................    68,456,827
Long-term debt, less current portion........................     5,231,061
Deferred income taxes.......................................    10,092,000
Other liabilities...........................................     2,641,206
Minority interest...........................................       338,537
                                                              ------------
     Total liabilities......................................    86,759,631
Stockholder's equity:
  Common stock, par $.01; and 100 shares authorized, issued
     and outstanding........................................             1
  Additional paid-in capital................................   126,501,127
  Retained earnings.........................................    93,486,016
                                                              ------------
Total stockholder's equity..................................   219,987,144
                                                              ------------
                                                              $306,746,775
                                                              ============


     See accompanying notes to consolidated condensed financial statements.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                              ----------------------------
                                                                  2000            1999
                                                              ------------    ------------
Cash flows from operations:
Net cash provided by operations.............................  $ 25,605,182    $ (6,848,717)
Cash flows from investing activities:
  Sales of marketable securities............................     2,500,000              --
  Proceeds from sales of property, plant and equipment......       693,222       1,156,967
  Investments and acquisitions..............................   (33,515,432)    (32,426,029)
  Capital expenditures......................................   (20,856,218)    (13,206,957)
  Additions to notes receivable.............................       (85,552)       (394,972)
  Payments on notes receivable..............................       758,087         525,575
                                                              ------------    ------------
Net cash used in investing activities.......................   (50,505,893)    (44,345,416)
Cash flows from financing activities:
  Payments on long-term debt................................      (275,162)    (15,516,935)
  Contributions from parent.................................       201,609      45,372,722
                                                              ------------    ------------
Net cash (used in) provided by financing activities.........       (73,553)     29,855,787
                                                              ------------    ------------
Net decrease in cash and cash equivalents...................   (24,974,264)    (21,338,346)
Cash and cash equivalents at beginning of period............    72,330,127      65,601,870
                                                              ------------    ------------
Cash and cash equivalents at end of period..................  $ 47,355,863    $ 44,263,524
                                                              ============    ============

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

     The consolidated condensed financial statements include the accounts of Kiewit Materials Company ("KMC") and its subsidiaries (collectively, the "Company"). The Company was formed on February 2, 1999. Several affiliated operating corporations under common ownership (the "Predecessors"), each one of which is engaged in an aspect of the materials business, were combined on March 1, 1999 through a series of non monetary contributions from KMC's parent, Peter Kiewit Sons', Inc. ("Kiewit").

     All financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position and results of operations for the periods presented. The Company's accounting policies and certain other disclosures are set forth in the notes to the consolidated financial statements.


     The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year.


2. EARNINGS PER SHARE:

     Basic earnings per share have been computed using the weighted average number of shares outstanding during each period.


                                        THREE MONTHS ENDED          SIX MONTHS ENDED
                                             JUNE 30,                   JUNE 30,
                                     ------------------------   -------------------------
                                        2000          1999         2000           1999
                                     ----------    ----------   -----------    ----------
Net earnings available to common
  stockholders.....................  $7,350,012    $4,320,546   $10,382,265    $8,196,116
                                     ==========    ==========   ===========    ==========
Total number of weighted average
  shares outstanding used to
  compute basic earnings per
  share............................         100           100           100           100
                                     ==========    ==========   ===========    ==========
Net earnings
  Basic earnings per share.........  $   73,500    $   43,205   $   103,823    $   81,961
                                     ==========    ==========   ===========    ==========


3. INVENTORIES:

     Inventories consist of the following:


                                                               JUNE 30,
                                                                 2000
                                                              -----------
Raw Materials...............................................  $11,534,558
Other.......................................................    3,272,467
                                                              -----------
                                                              $14,807,025
                                                              ===========


4. COMPREHENSIVE INCOME:

     Comprehensive income includes net earnings and unrealized gains (losses) on securities and minimum pension liability adjustments.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

4. COMPREHENSIVE INCOME, CONTINUED:

     Comprehensive income for the three months and six months ended June 30, 2000 and 1999 was as follows:



                                      THREE MONTHS ENDED           SIX MONTHS ENDED
                                           JUNE 30,                    JUNE 30,
                                   ------------------------    -------------------------
                                      2000          1999          2000           1999
                                   ----------    ----------    -----------    ----------
Net earnings.....................  $7,350,012    $4,320,547    $10,382,265    $8,196,116
Other comprehensive income,
  before tax:
  Unrealized losses arising
     during period...............        (995)      (14,233)        (2,323)      (23,945)
  Minimum pension liability
     adjustment..................          --         5,986             --        11,971
  Income tax benefit related to
     items of other comprehensive
     income......................         381         3,349            889         4,969
                                   ----------    ----------    -----------    ----------
Comprehensive income.............  $7,349,398    $4,315,649    $10,380,831    $8,189,111
                                   ==========    ==========    ===========    ==========


5. ACQUISITION:

     On February 28, 1999, the Company purchased the remaining 60% of Pacific Rock Products, L.L.C., and Pacific Rock Products Trucking, L.L.C. (formerly River City Machinery L.L.C.) a materials operation operating in the Portland, Oregon area, for $40,000,000. The acquisition was accounted for by the purchase method of accounting. The excess of aggregate purchase price over fair value of identifiable assets and liabilities acquired of approximately $17,305,204 was recognized as goodwill and is being amortized over 20 years. The operating results of the remaining 60% are included in the consolidated results of operations from the date of acquisition.


     On January 3, 2000, the Company acquired 100% of the outstanding common stock and related assets of Solano Concrete Co., Inc., a materials operation operating in the Northern California area, for $30,880,432. Identifiable intangible assets related to this purchase of $15,447,711 will be amortized over their useful life of 27.5 years. There was no goodwill related to this transaction. Pro forma financial information is not presented for this acquisition because the impact is not material to the results of operations.



     The following pro forma financial information assumes the acquisitions occurred at the beginning of 1999. These results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of 1999, or the results which may occur in the future:



                                 THREE MONTHS ENDED               SIX MONTHS ENDED
                                      JUNE 30,                        JUNE 30,
                            ----------------------------    ----------------------------
                                2000            1999            2000            1999
                            ------------    ------------    ------------    ------------
Revenue...................  $127,930,873    $112,332,160    $227,470,710    $223,610,162
Net earnings..............     7,350,012       4,383,781      10,382,265       9,282,231
Net earnings per share:
  Basic and diluted.......  $     73,500    $     43,838    $    103,823    $     92,822



     During the first six months of 2000, the Company acquired the assets of various materials operations, all of which were accounted for by the purchase method and, accordingly, results of operations for the acquired

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

5. ACQUISITION, CONTINUED:


businesses have been included in the consolidated statement of income from their respective dates of acquisition. Pro forma financial information is not presented for the acquisitions because the impact is not material to the results of operations. The aggregate purchase price was $4,396,901 during 2000. Notes payable of $1,761,900 were issued in connection with the purchase. Goodwill related to one of the acquisitions was $961,901 and is being amortized over a period of 27.25 years.


6. OTHER MATTERS:

     The Company is involved in various lawsuits and claims incidental to its business. Management believes that any resulting liability, beyond that provided, should not materially affect the Company's financial position, future results of operations or future cash flows.


7. SUBSEQUENT EVENT:



     On August 4, 2000, the Company acquired 100% of the outstanding common stock and related assets of Fort Calhoun Stone Company, a limestone quarry business located in Washington County, Nebraska, for approximately $41,000,000. The acquisition will be accounted for as a purchase. The purchase price allocation will be determined when additional information becomes available.

         PACIFIC ROCK PRODUCTS, L.L.C. AND RIVER CITY MACHINERY, L.L.C.

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE


                                                              PAGES
                                                              -----
Combined Financial Statements as of December 31, 1998 and
  December 31, 1997 and for the years ended December 31,
  1998 and 1997:
Independent Auditors' Report................................  F-30
Combined Balance Sheets.....................................  F-31
Combined Statements of Income and Members' Equity...........  F-32
Combined Statements of Cash Flows...........................  F-33
Notes to Combined Financial Statements......................  F-34

Financial Statement Schedule for the two years in the period ended December 31, 1998...................................  F-39

                          INDEPENDENT AUDITORS' REPORT

To the Members
Pacific Rock Products, L.L.C. and
  River City Machinery, L.L.C.

     We have audited the accompanying combined balance sheets of Pacific Rock Products, L.L.C. and River City Machinery, L.L.C. as of December 31, 1998 and 1997, and the related combined statements of income and members' equity, and cash flows for the years then ended. We have also audited the related Schedule II Combined Valuation and Qualifying Accounts. These combined financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the combined financial statements referred to above present fairly, in all material respects, the financial position of Pacific Rock Products, L.L.C. and River City Machinery, L.L.C. as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     Also, in our opinion, the schedule referred to above presents fairly, in all material respects, the information set forth therein.

Perkins & Company, P.C.
Portland, Oregon
February 24, 1999

                       PACIFIC ROCK PRODUCTS, L.L.C. AND
                          RIVER CITY MACHINERY, L.L.C.

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                                 1998           1997
                                                              -----------    -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)........................  $ 7,085,802    $ 7,865,893
  Accounts receivable -- trade, less allowance for doubtful
     accounts of $296,136 in 1998 and $271,700 in 1997 (Note
     3).....................................................    8,117,955      9,831,538
  Accounts receivable -- related parties (Notes 3 and 6)....       70,783        562,323
  Inventories (Notes 2 and 3)...............................    1,175,963      1,876,357
  Other current assets......................................      595,656        410,219
                                                              -----------    -----------
     Total current assets...................................   17,046,159     20,546,330
PROPERTY, PLANT AND EQUIPMENT (Notes 1, 3 and 5):
  Buildings.................................................    1,414,399        978,994
  Equipment.................................................   36,310,382     31,696,135
                                                              -----------    -----------
                                                               37,724,781     32,675,129
  Less accumulated depreciation.............................   12,447,063      9,138,028
                                                              -----------    -----------
                                                               25,277,718     23,537,101
  Land and gravel deposits, net.............................   10,093,814     10,546,235
                                                              -----------    -----------
                                                               35,371,532     34,083,336
GOODWILL (Note 1)...........................................    1,032,287      1,154,935
DEPOSITS....................................................      103,160        116,666
                                                              -----------    -----------
                                                              $53,553,138    $55,901,267
                                                              ===========    ===========
LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
  Long-term debt due in one year (Note 3)...................  $ 4,411,641    $ 4,219,989
  Accounts payable -- trade.................................    1,294,481      1,453,479
  Accounts payable -- related parties (Note 6)..............       98,947        236,464
  Accrued interest..........................................      120,377        198,862
  Accrued payroll and taxes.................................      749,770      1,084,572
  Other accrued liabilities.................................      679,662        268,277
                                                              -----------    -----------
     Total current liabilities..............................    7,354,878      7,461,643
LONG-TERM DEBT -- NET OF PORTION DUE IN ONE YEAR (Note 3)...   13,434,094     18,801,817
COMMITMENTS AND CONTINGENCIES (Notes 5 and 7)
MEMBERS' EQUITY.............................................   32,764,166     29,637,807
                                                              -----------    -----------
                                                              $53,553,138    $55,901,267
                                                              ===========    ===========

            See accompanying notes to combined financial statements.

                       PACIFIC ROCK PRODUCTS, L.L.C. AND
                          RIVER CITY MACHINERY, L.L.C.

               COMBINED STATEMENTS OF INCOME AND MEMBERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                 1998           1997
                                                              -----------    -----------
REVENUES:
  Sales.....................................................  $62,760,002    $55,373,472
  Gain on sales of property and equipment...................    1,446,429        235,543
  Other.....................................................    1,022,453        623,617
                                                              -----------    -----------
                                                               65,228,884     56,232,632
COSTS AND EXPENSES:
  Cost of sales.............................................   42,485,630     38,415,384
  General and administrative................................    3,274,376      2,398,693
  Depreciation, depletion and amortization..................    3,704,762      2,901,084
  Interest..................................................    1,637,757      1,709,447
                                                              -----------    -----------
                                                               51,102,525     45,424,608
                                                              -----------    -----------
NET INCOME..................................................   14,126,359     10,808,024
MEMBERS' EQUITY, BEGINNING OF YEAR..........................   29,637,807     18,829,783
LESS DISTRIBUTIONS..........................................   11,000,000             --
                                                              -----------    -----------
MEMBERS' EQUITY, END OF YEAR................................  $32,764,166    $29,637,807
                                                              ===========    ===========

            See accompanying notes to combined financial statements.

                       PACIFIC ROCK PRODUCTS, L.L.C. AND
                          RIVER CITY MACHINERY, L.L.C.

                       COMBINED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                  1998           1997
                                                              ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 14,126,359    $10,808,024
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation, depletion and amortization...............     3,704,762      2,901,084
     Provision for bad debts................................       383,519         65,118
     Gain on sales of property and equipment................    (1,446,429)      (235,543)
     (Increase) decrease in assets:
       Accounts receivable..................................     1,821,604     (1,036,545)
       Inventories..........................................       700,394     (1,168,254)
       Other current assets and deposits....................      (165,931)        33,812
     (Decrease) increase in liabilities:
       Accounts payable and accrued expenses................      (298,417)       289,691
                                                              ------------    -----------
          Net cash provided by operating activities.........    18,825,861     11,657,387
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of property and equipment.............     1,046,585        326,044
  Purchases of property, plant and equipment................    (5,458,085)    (7,990,661)
  Purchase of goodwill......................................            --       (931,176)
                                                              ------------    -----------
          Net cash used in investing activities.............    (4,411,500)    (8,595,793)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from new long-term borrowings....................            --      8,000,000
  Principal payments on long-term debt......................    (4,194,452)    (3,779,737)
  Distributions paid........................................   (11,000,000)            --
                                                              ------------    -----------
          Net cash provided (used) by financing
            activities......................................   (15,194,452)     4,220,263
                                                              ------------    -----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........      (780,091)     7,281,857
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............     7,865,893        584,036
                                                              ------------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $  7,085,802    $ 7,865,893
                                                              ============    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $  1,716,243    $ 1,687,737
  Noncash investing and financing activities:
     Long-term debt incurred to purchase property and
       equipment............................................  $         --    $   716,413
     Long-term debt incurred to purchase goodwill...........  $         --    $   295,304
     Long-term debt repaid from proceeds from sale of
       property.............................................  $    981,619    $        --

            See accompanying notes to combined financial statements.

                       PACIFIC ROCK PRODUCTS, L.L.C. AND
                          RIVER CITY MACHINERY, L.L.C.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

     Organization -- In February 1996, Aggregate Services, Inc. (ASI) and Rock Products Leasing, Inc. (RPL), entered into an agreement with Gilbert Southern Corp. (Gilbert), an affiliate of Peter Kiewit Sons' Inc., to form two new entities, Pacific Rock Products, L.L.C. and River City Machinery, L.L.C., which are hereinafter referred to as the "Company." As part of that agreement, Gilbert has an option, in March, 2002, to offer to purchase the 60% membership interests of ASI and RPL. If Gilbert does not exercise its option, ASI and RPL have an option to offer to purchase Gilbert's 40% membership interest. Each member has the right to purchase the other member's interest by increasing the offer price by a predetermined formula. In the event Gilbert does not acquire the membership interest of ASI and RPL, it has an option to purchase certain specified real property of the Company at its then current market value.

     The members of the Company expect to enter into an agreement in February 1999 whereby an affiliate of Peter Kiewit Sons' Inc. will purchase the entire 60% membership interests of ASI and RPL.

     Nature of Operations -- Pacific Rock Products, L.L.C. produces sand and gravel, crushed rock products, asphalt and concrete mix. It operates from seven sources of supply which are owned and leased, none of which produced greater than 27% of revenues in 1998. The products are used in commercial and residential construction and in construction and maintenance of roads and utilities.

     River City Machinery, L.L.C.'s principal activity is leasing equipment to Pacific Rock Products, L.L.C.

     Basis of Accounting -- The financial statements of Pacific Rock Products, L.L.C. and River City Machinery, L.L.C. have been combined due to common business activities, intercompany transactions and common ownership. All material intercompany transactions have been eliminated in the combination.

     Cash and Cash Equivalents -- For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Concentrations of Credit Risk -- The Company grants credit to material suppliers and contractors located in southwestern Washington and northwestern Oregon. Concentration of credit risk with respect to accounts receivable is limited as the receivables are predominately secured by lien and bond rights. The Company's practice is generally to perfect these rights after 60 days.

     The Company places its cash and cash equivalents with two financial institutions located in Washington and Oregon. Cash balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1998 and 1997, the Company's cash balances exceeded the insured amounts. Cash equivalents are invested in short term prime quality repurchase agreements and are not insured by the Federal Deposit Corporation. Cash equivalents were approximately $7,303,000 and $7,436,000 at December 31, 1998 and 1997, respectively.

     Inventories -- Inventories are stated at the lower of cost or market. Cost is determined by the average cost method for gravel and rock and the first-in, first-out method for fuel.

     Property, Plant and Equipment -- Property, plant and equipment is recorded at cost. Depletion of gravel deposits is provided based on the ratio of quantities extracted during the year to total estimated quantities available. Land and gravel deposits are reported net of accumulated depletion of $2,642,246 and $2,578,597 at December 31, 1998 and 1997, respectively. Depreciation for plant and equipment is computed using the straight-line and declining balance methods over estimated useful lives of 3 to 10 years for equipment and 10 to 20 years for buildings.

                       PACIFIC ROCK PRODUCTS, L.L.C. AND
                          RIVER CITY MACHINERY, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Maintenance and repair costs are charged to current earnings. Upon disposal of assets the cost of assets and the related accumulated depreciation are removed from the accounts. Gains or losses are reflected in current earnings.

     Goodwill -- Goodwill represents the excess of the cost of acquiring an unrelated concrete business in 1997, over the fair value of net assets at the date of acquisition. Amortization for goodwill is computed using the straight-line method over 10 years. Accumulated amortization amounted to $194,193 and $71,545 at December 31, 1998 and 1997, respectively. Amortization expense charged to operations in 1998 and 1997 was $122,648 and $71,545, respectively.

     Income Taxes -- Income and losses of the Company are included in the federal and state income tax returns of its members. Accordingly, no provision is made in these financial statements for income taxes.

     Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 -- INVENTORIES

     Inventories consist of the following:

                                                         1998          1997
                                                      ----------    ----------
Gravel and rock.....................................  $1,123,967    $1,803,930
Fuel and oil........................................      51,996        72,427
                                                      ----------    ----------
                                                      $1,175,963    $1,876,357
                                                      ==========    ==========

NOTE 3 -- LONG-TERM DEBT

     Long-term debt consists of the following:

                                                               1998           1997
                                                            -----------    -----------
Notes payable to U.S. Bank through December 2001, due in
  monthly installments of $223,727 plus interest at LIBOR
  plus 2.0% (7.85% at December 31, 1998), collateralized
  by accounts receivable, inventories and equipment.......  $ 7,643,267    $10,327,990
Note payable to U.S. Bank through March 2003, due in
  monthly installments of $161,661, including interest at
  7.77%, collateralized by accounts receivable,
  inventories and equipment...............................    6,985,457      8,000,000
Notes payable to Lewis Rock and Redi-Mix through May 2007,
  due in monthly installments of $12,275 including
  interest at 8.0%, collateralized by equipment...........      900,094        972,222
Note payable to Hulit through November 2016, due in
  monthly installments of $6,835 including interest at
  7.629%, collateralized by a deed of trust on real
  property................................................      799,910        820,066

                       PACIFIC ROCK PRODUCTS, L.L.C. AND
                          RIVER CITY MACHINERY, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- LONG-TERM DEBT, CONTINUED

                                                               1998           1997
                                                            -----------    -----------
Note payable to Wilmes through November 2016, due in
  monthly installments of $5,731 including interest at 9%,
  collateralized by a second trust deed on real
  property................................................      610,884        624,030
Note and lease payable....................................           --      1,217,702
Capital lease obligation (Note 5).........................      906,123      1,059,796
                                                            -----------    -----------
                                                             17,845,735     23,021,806
Less current portion......................................    4,411,641      4,219,989
                                                            -----------    -----------
                                                            $13,434,094    $18,801,817
                                                            ===========    ===========

     As of December 31, 1998, future annual maturities of long-term debt are as follows:

1999.............................................  $4,411,641
2000.............................................   4,549,711
2001.............................................   4,659,597
2002.............................................   1,971,818
2003.............................................     617,302
Thereafter.......................................   1,635,666

     The Company has financing agreements with U.S. Bank which specify certain minimum financial ratios and tangible net worth requirements for the Company. The Company was in compliance with the financial covenants of the agreements at December 31, 1998.

     The Company has available through U.S. Bank an operating line of credit at the lesser of $2,500,000 or the sum of 80% of eligible accounts receivable plus 50% of eligible inventory, with interest at the prime rate or LIBOR borrowing rate plus 2.0%, due on demand. There were no amounts outstanding on the line of credit at December 31, 1998 and 1997.

NOTE 4 -- PENSION AND PROFIT SHARING PLANS

     Qualified defined contribution pension and profit sharing plans are maintained by the Company for all employees meeting length of service requirements except those employees that receive benefits of a retirement nature under state and federal prevailing wage laws. The pension plan provides for contributions of 5% of salaries. Contributions to the profit sharing plan are at the discretion of the managers, not to exceed the amount deductible under the Internal Revenue Code or 15% of salaries. The Company expenses pension and profit sharing costs as incurred, which amounted to $926,763 and $634,084 for 1998 and 1997, respectively.

NOTE 5 -- LEASES AND COMMITMENTS

     The Company extracts rock and sand from six leased properties. The properties are leased for terms expiring through 2015 and generally require the payment of royalties which are based on quantities extracted. The royalty agreements generally specify a minimum annual royalty and provide for increases in the royalty amount based on a variety of inflationary indexes. One lease contains a provision providing for an incentive payment of approximately $372,000 to the Company, if the property is completely mined by December 2003. The Company also leases real property for two retail outlets under noncancelable real property leases expiring through 2001. The Company is obligated under the terms of various noncancelable equipment leases expiring through 2003. The Company is also obligated under noncancelable real property leases with Freeway Land Company and Production Land Company, Inc. which call for annual payments of $103,500 plus an amount

                       PACIFIC ROCK PRODUCTS, L.L.C. AND
                          RIVER CITY MACHINERY, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5 -- LEASES AND COMMITMENTS, CONTINUED based on quantities sold through January 2004 and annual payments of $322,800 through December 2002, respectively. Certain leases contain renewal options. Other equipment and real property are leased on a month-to-month basis.

     The Company leases an asphalt plant under a long-term lease agreement classified as a capital lease. The cost of the plant as of December 31, 1998 and 1997 was $1,608,745. Accumulated amortization amounted to $686,863 and $538,102 at December 31, 1998 and 1997, respectively. The amortization of this lease, amounting to $149,033 and $149,722 for 1998 and 1997, respectively, has been included in the Company's depreciation, depletion and amortization expense.

     Future minimum lease and royalty payments are as follows:

                                                  CAPITAL      OPERATING
                                                   LEASE         LEASES      ROYALTIES
                                                 ----------    ----------    ----------
Years ending December 31,
1999...........................................  $  228,620    $1,126,839    $1,862,501
2000...........................................     228,620     1,070,473       362,500
2001...........................................     592,659       984,955       307,500
2002...........................................          --       845,412       307,500
2003...........................................          --       251,689       307,500
Thereafter.....................................          --            --     1,025,950
                                                 ----------    ----------    ----------
Total minimum lease payments required..........   1,049,899    $4,279,368    $4,173,451
                                                               ==========    ==========
Less amount representing interest..............     143,776
                                                 ----------
Present value of minimum lease payments........     906,123
Less current portion...........................     165,714
                                                 ----------
Long-term portion of capital lease
  obligation...................................  $  740,409
                                                 ==========

     Total rent and royalty expense consists of the following:

                                                                 1998          1997
                                                              ----------    ----------
Equipment rent..............................................  $2,906,280    $2,672,033
Real property rent..........................................     646,144       750,335
Rock and sand lease and royalties:
  Minimum...................................................   2,083,688     2,030,734
  Contingent................................................     702,906       688,608
                                                              ----------    ----------
                                                              $6,339,018    $6,141,710
                                                              ==========    ==========

     The Company subleases portions of its leased property under agreements expiring through 2000. Lease rentals received totaled $192,000 annually for the years ended December 31, 1998 and 1997. Future lease rentals are as follows:

1999..............................................  $168,000
2000..............................................    40,000
                                                    --------
                                                    $208,000
                                                    ========

                       PACIFIC ROCK PRODUCTS, L.L.C. AND
                          RIVER CITY MACHINERY, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6 -- RELATED PARTY TRANSACTIONS

     Accounts receivable and accounts payable -- related parties consist of amounts due from or to members and their affiliates and owners.

     Equipment and real property rents amounting to approximately $2,067,000 and $2,357,000 for the years ended December 31, 1998 and 1997, respectively, were paid to members and their affiliates and owners.

NOTE 7 -- CONTINGENCIES

     The Company is involved with two claims filed with the National Labor Relations Board and a claim filed with the Equal Employment Opportunity Commission. The Company's management does not believe that the ultimate resolution of these claims will have a material effect on its financial position, results of operations or cash flows.

     In addition, the Company, in its regular course of business, is involved in various claims and legal proceedings incidental to its normal business activities. The Company's management does not believe that the ultimate resolution of these investigations, claims and legal proceedings will have a material effect on its financial position, results of operations or cash flows.

NOTE 8 -- YEAR 2000 ISSUE (UNAUDITED)

     Like other businesses, the Company could be adversely affected if the computer systems used by its personnel, suppliers or customers do not properly process and calculate date related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" issue. Additionally, this issue could impact non-computer systems and devices such as production equipment, scales, etc. At this time, because of the complexities involved in the issue, management cannot provide assurances that the Year 2000 issue will not have an impact on the Company's operations.

                       PACIFIC ROCK PRODUCTS, L.L.C. AND
                          RIVER CITY MACHINERY, L.L.C.
                                  SCHEDULE II
                   COMBINED VALUATION AND QUALIFYING ACCOUNTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                      ADDITIONS
                                           BALANCE    CHARGED TO    AMOUNTS
                                          BEGINNING   COSTS AND    CHARGED TO               BALANCE END
                                          OF PERIOD    EXPENSES     RESERVES      OTHER      OF PERIOD
                                          ---------   ----------   ----------    --------   -----------
YEAR ENDED DECEMBER 31, 1998
Allowance for doubtful accounts.........  $271,700     $383,519    $(359,083)    $  --       $296,136

YEAR ENDED DECEMBER 31, 1997
Allowance for doubtful accounts.........  $250,000     $ 65,118    $ (43,418)    $  --       $271,700

                         INDEX TO PRO FORMA INFORMATION


                                                              PAGES
                                                              -----
Kiewit Materials Company and Subsidiaries Pro Forma
  Consolidated Condensed Statements of Earnings.............  F-42
Kiewit Materials Company and Subsidiaries Pro Forma
  Consolidated Condensed Balance Sheet......................  F-46
Notes to Kiewit Materials Company and Subsidiaries Pro Forma
  Consolidated Condensed Financial Statements...............  F-48

                        PRO FORMA FINANCIAL INFORMATION


     The pro forma financial information of Kiewit Materials Company ("KMC") has been prepared to give effect, as further described below, to the share exchange, the debenture exchange offer and the spin-off.



     The pro forma consolidated condensed statements of earnings assume that these transactions are consummated at the beginning of the indicated period. The pro forma consolidated condensed balance sheets assume that these transactions are consummated as of June 30, 2000.



     The pro forma information assumes two separate scenarios concerning the transaction. The scenarios are as follows: 100% (Scenario 1) and 50% (Scenario
2) of Peter Kiewit Sons', Inc. ("Kiewit") common stock held by KMC employees will be exchanged for KMC's common stock with an equal aggregate formula price. Each scenario also assumes that Kiewit debenture holders that are KMC employees will exchange 100% (Scenario 1) and 50% (Scenario 2) of their Kiewit debentures for KMC debentures. In both scenarios, the remaining debentures held by Kiewit employees will be exchanged for both shares of KMC common stock and reduced principal amount convertible debentures of Kiewit.



     The pro forma financial information is not intended to reflect results of operations or the financial position of KMC which actually would have resulted had these transactions been effected on the dates indicated. Moreover, the pro forma information is not intended to be indicative of future results of operations or financial position of KMC.



     The pro forma financial information should be read in conjunction with KMC's historical financial statements, and the notes thereto which are contained elsewhere herein.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

            PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)
                                  (SCENARIO 1)


                                                            SIX MONTHS ENDED JUNE 30, 2000
                                                       ----------------------------------------
                                                                     EXCHANGE OF
                                                       HISTORICAL    DEBENTURES      PRO FORMA
                                                       ----------    -----------    -----------
Revenue..............................................  $ 227,471     $        --    $   227,471
Cost of Revenue......................................   (200,367)             --       (200,367)
                                                       ---------     -----------    -----------
                                                          27,104              --         27,104
General and Administrative Expenses..................    (11,842)             --        (11,842)
                                                       ---------     -----------    -----------
Operating Earnings...................................     15,262              --         15,262
Other Income (Expense)
  Investment Income and Equity Earnings..............      2,706              --          2,706
  Interest Expense...................................     (1,282)            (27)(a)      (1,309)
  Other, net.........................................        564              --            564
                                                       ---------     -----------    -----------
                                                           1,988             (27)         1,961
                                                       ---------     -----------    -----------
Earnings before Income Taxes.........................     17,250             (27)        17,223
Provision for Income Taxes...........................     (6,868)              9(b)      (6,859)
                                                       ---------     -----------    -----------
Net Earnings.........................................  $  10,382     $       (18)   $    10,364
                                                       =========     ===========    ===========
Earnings per Share:
  Basic..............................................  $ 103,823                    $      0.30
                                                       =========                    ===========
  Diluted............................................  $ 103,823                    $      0.30
                                                       =========                    ===========
Weighted Average Shares Outstanding:
  Basic..............................................  $     100      34,554,174(c)  34,554,274
                                                       =========     ===========    ===========
  Diluted............................................  $     100      34,687,863(c)  34,687,963
                                                       =========     ===========    ===========


See accompanying notes to pro forma consolidated condensed financial statements.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

            PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)
                                  (SCENARIO 2)


                                                            SIX MONTHS ENDED JUNE 30, 2000
                                                       ----------------------------------------
                                                                     EXCHANGE OF
                                                       HISTORICAL    DEBENTURES      PRO FORMA
                                                       ----------    -----------    -----------
Revenue..............................................  $ 227,471     $        --    $   227,471
Cost of Revenue......................................   (200,367)             --       (200,367)
                                                       ---------     -----------    -----------
                                                          27,104              --         27,104
General and Administrative Expenses..................    (11,842)             --        (11,842)
                                                       ---------     -----------    -----------
Operating Earnings...................................     15,262              --         15,262
Other Income (Expense)
  Investment Income and Equity Earnings..............      2,706              --          2,706
  Interest Expense...................................     (1,282)            (13)(a)      (1,295)
  Other, net.........................................        564              --            564
                                                       ---------     -----------    -----------
                                                           1,988             (13)         1,975
                                                       ---------     -----------    -----------
Earnings before Income Taxes.........................     17,250             (13)        17,237
Provision for Income Taxes...........................     (6,868)              5(b)      (6,863)
                                                       ---------     -----------    -----------
Net Earnings.........................................  $  10,382     $        (8)   $    10,374
                                                       =========     ===========    ===========
Earnings per Share:
  Basic..............................................  $ 103,823                    $      0.31
                                                       =========                    ===========
  Diluted............................................  $ 103,823                    $      0.31
                                                       =========                    ===========
Weighted Average Shares Outstanding:
  Basic..............................................        100      33,086,340(c)  33,086,440
                                                       =========     ===========    ===========
  Diluted............................................        100      33,150,317(c)  33,150,417
                                                       =========     ===========    ===========


See accompanying notes to pro forma consolidated condensed financial statements.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

            PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)
                                  (SCENARIO 1)

                                                             YEAR ENDED DECEMBER 25, 1999
                                                       ----------------------------------------
                                                                     EXCHANGE OF
                                                       HISTORICAL    DEBENTURES      PRO FORMA
                                                       ----------    -----------    -----------
Revenue..............................................  $ 437,058     $        --    $   437,058
Cost of Revenue......................................   (374,952)             --       (374,952)
                                                       ---------     -----------    -----------
                                                          62,106              --         62,106
General and Administrative Expenses..................    (24,684)             --        (24,684)
                                                       ---------     -----------    -----------
Operating Earnings...................................     37,422              --         37,422
Other Income (Expense)
  Investment Income and Equity Earnings..............      4,496              --          4,496
  Interest Expense...................................     (1,852)            (54)(a)      (1,906)
  Other, net.........................................      1,516              --          1,516
                                                       ---------     -----------    -----------
                                                           4,160             (54)         4,106
                                                       ---------     -----------    -----------
Earnings before Income Taxes.........................     41,582             (54)        41,528
Provision for Income Taxes...........................    (15,754)             19(b)     (15,735)
                                                       ---------     -----------    -----------
Net Earnings.........................................  $  25,828     $       (35)   $    25,793
                                                       =========     ===========    ===========
Earnings per Share:
  Basic..............................................  $ 258,280                    $      0.68
                                                       =========                    ===========
  Diluted............................................  $ 258,280                    $      0.68
                                                       =========                    ===========
Weighted Average Shares Outstanding:
  Basic..............................................        100      38,084,235     38,084,335
                                                       =========     ===========    ===========
  Diluted............................................        100      38,191,779     38,191,879
                                                       =========     ===========    ===========

See accompanying notes to pro forma consolidated condensed financial statements.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

            PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)
                                  (SCENARIO 2)

                                                             YEAR ENDED DECEMBER 25, 1999
                                                       ----------------------------------------
                                                                     EXCHANGE OF
                                                       HISTORICAL    DEBENTURES      PRO FORMA
                                                       ----------    -----------    -----------
Revenue..............................................  $ 437,058     $        --    $   437,058
Cost of Revenue......................................   (374,952)             --       (374,952)
                                                       ---------     -----------    -----------
                                                          62,106              --         62,106
General and Administrative Expenses..................    (24,684)             --        (24,684)
                                                       ---------     -----------    -----------
Operating Earnings...................................     37,422              --         37,422
Other Income (Expense)
  Investment Income and Equity Earnings..............      4,496              --          4,496
  Interest Expense...................................     (1,852)            (27)(a)      (1,879)
  Other, net.........................................      1,516              --          1,516
                                                       ---------     -----------    -----------
                                                           4,160             (27)         4,133
                                                       ---------     -----------    -----------
Earnings before Income Taxes.........................     41,582             (27)        41,555
Provision for Income Taxes...........................    (15,754)             10(b)     (15,744)
                                                       ---------     -----------    -----------
Net Earnings.........................................  $  25,828     $       (17)   $    25,811
                                                       =========     ===========    ===========
Earnings per Share:
  Basic..............................................  $ 258,280                    $      0.71
                                                       =========                    ===========
  Diluted............................................  $ 258,280                    $      0.71
                                                       =========                    ===========
Weighted Average Shares Outstanding:
  Basic..............................................        100      36,344,995     36,345,095
                                                       =========     ===========    ===========
  Diluted............................................        100      36,419,015     36,419,115
                                                       =========     ===========    ===========

See accompanying notes to pro forma consolidated condensed financial statements.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                 JUNE 30, 2000

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)
                                  (SCENARIO 1)


                                                                  CASH          ISSUE
                                                HISTORICAL    CONTRIBUTION    DEBENTURES    PRO FORMA
                                                ----------    ------------    ----------    ---------
ASSETS
Current Assets:
  Cash and cash equivalents...................   $ 47,356       $50,000(a)      $1,044(b)   $ 98,400
  Marketable securities.......................         --            --             --            --
  Receivables, net............................     59,940            --             --        59,940
  Deferred income taxes.......................      5,227            --             --         5,227
  Other.......................................     17,259            --             --        17,259
                                                 --------       -------         ------      --------
Total Current Assets..........................    129,782        50,000          1,044       180,826
Property, Plant and Equipment, net............    130,395            --             --       130,395
Other Assets..................................     46,570            --             --        46,570
                                                 --------       -------         ------      --------
                                                 $306,747       $50,000         $1,044      $357,791
                                                 ========       =======         ======      ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable............................   $ 35,229       $    --         $   --      $ 35,229
  Current portion of long-term debt...........        571            --             --           571
  Accrued insurance costs.....................      8,720            --             --         8,720
  Other.......................................     23,937            --             --        23,937
                                                 --------       -------         ------      --------
Total Current Liabilities.....................     68,457            --             --        68,457
Long-term debt, less current portion..........      5,231            --            670(b)      5,901
Other liabilities.............................     12,733            --             --        12,733
Minority interest.............................        339            --             --           339
                                                 --------       -------         ------      --------
     Total Liabilities........................     86,760            --            670        87,430
Stockholder's Equity:
  Common stock................................         --            --             --            --
  Additional paid-in capital..................    126,501        50,000(a)         374(b)    176,875
  Accumulated other comprehensive income......         --            --             --            --
  Retained earnings...........................     93,486            --             --        93,486
                                                 --------       -------         ------      --------
Total Stockholder's Equity....................    219,987        50,000            374       270,361
                                                 --------       -------         ------      --------
                                                 $306,747       $50,000         $1,044      $357,791
                                                 ========       =======         ======      ========


See accompanying notes to pro forma consolidated condensed financial statements.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                 JUNE 30, 2000

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)
                                  (SCENARIO 2)


                                                                  CASH          ISSUE
                                                HISTORICAL    CONTRIBUTION    DEBENTURES    PRO FORMA
                                                ----------    ------------    ----------    ---------
ASSETS
Current Assets:
  Cash and cash equivalents...................   $ 47,356       $50,000(a)      $  522(b)   $ 97,878
  Marketable securities.......................         --            --             --            --
  Receivables, net............................     59,940            --             --        59,940
  Deferred income taxes.......................      5,227            --             --         5,227
  Other.......................................     17,259            --             --        17,259
                                                 --------       -------         ------      --------
Total Current Assets..........................    129,782        50,000            522       180,304
Property, Plant and Equipment, net............    130,395            --             --       130,395
Other Assets..................................     46,570            --             --        46,570
                                                 --------       -------         ------      --------
                                                 $306,747       $50,000         $  522      $357,269
                                                 ========       =======         ======      ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable............................   $ 35,229       $    --         $   --      $ 35,229
  Current portion of long-term debt...........        571            --             --           571
  Accrued insurance costs.....................      8,720            --             --         8,720
  Other.......................................     23,937            --             --        23,937
                                                 --------       -------         ------      --------
Total Current Liabilities.....................     68,457            --             --        68,457
Long-term debt, less current portion..........      5,231            --            335(b)      5,566
Other liabilities.............................     12,733            --             --        12,733
Minority interest.............................        339            --             --           339
                                                 --------       -------         ------      --------
     Total Liabilities........................     86,760            --            335        87,095
Stockholder's Equity:
  Common stock................................         --            --             --            --
  Additional paid-in capital..................    126,501        50,000(a)         187(b)    176,688
  Accumulated other comprehensive income......         --            --             --            --
  Retained earnings...........................     93,486            --             --        93,486
                                                 --------       -------         ------      --------
Total Stockholder's Equity....................    219,987        50,000            187       270,174
                                                 --------       -------         ------      --------
                                                 $306,747       $50,000         $  522      $357,269
                                                 ========       =======         ======      ========


See accompanying notes to pro forma consolidated condensed financial statements.

                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES

         NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF REPORTING

     The accompanying pro forma consolidated condensed financial statements of Kiewit Materials Company ("KMC") are presented based upon the historical consolidated financial statements and the notes thereto of KMC adjusted to give effect to certain elements of the share exchange, the debenture exchange offer and the spin-off. The pro forma information assumes, in two separate scenarios, that 100% (Scenario 1) and 50% (Scenario 2) of the current Kiewit shares held by KMC employees will be exchanged for shares of KMC common stock with an equal aggregate formula price. It also assumes that 100% (Scenario 1) and 50% (Scenario 2) of Kiewit debenture holders that are KMC employees will exchange their Kiewit debentures for debentures of KMC and that the remaining Kiewit debentures held by Kiewit employees will be exchanged for both shares of KMC common stock and reduced principal amount convertible debentures of Kiewit. The remaining shares of KMC's common stock will be distributed as a dividend at a pro rata basis to the Kiewit stockholders on a one-to-one ratio.

     Such pro forma financial statements should be read in conjunction with the separate historical consolidated financial statements and the notes thereto of KMC, included elsewhere herein. Such pro forma financial statements are not necessarily indicative of the future results of operations or financial position.


     Completion of the foregoing transactions has been assumed to be as of June 30, 2000 in the pro forma consolidated condensed balance sheet. In the pro forma consolidated condensed statements of earnings, completion of these transactions has been assumed to be at the beginning of the indicated period.


     The significant accounting policies followed by KMC, described in the notes to its historical consolidated financial statements included elsewhere herein, have been used in preparing the accompanying pro forma consolidated condensed financial statements.

2. STATEMENTS OF EARNINGS PRO FORMA ADJUSTMENTS

     As described in Note 1, the historical consolidated condensed statements of earnings for KMC have been adjusted to give effect to certain elements of the transactions. The adjustments made in preparation of KMC's Pro Forma Consolidated Condensed Statements of Earnings are described below:

     (a) Adjustments made to reflect an increase in interest expense due to the exchange of the Kiewit convertible debentures held by KMC's employees into KMC's convertible debentures. The interest rate used to calculate the increase in interest were the actual rates applicable to each issue of debentures as follows: 1999 issuance -- 8.25%, 1998 issuance -- 7.35% and 1997 issuance -- 8.028%.

     (b) Adjustments made to reflect the tax effect of the above adjustments.

     (c) Adjustments made to reflect the change in the number of the Company's shares and convertible debentures outstanding as a result of the transactions described in Note 1.

3. BALANCE SHEET PRO FORMA ADJUSTMENTS

     As described in Note 1, the historical consolidated condensed balance sheet of the Company has been adjusted to reflect certain elements of the transactions. The adjustments made in preparation of the Company's Pro Forma Consolidated Condensed Balance Sheet are described below:

     (a) Adjustments made to reflect the increase in cash as a result of an estimated $50 million capital contribution from Kiewit.

     (b) Adjustments made to reflect the receipt of cash for the issuance of KMC's convertible debentures exchanged for Kiewit debentures held by KMC employees.

                            KIEWIT MATERIALS COMPANY

         NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

4. EARNINGS PER SHARE

     Basic and diluted earnings per share of KMC common stock have been computed using the weighted average number of shares outstanding during each period after giving effect to common stock equivalents. Pro forma earnings per share reflect the additional shares issued in the share exchange, the debenture exchange offer and the spin-off.

                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on August 8, 2000.


                                          KIEWIT MATERIALS COMPANY

                                          By: /s/ CHRISTOPHER J. MURPHY
                                            ------------------------------------
                                            Christopher J. Murphy
                                              President and Chief Executive
                                              Officer

                                 EXHIBIT INDEX


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
     2.1      Form of Separation Agreement by and between Peter Kiewit
              Sons', Inc., Kiewit Materials Company and Kiewit
              Construction Group Inc.
     3.1*     Form of Restated Certificate of Incorporation of Kiewit
              Materials Company.
     3.2*     Form of Amended and Restated By-laws of Kiewit Materials
              Company.
     4.1*     Specimen certificate representing shares of common stock,
              par value $0.01 per share, of Kiewit Materials Company.
    10.1      Form of Tax Sharing Agreement by and between Peter Kiewit
              Sons', Inc. and Kiewit Materials Company.
    21.1*     List of Subsidiaries of Kiewit Materials Company.
    27.1      Financial Data Schedule.


---------------
* Previously filed.